04/30/2007">

SUPPLEMENT DATED April 30, 2007	Rule 424(b)(3)
(To Prospectus dated April 9, 2007)	Registration No. 333—139988

The following represents the final prospectus for the offering under the above registration statement that was declared effective on April 10, 2007.  There have been no events described under Rule 424(b) relating to the final prospectus, including additional disclosures relating to the determination of offering price, description of securities or disclosure of previously omitted information, nor has there been any substantive change from information contained in the prospectus.  The only revision to the prospectus is deletion of required advisements on the prospectus cover sheet relating to the pre-effective status of the prospectus.

Prospectus	13,569,238 Common Shares

Universal Guardian Holdings, Inc.

This prospectus relates to the offer and sale by some of our shareholders during the period in which the registration statement containing this prospectus is effective of up to 13,569,238 common shares consisting of up to:

•

7,692,306 common shares issuable by the company upon the prospective conversion of currently issued and outstanding convertible debentures at the election of the holders of those securities;

•

3,846,159 common shares issuable by the company upon the prospective exercise of currently issued and outstanding stock purchase warrants by the holders of those securities;

•

923,076 common shares issuable by the company upon the prospective exercise of currently issued and outstanding placement agents’ warrants by the holder of those warrants; and

•

1,107,697 common shares issuable by the company in connection with the prospective payment of interest on the above-referenced convertible debentures.

This offering is not being underwritten.  The common shares offered under this prospectus may be sold by the selling shareholders in the manner provided in that section of this prospectus captioned “Plan Of Distribution”. We will not receive any of the proceeds from those sales.

Our common shares trade on the NASD Over-The-Counter Bulletin Board, also called the OTCBB, under the trading symbol “UGHO”.

Please read this prospectus carefully. It describes our company, finances, products and services. Federal and state securities laws require that we include in this prospectus all the important information that you will need to make an investment decision.

______

An investment in the common shares offered for sale under this prospectus involves a high degree of risk.  You should purchase our securities only if you can afford losing your entire investment.
See “Risk Factors” beginning on page 8 of this prospectus.

______

Neither the United States Securities and Exchange Commission nor any state securities commission has approved or disapproved of the common shares offered for sale under this prospectus or the merits of that offering, or has determined that this prospectus is truthful or complete.
Any representation to the contrary is a criminal offense.

______

The date of this prospectus is April 9, 2007

TABLE OF CONTENTS
Page

PROSPECTUS SUMMARY

Business Groups

The Offering

Summary Financial Data

RISK FACTORS

Risks Relating To Our Business

Risks Relating To An Investment In Our Securities

FORWARD-LOOKING STATEMENTS

USE OF PROCEEDS

BUSINESS

Overview

Business Groups

Corporate History And Development

Markets; Competition; Product Advantages

Marketing and Distribution Strategy

Manufacturing Capacity

Research and Development

Patents and Licenses

Government Regulation

Subsidiaries

Employees

PROPERTIES

MANAGEMENT

Identity

Business Experience Of Executive Officers And Directors

Employment And Consulting Agreements With Executive Management

Executive Officer Overall Compensation Table

Executive Officer Outstanding Equity Awards Table

Structure Of Board Of Directors

Board Committees

Independence; Audit Committee Financial Expert

Director Compensation Policies

Director Overall Compensation Table

Director Outstanding Option Table

Board of Advisors

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

General

Overview

Universal Guardian Corporation; Discontinued Operations; Reverse Acquisition

Other Acquisitions

Going Concern

Results of Operations

Liquidity and Capital Resources

Off-Balance Sheet Arrangements

Critical Accounting Policies

Recent Accounting Pronouncements

LEGAL PROCEEDINGS

PRINCIPAL VOTING SHAREHOLDERS

TRANSACTIONS AND BUSINESS RELATIONSHIPS WITH MANAGEMENT AND PRINCIPAL SHAREHOLDERS

Transactions With Executive Officers, Directors And Shareholders

DESCRIPTION OF EQUITY SECURITIES

General

Universal Guardian Common Shares

Universal Guardian Preferred Shares Available for Designation

Universal Guardian Series ‘A’ Preferred Shares

UGC Series ‘A’ Preferred Shares

Debentures Convertible into Common Shares

Options And Warrants Convertible into Common Shares

EQUITY COMPENSATION PLANS

Summary Equity Compensation Plan Data

Description of Equity Compensation Plans Approved By Shareholders

Description of Equity Compensation Plans Not Approved By Shareholders

MARKET FOR EQUITY SECURITIES

Description Of Market

Dividend Policy

SELLING SHAREHOLDERS

REGISTRATION RIGHTS

PLAN OF DISTRIBUTION

Method of Sales Under This Prospectus

Sales Outside Of This Prospectus; Sales Under This Prospectus By Successors-In-Interest

Compliance With State Securities Laws

Distribution Expenses And Proceeds of Sale

Indemnification

Other Matters

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

TRANSFER AGENT

LEGAL MATTERS

EXPERTS

INDEMNIFICATION OF DIRECTORS AND OFFICERS

REPORTS TO SECURITY HOLDERS

WHERE YOU CAN FIND MORE INFORMATION

ANNUAL CONSOLIDATED FINANCIAL STATEMENTS (AUDITED)

Report of Independent Registered Public Accounting Firm

Consolidated Balance Sheet

Consolidated Statements of Operations And Other Comprehensive (Loss)

Consolidated Statement of Stockholders’ Equity (Deficit)

Consolidated Statements of Cashflow

Notes To Consolidated Financial Statements

PROSPECTUS SUMMARY

This summary highlights important information about our company and business.  Because it is a summary, it may not contain all of the information that is important to you.  To understand this offering fully, you should read this entire prospectus and the financial statements and related notes included in this prospectus carefully, including the section of this prospectus captioned “Risk Factors”. Unless the context requires otherwise, “we,” “us,” “our”, “ and the “company” and similar terms collectively refer to Universal Guardian Holdings, Inc. and our subsidiaries, while the term “Universal Holdings” refers to Universal Guardian Holdings, Inc., the Delaware corporation.

On December 3, 2002, we effected a 1 for 20 reverse stock split with respect to our common shares.  Whenever we make any reference in this prospectus to the grant or issuance of common shares or options or warrants to purchase common shares, such reference shall, for comparison purposes, be made in reference to post-reverse numbers and, in the case of options and warrants, post-reverse exercise prices, unless we state otherwise.

The Company

Universal Holdings is a holding company which provides security products, systems and services to mitigate terrorist, criminal and security threats for governments and businesses worldwide through our various operating subsidiaries, broken-down into three different operating groups—the UG Services Group, the UG Products Group, and the UG Systems Group.

Our common shares trade on the NASD Over-The-Counter Bulletin Board, also called the OTCBB, under the trading symbol “UGHO”.

Our corporate offices are located at 4695 MacArthur Court, Suite 300, Newport Beach, California 92660. Our telephone number is (949) 861-8295.

Business Groups

UG Services Group

Our service group of operating subsidiaries (collectively the “UG Services Group”), provide comprehensive risk mitigation solutions as well as tactical and strategic security services to protect commercial and government personnel and assets worldwide. These services include threat assessment, risk analysis, country risk management, business intelligence, corporate investigations, information assurance, kidnap and ransom insured services, as well as tactical security including executive and diplomatic protection.  We provide these services through various operating subsidiaries in the group which consist of Universal Guardian Services PTE, Ltd. formerly known as Secure Risks Singapore, PTE. (“UG Services”); Secure Risks, Ltd (“Secure Risks”); Universal Guardian Services, Ltd., formerly known as Secure Risks-Strategic Security Solutions International Ltd. (“SSSI”); Secure Risks Pakistan, Ltd.; and Secure Risks Asia Pacific, Ltd. The companies comprising the UG Services Group deliver services through regional branch offices located in London, Kabul, Pakistan, Hong Kong, Singapore, Dubai and Los Angeles (Newport Beach). The vast majority of our revenues from January 1, 2004 to date have been generated by the UG Services Group from operations outside of the United States.

UG Products Group

Our products group of operating subsidiaries (collectively the “UG Products Group”), focus on designing, producing and marketing non-lethal or less-lethal personal protection devices and projectiles for use by military, law enforcement, private security and consumer personal protection markets throughout the world. We have recently completed development of two products which we are currently introducing to the market. The first of these products, the Cobra StunLight™, is a heavy-duty high-intensity LED flashlight designed to provide escalating use-of-force options to the user by illuminating its target and launching a laser-aimed, ballistic stream OC (pepper spray) which causes temporarily blindness, respiratory breathing difficulty and a burning sensation of the skin that can debilitate assailants from safe stand-off distances up to 20 feet.

The second product, the Riot Defender™, is for use by law enforcement and military as a non-lethal use-of-force compliance tool for suspects and to control civil disturbances. The Riot Defender™, is a semi-automatic projectile launcher which can debilitate an assailant using its RiotBall™ proprietary and patent pending frangible projectile at an effective range of more than 50 feet. A frangible projectile is one which breaks-up upon impact, thereby reducing the risk of injury to the suspect. The Riot Defender™ is designed to have the capacity of ten projectiles in the pistol configuration, and 180 projectiles in the carbine configuration, and can be equipped with a laser-aiming device for better precision and accuracy. The device can use several projectile variants, including OC powder, marking powder and inert powder. Each projectile has a specific use ranging from temporarily incapacitating individual suspects to crowd control. We are currently developing international manufacturing, sales and marketing channels to facilitate the introduction of these products to targeted markets.

We have recently shipped the Cobra StunLight™ to several law enforcement agencies and distributors in Australia, France, Germany, Mexico, Saudi Arabia, Singapore, Turkey and the United States for testing, evaluation and purchase.  Our Mexican distributor has advised the company that the Federal Police of Mexico will be purchasing the Cobra StunLight in a state by state implementation throughout Mexico in 2007.  We have recently completed a pilot program for the Cobra StunLight™ with the Los Angeles Sheriff’s Departments, resulting in the Department approving the purchase of the Cobra StunLight™ by its deputies.  We are currently conducting a similar pilot program with the San Diego County Sheriff’s Department.

As between the various subsidiaries in the group,  Shield Defense Corporation (“SDC”) focuses on sales and marketing activities in the United States and Canada; Shield Defense Europe GmbH (“SDE”) focuses on sales and marketing activities in the European market; , and Universal Guardian Products, Ltd. (“UG Products”) focuses on supervising the manufacturing of the Cobra StunLight™ and the Riot Defender™ products, research and development activities on the Cobra StunLight™ and the Riot Defender™ products, and sales to rest of the world.

UG Systems Group

Our systems group of operating subsidiaries (collectively the “UG Systems Group”), provide proprietary integrated and interoperable asset tracking and monitoring systems for use in government and commercial global supply chain logistics, inter-modal transportation, maritime and seaport security. We are in the process of introducing to market our Total Asset Guardian™ (“TAG”) platform which provides multifaceted solutions for global asset tracking, asset visibility and data management throughout the supply chain.

The TAG platform is comprised of a proprietary software application and processes which provide secure supply chain data collection, real-time network and security monitoring and notification. The TAG platform is a scaleable system that can be deployed on a global basis.  Our TAGeasy™ e-commerce RFID label system is a subscription-based system that provides pre-printed RFID labels and delivers them to Department of Defense and retail suppliers.  Our TAGstation™ is a hosted-system designed to provide on-site RFID capability for small to medium-sized government and retail suppliers.  TAGcentral™ consists of an enterprise level software application for major international retailers and government suppliers. In addition to the revenue generated upon the licensing and/or sale of these systems, each solution provides recurring revenue based upon subscription fees.

Capitalization

As of March 27, 2007, we had issued and outstanding 52,462,842 shares of common stock (including accrued but unissued shares), 600 shares of series ’A’ convertible preferred stock, common share purchase options and warrants entitling the holders to purchase up to 24,478,975 shares of common stock, and debentures in the principal amount of $6,000,000 which are convertible into 9,230,768 common shares.  Our Universal Guardian Corporation subsidiary (“Guardian Corporation”) also had issued and outstanding 18,714 series ‘A’ preferred shares (“UGC series ‘A’ preferred shares”) held by shareholders other than Universal Holdings.  Each of these shares is convertible into either one Guardian Corporation common share (“UGC common shares”) or one Universal Holdings common share.

The Offering

This prospectus relates to the offer and sale by some of our shareholders during the period in which the registration statement containing this prospectus is effective of up to 13,569,238 common shares consisting of up to:

•

7,692,306 common shares issuable by the company upon the prospective conversion of currently issued and outstanding convertible debentures at the election of the holders of those securities;

•

3,846,159 common shares issuable by the company upon the prospective exercise of currently issued and outstanding stock purchase warrants by the holders of those securities;

•

923,076 common shares issuable by the company upon the prospective exercise of currently issued and outstanding placement agents’ warrants by the holder of those warrants; and

•

1,107,697 common shares issuable by the company in connection with the prospective payment of interest on the above-referenced convertible.

The common shares offered for sale under this prospectus may be sold by the selling shareholders on the public market, in negotiated transactions with a broker-dealer or market maker as principal or agent, or in privately negotiated transactions not involving a broker or dealer.  Information regarding the selling shareholders, the common shares they are offering to sell under this prospectus, and the times and manner in which they may offer and sell those shares is provided in the sections of this prospectus captioned “Selling Shareholders”, “Registration Rights” and “Plan of Distribution”.  We will not receive any of the proceeds from those sales.  Should the selling shareholders in their discretion exercise any of the common share purchase warrants underlying the common shares offered under this prospectus, we would, however, receive the exercise price for those warrants.  The registration of common shares pursuant to this prospectus does not necessarily mean that any of those shares will ultimately be offered or sold by the selling shareholders.

The convertible debentures and stock purchase warrants underlying the common shares offered for sale under this prospectus were issued in connection with a private placement of those securities to 43 accredited investors which closed on December 4 and 8, 2006 pursuant to which we raised $5,000,000 in gross proceeds.  Included in those warrants were placement agent’s warrants granted to the Maxim Group, LLC (“Maxim Group”) as partial compensation for acting as placement agent.  For more complete information as to this transaction, see those sections of this prospectus captioned “Management’s Discussion And Analysis Of Financial Condition And Results of Operations—Liquidity And Capital Resources” and “Registration Rights—Newly Registered Securities”.

Summary Financial Data

The following tables summarize the consolidated statements of operations and balance sheet data for our company for the periods and as of the dates indicated.

Year Ended December 31,
Consolidated Statement Of Operations Data:	2006	2005
Revenue	$ 21,840,730	$ 14,173,833
Gross profit	$ 10,775,087	$ 6,453,057
Net loss	$ (8,396,950)	$ (6,462,766)

Consolidated Balance Sheet Data:		December 31, 2006
Current assets		$ 7,461,975
Total assets		$ 16,015,823
Current liabilities		$ 3,524,590
Total liabilities		$ 4,595,839
Total stockholder’s equity		$ 11,394,720

RISK FACTORS

An investment in our common shares involves a high degree of risk and is subject to many uncertainties.  These risks and uncertainties may adversely affect our business, operating results and financial condition.  In such an event, the trading price for our common shares could decline substantially, and you could lose all or part of your investment.  In order to attain an appreciation for these risks and uncertainties, you should read this prospectus in its entirety and consider all of the information and advisements contained in this prospectus, including the following risk factors and uncertainties.

Risks Relating To Our Business

We have accumulated losses since our inception.  Our continued inability to generate revenues and profits could cause us to go out of business.

We have incurred an accumulated deficit in the amount of $24,463,040 from our inception through December 31, 2006, and continue to incur operating losses through the date of this prospectus.  While our management believes that we will attain breakeven in terms of cash inflows over outflows and ultimately profitability as a consequence of the continued anticipated growth in revenues of the UG Services Group as well as the introduction to the market of products and services which have been under development for several years, we will nevertheless continue to generate operating losses for an indefinite period of time, and cannot give you any assurance that the growth in revenues will occur as anticipated or at all or that we will attain break-even or profitability at any particular point in time or at all.  See that section of this prospectus captioned “Management’s Discussion And Analysis Of Financial Condition And Results of Operations—Liquidity And Capital Resources”.

If we are unable to raise additional working capital, we will be unable to fully fund our operations and to otherwise execute our business plan, leading to the reduction or suspension of our operations and ultimately our going out of business.

We had approximately $3,459,000 of cash on hand as of December 31, 2006 to fund our operations going forward.  Based upon projected sales estimates going forward after taking into consideration the aforesaid contemplated increased sales activities, particularly with respect to the continued introduction, promotion and marketing of our UG Products and UG Services Group products and services, we anticipate that we will need to raise an additional $2,000,000 in capital to fully execute our plan of operation over the next twelve months.  We will seek to raise the additional capital we require through the public or private sale of debt or equity securities, the procurement of advances on contracts or licenses, funding from joint-venture or strategic partners, debt financing or short-term loans, or a combination of the foregoing.  We may also seek to satisfy indebtedness without any cash outlay through the private issuance of debt or equity securities.  We currently do not have any binding commitments for, or readily available sources of, additional financing.  We cannot give you any assurance that we will be able to secure the additional cash or working capital we may require to continue our operations.  Should we be unable to raise the additional working capital required to fully execute our plan of operation over the next twelve months, or should our costs and expenses prove to be greater than we currently anticipate, or should we change our current business plan in a manner that will increase or accelerate our anticipated costs and expenses, such as through an acquisition of new products or businesses, the depletion of our working capital will be accelerated as will our need to seek further investment capital, and we may be forced to reduce or suspend our operations in the meantime.  See that section of this prospectus captioned “Management’s Discussion And Analysis Of Financial Condition And Results of Operations—Liquidity And Capital Resources”.

Our independent auditors stated in their report accompanying our consolidated financial statements for our fiscal year ended December 31, 2006 that we had incurred recurring losses and negative cash flows and we had a capital deficit, and stated that those conditions raised substantial doubt about our ability to continue as a going concern. Note 2 to our financial statements addressed management’s plans to address these concerns.  We cannot assure you that our business plans will be successful in addressing these issues.  If we cannot successfully continue as a going concern, our shareholders may lose their entire investment in our common shares.  See that section of this prospectus captioned “Management’s Discussion And Analysis Of Financial Condition And Results of Operations—Going Concern”.

Even if we are able to raise additional financing, we might not be able to obtain it on terms that are not unduly expensive or burdensome to the company or disadvantageous to our existing shareholders.

Even if we are able to raise additional cash or working capital through the public or private sale of debt or equity securities, the procurement of advances on contracts or licenses, funding from joint-venture or strategic partners, debt financing or short-term loans, or the satisfaction of indebtedness without any cash outlay through the private issuance of debt or equity securities, the terms of such transactions may be unduly expensive or burdensome to the company or disadvantageous to our existing shareholders.  For example, we may be forced to sell or issue our securities at significant discounts to market, or pursuant to onerous terms and conditions, including the issuance of preferred stock with disadvantageous dividend, voting or veto, board membership, conversion, redemption or liquidation provisions; the issuance of convertible debt with disadvantageous interest rates and conversion features; the issuance of warrants with cashless exercise features; the issuance of securities with anti-dilution provisions; and the grant of registration rights with significant penalties for the failure to quickly register.  If we raise debt financing, we may be required to secure the financing with all of our business assets, which could be sold or retained by the creditor should we default in our payment obligations.  We also might be required to sell or license our products or technologies under disadvantageous circumstances we would not otherwise consider, including granting licenses with low royalty rates and exclusivity provisions.

We will face intense competition from competitors that have greater financial, technical and marketing resources.  These competitive forces may impact our projected growth and ability to generate revenues and profits.

The market for defense, security and inventory control and tracking products and services is intensely competitive and characterized by rapidly changing technology, evolving industry standards, and price competition.  There are no substantial barriers to entry, and we expect that competition will be intense and may increase.  Many of our existing competitors may have substantially greater financial, product development, technical and marketing resources, larger customer bases, longer operating histories, better name recognition and more established relationships in the industry.  As a result, certain of these competitors may be able to develop and expand their product and service offerings more rapidly, adapt to new or emerging technologies and changes in customer requirements more quickly, take advantage of acquisition and other opportunities more readily, devote greater resources to the marketing and sale of their products and services, or aggressively reduce their sales prices below the our costs. We cannot assure you that we will be able compete successfully with existing competitors or new competitors.

We are dependent for our success on a few key executive officers.  Were we to lose one or more of these key executive officers, we would be forced to expend significant time and money in the pursuit of a replacement, which would result in both a delay in the implementation of our business plan and the diversion of working capital.

Our success depends to a critical extent on the continued efforts of services of our Chief Executive Officer, Mr. Michael J. Skellern, and to a lesser degree on the Managing Director of UG Services, Mr. Bruce Braes. Were we to lose one or more of these key executive officers, we would be forced to expend significant time and money in the pursuit of a replacement, which would result in both a delay in the implementation of our business plan and the diversion of limited working capital.  We can give you no assurance that we can find satisfactory replacements for these key executive officers at all, or on terms that are not unduly expensive or burdensome to our company.  Although Messrs. Skellern and Braes have signed employment agreements providing for their continued service to the company through September 8, 2009 and June 30, 2007, respectively, these agreements will not preclude either of these employees from leaving the company.  However, we do currently carry a key man life insurance policy on Mr. Skellern which will assist us in recouping our costs in the event of his demise.

We plan to grow very rapidly, which will place strains on our management team and other company resources to both implement more sophisticated managerial, operational and financial systems, procedures and controls and to train and manage the personnel necessary to implement those functions.  Our inability to manage our growth could impede our ability to implement our business plan.

We will need to significantly expand our operations to implement our longer-term business plan and growth strategies.  We will also be required to manage multiple relationships with various strategic partners, technology licensors, customers, manufacturers and suppliers, advertisers, consultants and other third parties.  This expansion and these expanded relationships will require us to significantly improve or replace our existing managerial, operational and financial systems, procedures and controls; to improve the communication and coordination between our various corporate functions; and to manage, train, motivate and maintain a growing and diverse employee base. The time and costs to effectuate these steps have placed a significant strain on our management personnel, systems and resources, particularly given the limited amount of financial resources and skilled employees that are available. We cannot assure you that we will institute, in a timely manner or at all, the improvements to our managerial, operational and financial systems, procedures and controls necessary to support our anticipated increased levels of operations and to coordinate our various corporate functions, or that we will be able to properly manage, train, motivate and retain our anticipated increased employee base.

We may have difficulty in attracting and retaining management and outside independent members to our board of directors as a result of their concerns relating to their increased personal exposure to lawsuits and shareholder claims by virtue of holding these positions in a publicly-held company

The directors and management of publicly traded corporations are increasingly concerned with the extent of their personal exposure to lawsuits and shareholder claims, as well as governmental and creditor claims which may be made against them, particularly in view of recent changes in securities laws imposing additional duties, obligations and liabilities on management and directors.  Due to these concerns, directors and management are also becoming increasingly concerned with the availability of directors and officers’ liability insurance to pay on a timely basis the costs incurred in defending shareholder claims.  Directors and officers liability insurance has recently become much more expensive and difficult to obtain.  If we are unable to obtain directors and officers liability insurance at affordable rates or at all, it may become increasingly more difficult to attract and retain qualified outside directors to serve on our board of directors.  The fees of directors are also rising in response to their increased duties, obligations and liabilities as well as increased exposure to such risks.  As a company with a limited operating history and limited resources, we will have a more difficult time attracting and retaining management and outside independent directors than a more established company due to these enhanced duties, obligations and liabilities.

We intend to rely upon licensees, strategic partners or third party marketing and distribution partners to provide a significant part of our marketing and sales functions for our Shield Defense products.  Should these outside parties fail to perform as expected, we will need to develop or procure other marketing and distribution channels, which would cause delays or interruptions in our product supply and result in the loss of significant sales and customers.

Except for the introduction of a consumer direct marketing campaign by our products group, we currently have limited internal sales or distribution capabilities for our products and services and will rely extensively on third-party licensees, strategic partners or third party marketing and distribution companies to perform a significant part of those functions.  As a consequence of that reliance, our ability to effectively market and distribute those products will be dependent in large part on the strength and financial condition of others, the expertise and relationships of those third-parties with customers, and the interest of those parties in selling and marketing our products.  Prospective third-party licensees, strategic partners and marketing and distribution parties may also market and distribute the products of other companies.  If our relationships with any third-party licensees, strategic partners or marketing and distribution partners were to terminate, we would need to either develop alternative relationships or develop our own internal sales and marketing forces to continue to sell those products.  Even if we are able to develop our internal sales, marketing and distribution capabilities, these efforts would require significant cash and other resources that would be diverted from other uses, if available at all, and could cause delays or interruptions in our product supply to customers, which could result in the loss of significant sales or customers.  We can give you no assurance that we will be successful in our efforts to engage licensees, strategic partners or third party marketing and distribution companies to meet our sales, marketing and distribution requirements for those products.

We intend to rely upon the third-party manufacturers or suppliers to manufacture our products and system components.  Should these manufacturers fail to perform as expected, we will need to develop or procure other manufacturing sources, which would cause delays or interruptions in our product supply and result in the loss of significant sales and customers.

We currently have no internal manufacturing capability for our products or system components, and will rely extensively on licensees, strategic partners or third party contract manufacturers or suppliers.  Should we be forced to manufacture our products, we cannot give you any assurance that we will be able to develop an internal manufacturing capability or procure third party suppliers.  Moreover, we cannot give you any assurance that any contract manufacturers or suppliers we procure will be able to supply those products in a timely or cost effective manner or in accordance with applicable domestic or foreign regulatory requirements or consistent with our specifications.

The consumer markets for some of our defense and security products are subject to foreign and domestic governmental regulation.  If we are unable to obtain regulatory approvals for the exportation and/or sale of our products at all or in a timely manner, we will not be able to grow as quickly as expected, and the loss of anticipated revenues will also reduce our ability to fully fund our operations and to otherwise execute our business plan.

We anticipate that a material portion of the revenue we expect from the sale of our Cobra StunLightTM will come from consumer markets.  We expect that a small portion of revenue will also be generated in connection with the sale of our Riot DefenderTM to the law enforcement and military markets.  Some states currently impose regulations or licensing requirements on the importation and sale or use of these products to consumers.  Many foreign jurisdictions also impose regulations or licensing requirements for the manufacture and exportation of our products.  The process of obtaining domestic and/or foreign regulatory approval could be lengthy and be very costly, if approval can be obtained at all.  If we fail to comply with these requirements, we could be subjected to enforcement actions such as an injunction to stop us from marketing the product at issue or a possible seizure of our assets.  We intend to work diligently to assure compliance with all applicable regulations that impact our business.  We can give you no assurance, however, that we will be able to obtain regulatory approval for all of our products.  We also cannot assure you that additional regulations will not be enacted in the future that would be costly or difficult to comply with.  Our inability to protect our intellectual property rights could allow competitors to use our property rights and technologies in competition against our company, which would reduce our sales.  In such an event we would not be able to grow as quickly as expected, and the loss of anticipated revenues will also reduce our ability to fully fund our operations and to otherwise execute our business plan.

We rely on a combination of patent, patent pending, copyright, trademark and trade secret laws, proprietary rights agreements and non-disclosure agreements to protect our intellectual properties.  We cannot give you any assurance that these measures will prove to be effective in protecting our intellectual properties.  We also cannot give you any assurance that our existing patents will not be invalidated, that any patents that we currently or prospectively apply for will be granted, or that any of these patents will ultimately provide significant commercial benefits.  Further, competing companies may circumvent any patents that we may hold by developing products which closely emulate but do not infringe our patents.  While we intend to seek patent protection for our products in selected foreign countries, those patents may not receive the same degree of protection as they would in the United States.  We can give you no assurance that we will be able to successfully defend our patents and proprietary rights in any action we may file for patent infringement.  Similarly, we cannot give you any assurance that we will not be required to defend against litigation involving the patents or proprietary rights of others, or that we will be able to obtain licenses for these rights.  Legal and accounting costs relating to prosecuting or defending patent infringement litigation may be substantial.

We also rely on proprietary designs, technologies, processes and know-how not eligible for patent protection.  We cannot give you any assurance that our competitors will not independently develop the same or superior designs, technologies, processes and know-how.

While we have and will continue to enter into proprietary rights agreements with our employees and third parties giving us proprietary rights to certain technology developed by those employees or parties while engaged by our company, we can give you no assurance that courts of competent jurisdiction will enforce those agreements.

Risks Relating To An Investment In Our Securities

To date, we have not paid any cash dividends and no cash dividends will be paid in the foreseeable future.

We do not anticipate paying cash dividends on our common shares in the foreseeable future, and we cannot assure an investor that funds will be legally available to pay dividends, or that even if the funds are legally available, that the dividends will be paid.

The application of the “penny stock” rules could adversely affect the market price of our common shares and increase your transaction costs to sell those shares.

As long as the trading price of our common shares is below $5 per share, the open-market trading of our common shares will be subject to the “penny stock” rules. The “penny stock” rules impose additional sales practice requirements on broker-dealers who sell securities to persons other than established customers and accredited investors (generally those with assets in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 together with their spouse).  For transactions covered by these rules, the broker-dealer must make a special suitability determination for the purchase of securities and have received the purchaser’s written consent to the transaction before the purchase. Additionally, for any transaction involving a penny stock, unless exempt, the broker-dealer must deliver, before the transaction, a disclosure schedule prescribed by the SEC relating to the penny stock market. The broker-dealer also must disclose the commissions payable to both the broker-dealer and the registered representative and current quotations for the securities. Finally, monthly statements must be sent disclosing recent price information on the limited market in penny stocks. These additional burdens imposed on broker-dealers may restrict the ability or decrease the willingness of broker-dealers to sell the common shares, and may result in decreased liquidity for our common shares and increased transaction costs for sales and purchases of our common shares as compared to other securities.

Our common shares are thinly traded, so you may be unable to sell at or near ask prices or at all if you need to sell your shares to raise money or otherwise desire to liquidate your shares.

Our common shares have historically been sporadically or “thinly-traded” on the OTCBB, meaning that the number of persons interested in purchasing our common shares at or near ask prices at any given time may be relatively small or non-existent.  This situation is attributable to a number of factors, including the fact that we are a small company which is relatively unknown to stock analysts, stock brokers, institutional investors and others in the investment community that generate or influence sales volume, and that even if we came to the attention of such persons, they tend to be risk-averse and would be reluctant to follow an unproven company such as ours or purchase or recommend the purchase of our shares until such time as we became more seasoned and viable.  As a consequence, there may be periods of several days or more when trading activity in our shares is minimal or non-existent, as compared to a seasoned issuer which has a large and steady volume of trading activity that will generally support continuous sales without a material reduction in share price.  We cannot give you any assurance that a broader or more active public trading market for our common shares will develop or be sustained, or that current trading levels will be sustained.  Due to these conditions, we can give you no assurance that you will be able to sell your shares at or near ask prices or at all if you need money or otherwise desire to liquidate your shares.

The market price for our common shares is particularly volatile given our status as a relatively unknown company with a small and thinly-traded public float, limited operating history and lack of revenues or profits to date for our newly introduced products, which could lead to wide fluctuations in our share price.  The price at which you purchase our common shares may not be indicative of the price that will prevail in the trading market.  You may be unable to sell your common shares at or above your purchase price, which may result in substantial losses to you. The volatility in our common share price may subject us to securities litigation.

The market for our common shares is characterized by significant price volatility when compared to seasoned issuers, and we expect that our share price will continue to be more volatile than a seasoned issuer for the indefinite future.  The volatility in our share price is attributable to a number of factors.  First, we have relatively few common shares outstanding in the “public float” since most of our shares are held by a small number of shareholders.  In addition, as noted above, our common shares are sporadically or thinly traded.   As a consequence of this lack of liquidity, the trading of relatively small quantities of shares by our shareholders may disproportionately influence the price of those shares in either direction.  The price for our shares could, for example, decline precipitously in the event that a large number of our common shares are sold on the market without commensurate demand, as compared to a seasoned issuer which could better absorb those sales without a material reduction in share price.  Secondly, we are a speculative or “risky” investment due to our limited operating history and lack of revenues or profits to date, and uncertainty of future market acceptance for our products.  As a consequence of this enhanced risk, more risk-adverse investors may, under the fear of losing all or most of their investment in the event of negative news or lack of progress, be more inclined to sell their shares on the market more quickly and at greater discounts than would be the case with the stock of a seasoned issuer.  Additionally, in the past, plaintiffs have often initiated securities class action litigation against a company following periods of volatility in the market price of its securities.  We may in the future be the target of similar litigation.  Securities litigation could result in substantial costs and liabilities and could divert management’s attention and resources.

The following factors may add to the volatility in the price of our common shares:  actual or anticipated variations in our quarterly or annual operating results; acceptance of our products and services as viable security and technology solutions; government regulations, announcements of significant acquisitions, strategic partnerships or joint ventures; our capital commitments; and additions or departures of our key personnel.  Many of these factors are beyond our control and may decrease the market price of our common shares, regardless of our operating performance.  We cannot make any predictions or projections as to what the prevailing market price for our common shares will be at any time, including as to whether our common shares will sustain their current market prices, or as to what effect that the sale of shares or the availability of common shares for sale at any time will have on the prevailing market price.

Our officers and directors own or control a significant portion of our outstanding common shares, giving them the ability to control or otherwise influence our management and the outcome of corporate actions requiring shareholder approval notwithstanding the overall opposition of our other shareholders.  This concentration of ownership could discourage or prevent a potential takeover of our company that might otherwise result in you receiving a premium over the market price for your common shares.

Our officers and directors currently beneficially own or control the power to vote 18.0% of our outstanding common shares as of the date of this prospectus, and could increase that percentage to 25.4% assuming they were to fully exercise their vested convertible securities.  As a consequence of their substantial stock holdings, these shareholders will have the ability to elect a majority of our board of directors, and thereby control our management. These shareholders will also have the ability to control the outcome of corporate actions requiring shareholder approval, including mergers and other changes of corporate control, going private transactions, and other extraordinary transactions.

A large number of common shares are issuable upon exercise of outstanding common share purchase options or warrants or the conversion of outstanding convertible preferred shares.  The exercise or conversion of these securities could result in the substantial dilution of your investment in terms of your percentage ownership in the company as well as the book value of your common shares.  The sale of a large amount of common shares received upon exercise of these options or warrants on the public market to finance the exercise price or to pay associated income taxes, or the perception that such sales could occur, could substantially depress the prevailing market prices for our common shares.

There are outstanding as of March 27, 2007 common share purchase options and warrants entitling the holders to purchase 24,478,975 common shares with a weighted average exercise price of $1.02 per share, of which 23,373,974 of these options or warrants are vested and currently exercisable.  There are also outstanding debentures in the principal amount of $6,000,000 which are convertible into 9,230,768 common shares at a conversion rate of $0.65 per share.  There are also outstanding (1) 600 series ‘A’ preferred shares convertible into 8 common shares, and (2) 18,714 UGC series ‘A’ preferred shares convertible into 18,714 Universal Holdings common shares based upon a $1.25 per share stated value and conversion rate.  A material portion of the options and warrants have exercise prices less than current market prices for our common shares, while a material portion of the convertible preferred shares have an as-converted cost basis approximating current market rates.  A number of these options and warrants contain full-ratchet or weighted-average anti-dilution rights, which would reduce their exercise price to the extent such provisions are operative.  A number of these options and warrants also contain net or “cashless” exercise provisions.  The existence of an exercise or cost basis in these securities less than current market rates may act as and incentive for the holder of the securities to exercise or convert the securities, and sell the shares on the public markets.  The exercise or effective conversion price for the exercise or conversion all the aforesaid convertible securities may also be less than your cost to acquire our common shares.  In the event of the exercise or conversion of these convertible securities, you could suffer substantial dilution of your investment in terms of your percentage ownership in the company as well as the book value of your common shares. In addition, the holders of the common share purchase options or warrants may sell common shares in tandem with their exercise of those options or warrants to finance that exercise, or may resell the shares purchased in order to cover any income tax liabilities that may arise from their exercise of the options or warrants.

Our issuance of additional common shares or preferred shares, or options or warrants to purchase those shares, would dilute your proportionate ownership and voting rights.  Our issuance of additional preferred shares, or options or warrants to purchase those shares, could negatively impact the value of your investment in our common shares as the result of preferential voting rights or veto powers, dividend rights, disproportionate rights to appoint directors to our board, conversion rights, redemption rights and liquidation provisions granted to the preferred shareholders, including the grant of rights that could discourage or prevent the distribution of dividends to you, or prevent the sale of our assets or a potential takeover of our company that might otherwise result in you receiving a distribution or a premium over the market price for your common shares.

We are entitled under our certificate of incorporation to issue up to 100,000,000 common and 5,000,000 “blank check” preferred shares.  Based upon the number of common shares outstanding as of March 27, 2007, we have 47,537,158 common shares available for issuance and 4,999,400 preferred shares available for issuance to meet our future equity issuance requirements, including the exercise or conversion of presently outstanding convertible securities.  Our board may generally issue those common and preferred shares, or options or warrants or convertible indebtedness to purchase those shares, without further approval by our shareholders based upon such factors as our board of directors may deem relevant at that time.  Any preferred shares we may issue shall have such rights, preferences, privileges and restrictions as may be designated from time-to-time by our board, including preferential dividend rights, voting rights, conversion rights, redemption rights and liquidation provisions.  It is likely that we will be required to issue a large amount of additional securities to raise capital to further our development and marketing plans.  It is also likely that we will be required to issue a large amount of additional securities to directors, officers, employees and consultants as compensatory grants in connection with their services, both in the form of stand-alone grants or under our various stock plans.  We cannot give you any assurance that we will not issue additional common or preferred shares, or options or warrants to purchase those shares, under circumstances we may deem appropriate at the time.

Our certificate of incorporation contains provisions that could make it more difficult for our shareholders to replace a majority of directors and obtain control of our board of directors.

Our certificate of incorporation (1) permits our board of directors to increase the size of our board to up to nine members, and to fill any vacancy created by a majority vote, (2) limits the right to call a special meeting of our shareholders to our President, Chairman of the Board, or our board of directors, and (3) limits the right to remove a director to the affirmative vote of holders of 80% of our voting securities. Pursuant to our certificate of incorporation, we also have a classified board of directors composed of three classes of directors, each class serving a staggered three year term.  These provisions make it more difficult for our shareholders to replace a majority of our directors and obtain control of our board of directors.

We are subject to the Delaware Business Combination Act, which could discourage or prevent a potential takeover of our company that might otherwise result in you receiving a premium over the market price for your common shares.

As a Delaware corporation, we are subject to the Delaware Business Combination Act which precludes a shareholder who owns 15% or more of our shares from entering into a “business combination” involving our company for a period of three years, unless (1) our board of directors approves the combination before the shareholder acquires the 15% interest; (2) the interested shareholder acquires at least 85% of our shares as part of the transaction in which he acquired the initial 15%, excluding shares owned by our officers who are also directors and voting stock held by employee benefit plans; or (3) the combination is approved by a majority vote of our board of directors and two-thirds vote of our other shareholders at a duly called shareholders’ meeting.  A “business combination” is defined as (1) a merger or consolidation requiring shareholder approval, (2) the sale, lease, pledge, or other disposition of our assets, including by dissolution, having at least 50% of the entire asset value of our company, or (3) a proposed tender or exchange offer of 50% or more of our voting stock.

The elimination of monetary liability against our directors, officers and employees under our certificate of incorporation and the existence of indemnification rights to our directors, officers and employees may result in substantial expenditures by our company and may discourage lawsuits against our directors, officers and employees.

Our certificate of incorporation contains provisions which eliminate the liability of our directors for monetary damages to our company and shareholders to the maximum extent permitted under Delaware corporate law.  Our bylaws also require us to indemnify our directors to the maximum extent permitted by Delaware corporate law.  We may also have contractual indemnification obligations under our agreements with our directors, officers and employees.  The foregoing indemnification obligations could result in our company incurring substantial expenditures to cover the cost of settlement or damage awards against directors, officers and employees, which we may be unable to recoup.  These provisions and resultant costs may also discourage our company from bringing a lawsuit against directors, officers and employees for breaches of their fiduciary duties, and may similarly discourage the filing of derivative litigation by our shareholders against our directors, officers and employees even though such actions, if successful, might otherwise benefit our company and shareholders.

FORWARD-LOOKING STATEMENTS

In this prospectus we make a number of statements, referred to as “forward-looking statements”, which are intended to convey our expectations or predictions regarding the occurrence of possible future events or the existence of trends and factors that may impact our future plans and operating results.  These forward-looking statements are derived, in part, from various assumptions and analyses we have made in the context of our current business plan and information currently available to us and in light of our experience and perceptions of historical trends, current conditions and expected future developments and other factors we believe to be appropriate in the circumstances. You can generally identify forward-looking statements through words and phrases such as “seek”, “anticipate”, “believe”, “estimate”, “expect”, “intend”, “plan”, “budget”, “project”, “may be”, “may continue”, “may likely result”, and similar expressions. When reading any forward-looking statement you should remain mindful that all forward-looking statements are inherently uncertain as they are based on current expectations and assumptions concerning future events or future performance of our company, and that actual results or developments may vary substantially from those expected as expressed in or implied by that statement for a number of reasons or factors, including those relating to:

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whether or not markets for our products develop and, if they do develop, the pace at which they develop;

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our ability to attract the qualified personnel to implement our growth strategies,

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our ability to develop sales, marketing and distribution capabilities;

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the accuracy of our estimates and projections;

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our ability to fund our short-term and long-term financing needs;

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changes in our business plan and corporate strategies; and

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other risks and uncertainties discussed in greater detail in the sections of this prospectus, including those captioned “Risk Factors” and “Management’s Discussion And Analysis Of Financial Condition And Results Of Operations”.

Each forward-looking statement should be read in context with, and with an understanding of, the various other disclosures concerning our company and our business made elsewhere in this prospectus as well as other public reports filed with the United States Securities and Exchange Commission (the “SEC”).  You should not place undue reliance on any forward-looking statement as a prediction of actual results or developments.  We are not obligated to update or revise any forward-looking statement contained in this prospectus to reflect new events or circumstances unless and to the extent required by applicable law.

USE OF PROCEEDS

The proceeds from the sale of the common shares to be sold under this prospectus will be retained by the selling shareholders, and will not be paid or remitted or otherwise made available to our company.

Included in the 13,569,238 common shares offered for sale under this prospectus, are 4,769,235 common shares issuable upon the exercise of stock purchase warrants and placement agent’s warrants having a weighted average exercise price of $0.78 per share.   In the event that the selling shareholders exercise any or all of these warrants for cash, we would be entitled to such cash proceeds.

BUSINESS

Overview

Universal Holdings is a holding company which provides security products, systems and services to mitigate terrorist, criminal and security threats for governments and businesses worldwide through our various operating subsidiaries, broken-down into three different operating groups—the UG Services Group, the UG Products Group, and the UG Systems Group.

Our common shares trade on the NASD Over-The-Counter Bulletin Board, also called the OTCBB, under the trading symbol “UGHO”.

Our corporate offices are located at 4695 MacArthur Court, Suite 300, Newport Beach, California 92660. Our telephone number is (949) 861-8295.

As of March 27, 2007, we had issued and outstanding 52,462,842 shares of common stock (including accrued but unissued shares), 600 shares of series ’A’ convertible preferred stock, common share purchase options and warrants entitling the holders to purchase up to 24,478,975 shares of common stock, and debentures in the principal amount of $6,000,000 which are convertible into 9,230,768 common shares.  Our Universal Guardian Corporation subsidiary (“Guardian Corporation”) also had issued and outstanding 18,714 series ‘A’ preferred shares (“UGC series ‘A’ preferred shares”) held by shareholders other than Universal Holdings.  Each of these shares is convertible into either one Guardian Corporation common share (“UGC common shares”) or one Universal Holdings common share.

Business Groups

UG Services Group

Our service group of operating subsidiaries (collectively the “UG Services Group”), provide comprehensive risk mitigation solutions as well as tactical and strategic security services to protect commercial and government personnel and assets worldwide. These services include threat assessment, risk analysis, country risk management, business intelligence, corporate investigations, information assurance, kidnap and ransom insured services, as well as tactical security including executive and diplomatic protection.  We provide these services through various operating subsidiaries in the group which consist of Universal Guardian Services PTE, Ltd. formerly known as Secure Risks Singapore, PTE. (“UG Services”); Secure Risks, Ltd (“Secure Risks”); Universal Guardian Services, Ltd., formerly known as Secure Risks-Strategic Security Solutions International Ltd. (“SSSI”); Secure Risks Pakistan, Ltd.; and Secure Risks Asia Pacific, Ltd. The companies comprising the UG Services Group deliver services through regional branch offices located in London, Kabul, Pakistan, Hong Kong, Singapore, Dubai and Los Angeles (Newport Beach). The vast majority of our revenues from January 1, 2004 to date have been generated by the UG Services Group from operations outside of the United States.

UG Products Group

Our products group of operating subsidiaries (collectively the “UG Products Group”), focus on designing, producing and marketing non-lethal or less-lethal personal protection devices and projectiles for use by military, law enforcement, private security and consumer personal protection markets throughout the world. We have recently completed development of two products which we are currently introducing to the market. The first of these products, the Cobra StunLight™, is a heavy-duty high-intensity LED flashlight designed to provide escalating use-of-force options to the user by illuminating its target and launching a laser-aimed, ballistic stream OC (pepper spray) which causes temporarily blindness, respiratory breathing difficulty and a burning sensation of the skin that can debilitate assailants from safe stand-off distances up to 20 feet.

The second product, the Riot Defender™, is for use by law enforcement and military as a non-lethal use-of-force compliance tool for suspects and to control civil disturbances. The Riot Defender™, is a semi-automatic projectile launcher which can debilitate an assailant using its RiotBall™ proprietary and patent pending frangible projectile at an effective range of more than 50 feet. A frangible projectile is one which breaks-up upon impact, thereby reducing the risk of injury to the suspect. The Riot Defender™ is designed to have the capacity of ten projectiles in the pistol configuration, and 180 projectiles in the carbine configuration, and can be equipped with a laser-aiming device for better precision and accuracy. The device can use several projectile variants, including OC powder, marking powder and inert powder. Each projectile has a specific use ranging from temporarily incapacitating individual suspects to crowd control. We are currently developing international manufacturing, sales and marketing channels to facilitate the introduction of these products to targeted markets.

We have recently shipped the Cobra StunLight™ to several law enforcement agencies and distributors in Australia, France, Germany, Mexico, Saudi Arabia, Singapore, Turkey and the United States for testing, evaluation and purchase.  Our Mexican distributor has advised the company that the Federal Police of Mexico will be purchasing the Cobra StunLight in a state by state implementation throughout Mexico in 2007.  We have recently completed a pilot program for the Cobra StunLight™ with the Los Angeles Sheriff’s Departments, resulting in the Department approving the purchase of the Cobra StunLight™ by its deputies.  We are currently conducting a similar pilot program with the San Diego County Sheriff’s Department.

As between the various subsidiaries in the group, Shield Defense Corporation (“SDC”) focuses on sales and marketing activities in the United States and Canada; Shield Defense Europe GmbH (“SDE”) focuses on sales and marketing activities in the European market; and Universal Guardian Products, Ltd. (“UG Products”) focuses on supervising the manufacturing of the Cobra StunLight™ and the Riot Defender™ products, research and development activities on the Cobra StunLight™ and the Riot Defender™ products, and sales to rest of the world.

UG Systems Group

Our systems group of operating subsidiaries (collectively the “UG Systems Group”), provide proprietary integrated and interoperable asset tracking and monitoring systems for use in government and commercial global supply chain logistics, inter-modal transportation, maritime and seaport security. We are in the process of introducing to market our Total Asset Guardian™ (“TAG”) platform which provides multifaceted solutions for global asset tracking, asset visibility and data management throughout the supply chain.

The TAG platform is comprised of a proprietary software application and processes which provide secure supply chain data collection, real-time network and security monitoring and notification. The TAG platform is a scaleable system that can be deployed on a global basis.  Our TAGeasy™ e-commerce RFID label system is a subscription-based system that provides pre-printed RFID labels and delivers them to Department of Defense and retail suppliers.  Our TAGstation™ is a hosted-system designed to provide on-site RFID capability for small to medium-sized government and retail suppliers.  TAGcentral™ consists of an enterprise level software application for major international retailers and government suppliers. In addition to the revenue generated upon the licensing and/or sale of these systems, each solution provides recurring revenue based upon subscription fees.

Corporate History And Development

We were originally incorporated in Delaware on August 31, 1989 under the name Guideline Capital Corporation.  After our incorporation, we engaged in the business of locating an acquisition target.  We identified and effected an acquisition when, effective September 13, 1999, pursuant to a Share Exchange and Reorganization Agreement, we acquired all the outstanding shares of Hollywood Partners, Inc., a California corporation from its parent company, Vitafort International Corporation.  As a consequence of this transaction, Vitafort acquired approximately 62.5% of our common shares, and Hollywood Partners, Inc. became our wholly owned subsidiary.  We then changed our name to Hollywood Partners.com, Inc. and, until the first quarter of 2001, engaged in the business of marketing and promoting entertainment-themed websites presenting both proprietary and sourced content. We abandoned this business in the first quarter of 2001 due to the collapse of many Internet companies and our inability to generate significant revenues. Thereafter, until mid-2002, we unsuccessfully sought to develop entertainment properties.

On October 25, 2002, in contemplation of the possible acquisition of a new business through the acquisition of a new company, our board of directors and shareholders approved a plan whereby our board was authorized, among other things, to (1) change our name to a new name selected by our board, (2) effectuate a reverse stock split in our common stock in a ratio of not less than one for ten and not more than one for thirty, as determined by our board, and (3) sell our three subsidiaries as of that date, Hollywood Partners, Inc., Avenue of the Stars Entertainment, Inc. and Hall of Fame Pro, Inc., as well as our domain name “HollywoodPartners.com.”  On December 4, 2002, we entered into a Share Exchange Agreement and Plan of Reorganization with Guardian Corporation and its shareholders pursuant to which those shareholders would exchange their common shares in Guardian Corporation for Universal Holdings common shares and acquire control of the company (the “UGC Acquisition Agreement”).  Guardian Corporation was a private company formed under the laws of Nevada on March 28, 2001 by Mr. Michael Skellern, our current Chairman of the Board, President and Chief Executive Officer, to develop security technologies, products and services for military, government and commercial markets.  Pursuant to and in anticipation of the UGC Acquisition Agreement, as subsequently amended on December 16, 2002, we: (1) effected a 1 for 20 reverse stock split on December 3, 2002 pursuant to which we reduced our outstanding common shares to 4,848,014 shares and reduced the number of common shares purchasable under our outstanding options and warrants to 1,779,875; (2) changed our name to Universal Guardian Holdings, Inc. effective December 6, 2002; and (3) issued 11,300,000 common shares to the Guardian Corporation shareholders on December 31, 2002.  Prior to the transaction, we transferred our subsidiaries and the right to use our domain name to our shareholders.  The terms of the exchange were determined by the parties on an arms-length negotiated basis.  No independent valuation was sought from a business and technology appraiser or other third party due to financial constraints.

At the time we entered into the UGC Acquisition Agreement, Guardian Corporation was owned by five shareholders, including Mr. Skellern who owned approximately 40% of Guardian Corporation’s common shares, and two series ‘A’ preferred shareholders.  As a consequence of the UGC Acquisition Agreement, we:  (1) acquired 100% of Guardian Corporation’s common shares and 92.4% of its total capital stock after taking into consideration the outstanding series ‘A’ preferred shares; and (2) the Guardian Corporation shareholders acquired approximately 70% of our outstanding common shares, and 69.1% of our total capital stock after taking into consideration 600 series ‘A’ preferred shares issued by the company prior to the acquisition which remained outstanding after the transaction.  We valued the acquisition of Guardian Corporation at $104,855 based upon the historical cost of our net liabilities assumed on the books of Guardian Corporation.

In conjunction with our acquisition of Guardian Corporation, we provided the holders of 350,000 UGC series ‘A’ preferred shares issued by Guardian Corporation the right to convert those shares into Universal Holdings common shares on a one-for-one basis, and the holders of Guardian Corporation options and warrants entitling them to purchase 2,175,000 UGC common shares were also given the right to purchase the same number of Universal Holdings common shares on the same terms. Since the shareholders of Guardian Corporation obtained control of Universal Holdings, we treated the UGC Acquisition Agreement as a recapitalization for accounting purposes, pursuant to which Universal Holdings was required, in a manner similar to reverse acquisition accounting treatment, to adopt Guardian Corporation’s historical financial statements as those of the company, including with respect to periods pre-dating the transaction.

The Guardian Corporation acquisition was brought to our attention by Mr. Nikolas Konstant, our President, chairman of the board and largest shareholder at the time, and Mr. Mark Beychok, a consultant to our company and our second largest shareholder at the time and a former chairman of the board.  Messrs. Konstant and Beychok were also managing partners of the DYDX Group of Funds, LLC (“DYDX”).  On August 15, 2002, DYDX had entered into a letter of intent with Guardian Corporation pursuant to which DYDX agreed to secure bridge financing and a capital infusion for Guardian Corporation, subject to Guardian Corporation’s agreement to consummate a reverse takeover merger into a public entity to be supplied by DYDX, and Guardian Corporation completing its acquisition of The Harbour Group, Inc.  DYDX later identified our company as the public entity for the transaction, and negotiated the terms of the share exchange on our behalf.  While Guardian Corporation agreed to compensate DYDX in warrants for its services under the letter of intent, those warrants were never paid as the result of a subsequent settlement between DYDX and Guardian Corporation.  No compensation was paid by Universal Holdings to DYDX or Messrs. Konstant or Beychok in connection with the transaction.

On August 31, 2002, three months prior to our acquisition of Guardian Corporation, Guardian Corporation acquired The Harbour Group, Inc. (“Harbour Group”) pursuant to a share exchange.  Harbour Group was a private Virginia company formed in December 2001 which provided engineering services for waterside security that was complementary to an integrated security platform under development by Guardian Corporation.  As a consequence of this transaction, Harbour Group became a wholly-owned subsidiary of Guardian Corporation, and Harbour Group’s shareholders acquired approximately 15% of Guardian Corporation’s outstanding common shares.

Prior to the acquisition by Guardian Corporation, Harbour Group was a subcontractor to Northern NEF, Inc., now known as CompuCom Federal Systems, which provided waterside security contracting services to U.S. Naval Criminal Investigative Services (“NCIS”).  This subcontract was originated and managed by the President of Harbour Group prior to Guardian Corporation’s acquisition of the company.  In February 2003, Guardian Corporation discovered a series of over-billing to the government by Harbour Group. Guardian Corporation subsequently initiated a self-disclosure regarding the over-charges to U.S. Navy officials, and credited the over-billings on its accounts to the Navy.  The President of Harbour Group was terminated on February 25, 2003.  Based upon our discussions with the U.S. Navy, we believe Guardian Corporation and the company to be in good standing with the Navy and do not anticipate any further action with respect to this matter.

On September 23, 2003 Harbour Group was notified that Northern NEF’s contract with the U.S. Navy was terminated under a Termination for Convenience of the Government provision, which in turn resulted in the termination of Harbour Group’s subcontract with Northern NEF.  This termination of Northern NEF’s contract was unrelated to the over-billing matter noted above or with the performance of Guardian

Corporation’s products and services under its subcontract with Northern NEF.  Since the termination of the subcontract with Northern NEF, we have allowed both Harbour Group and Guardian Corporation to become dormant companies, while undertaking the development of new businesses, intellectual property and products through our other subsidiaries.  Harbour Group’s and Guardian Corporation’s only business activities at this time are the collection of final amounts due under Harbour Group’s subcontract with Northern NEF and a yet undetermined settlement amount being claimed by Guardian Corporation under applicable U.S. Government Federal Acquisition Regulations.  We believe we continue to have good relations with the U.S. Navy, and ISR Systems is currently in discussions with the U.S. Navy about the use of its integrated security platform.

On January 13, 2004, we formed a new wholly-owned California subsidiary named Shield Defense Technologies, Inc. (“Shield Technologies”).  Our intent in forming Shield Technologies was to coordinate the holding of our patents, patent applications, product and technology agreements, original equipment manufacturing agreements and strategic alliance agreements in a single subsidiary, through which we would coordinate the marketing and distribution of products, and services developed or provided by our other operating subsidiaries.  These responsibilities have since been assumed by other subsidiaries, and Shield Technologies is currently inactive.

On January 22, 2004, we formed a new wholly-owned California subsidiary named Shield Defense Corporation.  Our intent in forming Shield Defense Corporation was to centralize all of our new non-lethal and less-lethal weapon and projectile development activities, products, technologies and services into one corporation.  Shield Defense Corporation now focuses on sales and marketing activities for the UG Products Group in the United States and Canada.

On February 13, 2004, we acquired Emerging Concepts, Inc. pursuant to a share exchange.  Emerging Concepts is a private California company formed in January 1987 which historically was engaged in the business of providing surveillance and reconnaissance systems, sensors and engineering services.  Emerging Concepts provided those systems and services to U.S. military and national security agencies, including the U.S. Navy, U.S. Air Force, U.S. Border Patrol, and major defense industry leaders such as Lockheed Martin, Northrop, Boeing, Raytheon, BAE and United Defense.  We agreed to issue 51,908 restricted shares, with a value of $20,000 based upon the average closing price of our common shares over the 30 day period prior to the closing, to the shareholders of Emerging Concepts, including its President, Mr. Delmar R. Kintner, in exchange for their shares in that company.  We later cancelled the issuance before delivery of the shares in lieu of a cash payment of $20,000.  The primary purpose of the acquisition was to utilize the established relationships between Emerging Concepts and the military and national security agencies and defense industry companies to market our products and technologies.  The principal asset of Emerging Concepts other than its relationships was its personnel holding secret clearances and facility clearances, which we estimated would cost more than $50,000 to procure were we to file new applications with the U.S. government for such clearances.  The terms of the share exchange were determined by the parties on an arms-length negotiated basis.  No independent valuation was sought from a business and technology appraiser or other third party due to financial constraints.  There was no relationship between Universal Holdings and Emerging Concepts and their respective officers, directors and shareholders, prior to the share exchange.  No finder’s fees or other forms of consideration were paid by Universal Holdings or Emerging Concepts or our respective officers, directors or shareholders in connection with the share exchange.  We later decided to centralize all of our more recent integrated security system development activities, products, technologies and services into this corporation, and have since changed the name of Emerging Concepts to ISR Systems Corporation (“ISR Systems”).

On July 1, 2004, we acquired our Secure Risks subsidiary.  Secure Risks was an inactive numbered limited liability company organized under the laws of the United Kingdom and Wales on December 16, 2003, that had never appointed officers or directors or conducted any business. We acquired Secure Risks as a vehicle to provide comprehensive business and governmental risk solutions and strategic security services and to acquire Secure Risks-Strategic Security Solutions International Ltd. as discussed below and continue its operations.

On July 1, 2004, Secure Risks acquired all of the shares of Secure Risks-Strategic Security Solutions International Ltd. (“SSSI”), together with its affiliated companies Strategic Security Solutions International (B.V.I.) Limited and Tag 24 Limited pursuant to a share exchange.  SSSI was a private United Kingdom and Wales limited liability company formed on September 23, 1998 which provided strategic and tactical security services to established and emerging governments, military services, multi-national corporations and high profile business and individual clients around the globe.  On December 19, 2006, we changed the name of SSSI to Universal Guardian Services, Ltd.  SSSI services include threat and vulnerability assessments, security planning and system design, executive protection and travel risk management, tactical armed security, assets in transit, crisis management, contingency planning, incident management and evacuation, executive and diplomatic protection and training, physical security training, weapons and self-defense and government training.  Pursuant to the terms of an Agreement And Plan Of Share Exchange dated June 28, 2004 and effective July 1, 2004, we issued 4,101,494 unregistered Universal Holdings common shares, with a value of $3,240,180 based upon the trading price of those shares, to SSSI’s five shareholders-employees, Messrs. Bruce M. Braes, Ian Schriek, Richard Kuhn, John Chase and Richard Lumpkin, each of whom executed agreements to perform services to Secure Risks.  The terms of the share exchange were determined by the parties on an arms-length negotiated basis.  No independent valuation was sought from a business and technology appraiser or other third party due to financial constraints.  There was no relationship between Universal Holdings, including our officers, directors and shareholders, and SSSI, including its officers, directors and shareholders, prior to the share exchange.  No finder’s fees or other forms of consideration were paid by Universal Holdings or SSSI or our respective officers, directors or shareholders in connection with the share exchange.  SSSI has since changed it corporate name to Universal Guardian Services, Ltd.

On July 7, 2004, we formed a new wholly-owned Hong Kong subsidiary named Shield Defense International Ltd.  Our intent in forming Shield Defense International was to establish an off-shore corporate entity to manage the manufacturing our new non-lethal and less-lethal weapon and projectile development activities off-shore, and to centralize all of our non-lethal and less-lethal weapon and projectile development activities, products, technologies and services in that company while retaining domestic marketing and sales activities in Shield Defense Corporation. We have since changed the name of Shield Defense International Ltd. to Universal Guardian Products, Ltd.

On April 29, 2005, Universal Guardian Products, Ltd. formed Shield Defense Europe to focus on sales in the European market.

On August 31, 2005, we entered into a Share Exchange Agreement and Plan of Reorganization pursuant to which our ISR Systems subsidiary would acquire all of the outstanding capital stock of MeiDa Information Technologies, Ltd. ("MeiDa”) from its ten shareholders.  MeiDa is a Hong Kong corporation which provides a radio frequency identification (RFID) solution offering a turn-key package that includes software, hardware, retailer integration and systems management that improves global supply chain logistics and operations and meets international RFID mandates.  Meida wholly owns MeiDa Information Technology, Ltd., Beijing, a Peoples Republic of China corporation which is a dormant subsidiary.  MeiDa’s technology consolidates multiple manufacturing sites and retailer distribution centers into one snap shot for global visibility of goods movement.  As consideration, ISR Systems agreed to pay 2,272,727 Universal Holdings common shares to MeiDa’s shareholders payable in two tranches, of which 1,000,000 shares were to be delivered at the closing on October 7, 2005, and the balance which were to be delivered on or before October 31, 2006, although we later elected to deliver these shares in January 2006.  For the transaction to be legally binding in Hong Kong, we were required to file and pay a stamp duty tax for the transfer of the MeiDa shares to the company.  As a result, we did not complete the issuance of the initial 1,000,000 shares until the stamp duty tax was filed and paid in January 2006, at which time the first issuance formally closed, the MeiDa shares were transferred to the company, and all 2,272,727 Universal Holdings common shares were issued to the former MeiDa stockholders.  The shareholders of MeiDa are

Euro China Group AG; Linkena Anstalt; Transgaria Stiftung, Vaduz; Christopher John & Alexa-Katrin Terry; Thomas Goertz; Urs Wettstein; Timo Kipp; Guenter Guest Supplies Ltd.; Roman Kainz as trustee for Hans Dieter Rompel; and Roman Kainz as trustee for Dietmar Lillig.  We valued the transaction at $3,000,000 based on the volume average weighted price (“VAWP”) of our common shares for the 15 days preceding the entering into of the Share Exchange Agreement and Plan of Reorganization.  The terms of the exchange were determined by the parties on an arms-length negotiated basis.  No independent valuation was sought from a business and technology appraiser or other third party due to financial constraints.  There was no relationship between Universal Holdings, including our officers, directors and shareholders, and MeiDa, including its officers, directors and shareholders, prior to the share exchange. No finder’s fees or other forms of consideration will be paid by Universal Holdings or MeiDa or our respective officers, directors or shareholders in connection with the share exchange.  Mr. Herbert P. Goertz has continued as a director and chief executive officer of MeiDa.  Mr. Goertz is a beneficiary of Linkena Anstalt, an irrevocable family trust established by another member of the Goertz family over which Mr. Goertz has no investment control.  Although Mr. Goertz is a beneficiary, any distributions he may receive will be made at the sole discretion of the trustee without any power of Mr. Goertz to direct such distributions to himself or to any other person.  We have since changed the name of MeiDa to Universal Guardian Systems, Ltd.

On December 16, 2005, we formed Shield Defense (Macao), Ltd. (“SDM”) under the laws of the Macao Special Administrative Region of China.  SDM is a subsidiary of UG Products and was formed for the purpose of facilitating the sale of and distribution of the products of UG Products around the world.

Markets; Competition; Product Advantages

Security Services

We provide strategic and tactical security services to established and emerging governments, military services, multi-national corporations and businesses around the globe through our UG Services subsidiaries.  These services include threat and vulnerability assessments, security planning and system design, executive protection and travel risk management, tactical armed security, assets in transit, crisis management, contingency planning, incident management and evacuation, executive and diplomatic protection and training, physical security training, weapons and self-defense training and government training.  Almost all of our revenues since June 2004 have been generated through the provision of these security services.

Cobra StunLight™

The markets for the Cobra StunLight™ are generally the military, law enforcement, private security and consumer markets which will use our products as an everyday, escalating use-of-force compliance device to debilitate suspects, assailants or prisoners, and, in the case of the consumer personal protection market, for use as a home and auto personal protection device to defend against assailants.

Competing devices presently in the market include:

•

TASER® brand conducted-energy weapons.  These products utilize compressed nitrogen to shoot two small probes up to 15 or 21 feet (21 foot cartridges sold to law enforcement and aviation security agencies only). These probes are connected to the weapon by high-voltage insulated wire. When the probes make contact with the target, the TASER® energy weapon transmits powerful electrical pulses along the wires and into the body of the target.  These weapons have been implicated in a number of deaths since their inception.  The TASER® is a specialty weapon generally used by a relatively small portion of law enforcement, military, private security and consumer markets given licensing requirements and other regulatory restrictions governing its use. The Cobra StunLightTM is a less-expensive “everyday use” multi-purpose product for those markets insofar as it can be readily carried by law enforcement or security personnel on their persons as part of their equipment (these personnel generally do not carry a TASER® with them), and the use of OC (pepper spray) is not subject to the higher level of regulation as the TASER® device.

•

The TigerLight® Non-Lethal Defense System manufactured by TigerLight, Inc.  This system is designed for one handed operation by a police officer to illuminate the suspect and subject him to OC (pepper spray), while maintaining cover with the officer’s firearm. The aerosol spray is located in the rear of the flashlight requiring a person to remove the light from a suspect before spraying.  The aerosol fog has a distance of 12-14 feet.

We believe our personal protection products will have a competitive advantage over these and other non-lethal and less-lethal devices since we can offer an array of non-lethal devices that meet law enforcement agency and mission requirements, as well as consumer needs.  We also believe we will be able to compete based on price, performance and value.  We believe our products will be more flexible than the competition and will be readily available to the police officer when needed. The Cobra StunLight™ will replace police officers’ current flashlights, and also be available to the consumer for protection at home and in automobiles.

Riot DefenderTM

The market for the Riot DefenderTM line of products are generally military and law enforcement agencies which will use the device for non-lethal use-of-force compliance for crowd and riot control.  We believe that the Riot DefenderTM and its patent pending Riot Ball non-lethal projectile, are innovative products in this market insofar as launcher flexibility in various applications and projectile performance when compared to other products currently on the market. This will give law enforcement officers and military commanders flexibility and improved performance that is not available today.

The principal competing device presently in the market is the powder-released OC (pepper powder ball) marketed by Jaycor Tactical Systems, Inc.  This product utilizes Tippmann Paintball markers to launch a standard-sized .68-inch paintball-type sphere containing OC (pepper powder).  Jaycor is positioning its company around this single OC (Pepper Ball) product and launcher.

Total Asset Guardian™ (TAG) platform

A large potential worldwide market exists for our proprietary integrated and interoperable Total Asset Guardian™ (“TAG”) software platform that enables a business to have asset visibility which incorporates RFID systems used by suppliers to retailers and governments worldwide. Our TAG platform can be used by commercial and government global supply chains to provide increased logistics efficiencies, visibility and security, including intermodal transportation and the shipment of hazardous and classified materials, controlled substances, and other high-value and sensitive goods.  Our integrated and interoperable security platforms interface with systems designed to protect military and government facilities including embassies, ports, airports, jails, prisons and border crossings, and businesses which need to protect commercial and industrial facilities such as petroleum, chemical and explosives suppliers and distributors. Competition is fragmented in the defense and security industries with solutions being offered by both large and small companies.  For example, there are small specialty system integrators who develop site-specific system designs and utilize a number of subcontractors to assemble, integrate and install these “one-off” security systems utilizing a multitude of sensor suppliers.  There are also large systems integrators such as IBM, GE and Lockheed Martin.  The TAG platform is comprised of a proprietary software application and processes which provide secure supply chain data collection and management, real-time network and security monitoring and notification.  The TAG platform is a scaleable system that can be deployed worldwide.  Our TAGstation™ is a hosted-system designed to provide on-site RFID capability for small to medium-sized government and retail suppliers.  TAGcentral™ includes an enterprise level software application for major international retailers and governments.  In addition to the revenue generated upon the sale of each solution, each solution provides recurring revenue based upon subscription fees.

Competitors in this market include IBM, GE, Savi Technologies, Tyco Corporation and Symbol Technologies.  We believe that our Total Asset Guardian™ platform comprised of our TAGeasy™, TAGstation™ and TAGcentral™ programs will have definitive competitive advantages in functionality, performance, flexibility, delivery and costs over these competitors.

Marketing and Distribution Strategy

In the case of the Cobra StunLightTM and Riot DefenderTM, we intend to manage global marketing and sales from our various regional offices and to utilize sales agents, distributors and dealers to distribute our products to military, law enforcement, commercial security and consumer distribution channels, while developing a small internal sales and marketing staff to monitor and manage those activities and to directly market and distribute our products to selected customers.  We are currently airing Cobra StunLight™ infomercials and commercials on local and national television in the United States.  We may also explore joint venture and other strategic relationships.

Marketing of our Total Asset GuardianTM platform and our TAGeasy™, TAGstation™ and TAGcentral™ programs will be sold to retailers and government suppliers worldwide by e-commerce and senior business development managers in United States and Asia.  Our managers will establish distributors, resellers and direct sales through e-commerce and national account sales as well as government contracts.

On October 1, 2006, we entered into a Joint Venture Agreement with Spheres Technologies, a Saudi Arabian company (“Spheres”), to form Universal Guardian (Saudi Arabia) to market and distribute our products, systems and services within the Kingdom of Saudi Arabia.  Spheres Technologies possesses a “Class A license” to provide security products and systems to commercial and government agencies in the Saudi Arabia.  Spheres plans to transfer existing contracts to Universal Guardian (Saudi Arabia).

We have recently entered into a Teaming Agreement with Ciber to provide international maritime and critical infrastructure with integrated security products and services.

Manufacturing Capacity

We will rely upon third party original equipment manufacturers (OEM) and/or joint-venture partners to satisfy future production as we introduce our products and systems to market.  We currently have in place an OEM contract manufacturer for the Cobra StunLightTM, and are in the process of final equipment installation and pilot production runs of our RiotBall™ non-lethal frangible projectiles used by our Riot DefenderTM.  The Riot DefenderTM will also utilize strategic manufacturing relationships with manufacturers and engineering consultants.

Our contract manufacturers are specialist contract manufacturers who produce our branded products and components to our design specifications under terms that require consistent adherence to product specifications, quality control standards and service levels.  We are currently negotiating terms and conditions that will provide for production expansion and expanded gross profit margins as sales increase.

Research and Development

Our Products and Systems Groups have been principally engaged in research and development for the past several years.  We currently conduct research and development activities either in-house or through engineering consultants.  We recorded $432,253 and $280,951 in research and development expenses in fiscal 2006 and 2005, respectively.  We have budgeted $450,000 for research and development for fiscal 2007.

Patents and Licenses

On October 30, 2003, we filed a provisional application captioned “Laser and Tear Gas Equipped Self Defense LED Flashlight” with the United States Patent and Trademark Office (“USPTO”).  This provisional application was claimed as priority in our Patent Application Serial Number 10/851,717 entitled, “Self-Defense Flashlight Equipped with an Aerosol Dispenser” (the “717 Patent”) covering the Cobra StunLightTM  and was filed by Messrs. Dennis M. Cole and Michael J. Skellern.  Messrs. Cole and Skellern have since assigned all of their rights to that application to the company.  We have received a Notice of Allowability from the USPTO in respect to the 717 Patent.  We have also filed additional patent applications relating to improvements to the 717 Patent, including U.S. patent 7,069,926B2 captioned “Flashlight and Canister Interconnection System and Method” which was approved and issued by the USPTO on July 4, 2006 (the “926 Patent”).  The remaining filed patent applications are still under review and we are responding to the office actions as appropriate as of the date of this prospectus.

The frangible projectile used with the Riot DefenderTM was originally patented by the U.S. Navy on November 14, 2000 (Patent no. 6,145,441), captioned “Frangible payload-dispensing projectile” which expires on April 2, 2018.  The U.S. Navy granted Guardian Corporation the exclusive right to sell and market projectiles using this patented technology for the life of the patent in an agreement dated November 19, 2002.  In January 2004, Guardian Corporation renewed its exclusive license to the U.S. Navy’s non-lethal frangible projectile patent for 14 years.  We are in the process of prosecuting a patent application relating to improvements to existing frangible projectile patents, which application is still under review as of the date of this prospectus.

All of our scientific personnel have executed non-disclosure agreements that reserve ownership of intellectual property with the company.  Universal Holdings and each of our subsidiaries require non-disclosure and non-circumvention agreements from all potential vendors, consultants, manufacturers, agents and employees.

Government Regulation

Every state allows the sale of OC (pepper spray) aerosol products to law enforcement agencies or military personnel without regulation or licensing, while approximately 45 states allow the sale of these products to other consumers without regulation or licensing other than limiting the quantity of chemical contained in the product.  California, for instance, has one of the most stringent state regulations, limits the sale of consumer OC (pepper spray) or CS (tear gas) aerosol products to 2.5 oz.  We are marketing two versions of the Cobra StunLightTM product that satisfy these regulations, a consumer version carrying a 2.5 oz canister and a law enforcement version that carries a larger canister.

Every state allows the sale of projectile launcher products to law enforcement agencies or military personnel without regulation or licensing, while approximately 37 states allow the sale of these products to other consumers without regulation or licensing.  Since we do not believe there will be a high level of consumer demand for our Riot DefenderTM products and have not made a determination as to whether we will enter this market, we do not consider the limitations placed on the consumer market to be material.

Subsidiaries

We directly or indirectly own the following active operating subsidiaries:   Universal Guardian Services PTE, Ltd. (formerly known as Secure Risks Singapore, PTE.); Secure Risks, Ltd.; Universal Guardian Services, Ltd. (formerly known as Secure Risks-Strategic Security Solutions International Ltd.); Secure Risk Pakistan, Ltd.; Secure Risks Asia Pacific, Ltd.; Universal Guardian Products, Ltd. (formerly known as Shield Defense International Ltd.); Shield Defense Corporation; Shield Defense Europe GmbH and ISR Systems Corporation.

Our Universal Guardian Systems, Ltd. (formerly known as MeiDa Information Technologies, Ltd.) subsidiary is currently inactive, having transferred its technology rights to ISR Systems Corporation.  Our Shield Defense Technologies, Inc. and Shield Defense (Macao) Ltd. subsidiaries are also currently inactive.  We also currently own 88.7% of the capital stock of another inactive subsidiary, Universal Guardian Corporation, which in turn owns one inactive wholly-owned subsidiary, The Harbour Group, Inc.  Secure Risks has pledged to Universal Holdings the SSSI shares owned by Secure Risks as security for intercompany loans and advances made by Universal Holdings to both of those subsidiaries.  We have recently disposed of an additional subsidiary, Secure Risks Venezuela, Ltd., for nominal consideration.

Employees

Universal Holdings and our subsidiaries currently have a staff comprised of five executive officers, three regional directors and approximately thirty employees.  We also use the services of approximately 1,500 out-sourced contract employees and consultants to provide services under various government and commercial contracts.  We anticipate that the employees and consultants currently engaged by the company will be able to handle most of our administrative, research and development, sales and marketing, and manufacturing requirements.  We believe that our employee relations are good.  None of our employees are represented by a collective bargaining unit.

PROPERTIES

Universal Holdings currently leases its principal executive offices located in Newport Beach, California, from The Irvine Company.  The lease agreement, which has a term of 36 months ending July 31, 2007, provides for the initial payment of $6,600 in base rent per month subject to annual adjustments.  We will also be obligated to reimburse the lessor for our proportionate share of any increase in building costs and property taxes over the base year of the lease.  Universal Holdings uses this space as the executive offices of all United States-based subsidiaries. There is no affiliation between Universal Holdings or any of our principals or agents and The Irvine Company or any of their principals or agents.

Our subsidiaries also maintain offices in various cities throughout the world pursuant to monthly leases or other arrangements terminable at will or upon short notice.

MANAGEMENT

Identity

The following table identifies our current executive officers and directors and their respective offices held:

Name	Age	Company	Office
Michael J. Skellern	57	Universal Guardian Holdings, Inc.	Chief Executive Officer and Class III Director
		Secure Risks Ltd.	Chairman and Director
		Universal Guardian Services, Ltd.	Director
		Shield Defense Corporation	Chairman of the Board and President
		Universal Guardian Products, Ltd.	Chairman and Director
		Shield Defense Technologies, Inc.	President, Chief Executive Officer and Chairman of the Board

		ISR Systems Corporation	Chief Executive Officer, Director
		Universal Guardian Corporation	President, Chief Executive Officer and Director
Kevin F. Pickard	43	Universal Guardian Holdings, Inc.	Interim Chief Financial Officer
		Secure Risks Ltd.	Interim Chief Financial Officer
		Universal Guardian Services, Ltd.	Interim Chief Financial Officer
		Universal Guardian Products, Ltd.	Interim Chief Financial Officer
		Shield Defense Corporation	Interim Chief Financial Officer
		Shield Defense Technologies, Inc.	Interim Chief Financial Officer
		ISR Systems Corporation	Interim Chief Financial Officer
		Universal Guardian Corporation	Interim Treasurer
Keith Winsell	39	Universal Guardian Holdings, Inc.	Vice President of Marketing
Bruce M. Braes	44	Universal Guardian Services PTE, Ltd.	Managing Director
		Universal Guardian Services, Ltd.	Managing Director
Kurt Schaerer	64	Universal Guardian Products, Ltd.	Managing Director
Herbert P. Goertz	53	ISR Systems Corporation	President, Director
		Universal Guardian Systems, Ltd.	Chief Executive Officer
Mel R. Brashears	59	Universal Guardian Holdings, Inc.	Class II Director
Michael D. Bozarth	43	Universal Guardian Holdings, Inc.	Class III Director
Kenneth A. Merchant	59	Universal Guardian Holdings, Inc.	Class I Director

All of the executive officers provide their services as executive officers on a full-time permanent basis with the exception of (1) Mr. Schaerer, who also provides outside consulting services, and (2) Mr. Pickard, who provides his services as an executive officer on a non-exclusive part-time contract basis. Mr. Pickard has been providing accounting services for Universal Holdings for the last four years.  We anticipate that Mr. Pickard will devote approximately 5-25% of his time to Universal Holdings depending upon the nature of the financial projects he is working on.

There are no family relationships between any two or more of our directors or executive officers.  There is no arrangement or understanding between any of our directors or executive officers and any other person pursuant to which any director or officer was or is to be selected as a director or officer, and there is no arrangement, plan or understanding as to whether non-management shareholders will exercise their voting rights to continue to elect the current board of directors. There are also no arrangements, agreements or understandings to our knowledge between non-management shareholders that may directly or indirectly participate in or influence the management of our affairs.

None of our directors or executive officers has, during the past five years, (1) had any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time; (2) been convicted in a criminal proceeding or subject to a pending criminal proceeding; (3) been subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities, futures, commodities or banking activities; or (4) been found by a court of competent jurisdiction (in a civil action), the SEC or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated.

Business Experience Of Executive Officers And Directors

Michael J. Skellern has served as Chief Executive Officer and a director of Universal Holdings since December 31, 2002, and as Chief Financial Officer of that corporation from August 31, 2003 to July 31, 2004.  Mr. Skellern also holds the following positions with our various subsidiaries:  (1) Chairman and Director of Secure Risks, Ltd. since July 1, 2004; (2) Director of Universal Guardian Services, Ltd. since July 1, 2004; (3) President, Chief Executive Officer, and a director of Shield Defense Corporation since January 28, 2004, and President since March 9, 2005; (4) Chairman and Director of UG Products since June 4, 2004; (5) Chairman and Director of Shield Defense Technologies since January 28, 2004; (6) Chief Executive Officer of ISR Systems Corporation from August 31, 2005 to October 7, 2005, and a director of that corporation from February 24, 2004, (7) director of Universal Guardian Corporation since March 19, 2001, President of that corporation since April 1, 2001, and Chief Executive Officer of that Corporation since April 1, 2002.

In addition to being employed by the Universal Holdings and its subsidiaries, Mr. Skellern has been President and CEO of Pacific International, Inc., since 1977.  Mr. Skellern was also President, International, BigStore.com, Inc., from October 1999 to July 2000, and its Chief Executive Officer from July 2000 to December 2000.  Prior to that, Mr. Skellern was Chief Executive Officer of Sotheby’s Premier Canadian Properties, Ltd. from March 1998 through September 1999, and President and Chief Executive Officer of Pacific International Communications from 1992 to 1997.  Mr. Skellern has previously served on the board of directors for several private companies.

Mr. Kevin F. Pickard has provided his services as our interim Chief Financial Officer since December 27, 2006 on a contract basis.  Since 1988, Mr. Pickard has been a principal officer and owner of Pickard & Green CPAs, P.C. (formerly Pickard & Company, CPA’s, P.C.), an accounting firm formed by Mr. Pickard that specializes in providing SEC accounting and other management consulting services for small to medium sized companies, including preparing required SEC filings for public companies, due diligence on potential acquisitions, preparing projections and business plans, assisting with restructuring of companies, and positioning companies for initial public offerings.  Mr. Pickard also acts as Interim Chief Financial Officer for Signalife, Inc., an AMEX listed company that manufactures heart monitors.  ., Mr. Pickard was a Partner with Singer Lewak Greenbaum & Goldstein, LLP, from 1996 to 1998, where is co-managed the firm’s securities practice group. Mr. Pickard also spent over nine years with Coopers & Lybrand, L.L.P. (currently PricewaterhouseCoopers, LLP), where he focused on the auditing companies in the insurance, high-tech and manufacturing industries.  Mr. Pickard holds a Bachelors of Science and Masters degrees in Accounting from Brigham Young University.

Keith Winsell has served as Vice President of Marketing of Universal Holdings since June 12, 2006.  For the ten years prior to that, Mr. Winsell worked for Nautilus, Inc. (NYSE:NLS), and its predecessors, including Nautilus Group, Inc., Direct Focus, Inc. and Bowflex USA.  Mr. Winsell served as Director of Marketing and Advertising for these companies over the past five years.  Prior to that, he held positions handling project management, production management, telemarketing and other marketing duties functions.

Bruce M. Braes has served as Managing Director, Strategic Security Solutions, of Secure Risks since July 2004, and Managing Director of SSSI since September 1998.  Prior positions include Intelligence Officer in Central Africa and South Africa for fifteen years with various governmental agencies.  Mr. Braes holds the ASIS International Certified Protection Professional Certification. He is a Member of the International Institute of Security as well as being a Fellow of the Security Institute.  He also possesses a Masters of Arts degree in Security Management from the University of Loughborough.

Kurt Schaerer has served as Managing Director of UG Products since May 2004.  Since 1991, Mr. Schaerer has been a consultant for international product development, contract manufacturing, sourcing and international operations, including for Cosa Libermann.  From 1991 through December 2003, Mr. Schaerer was Chief Executive Officer and a Director of EuroGroup, a purchasing agent for a consortium of European companies.  Prior to that, he worked for 35 years until 1991, when he retired, for Cosa Libermann, first as Assistant to its Managing Director, then as Director of its Consumer Goods Export Division, General Manager, and finally Director of Worldwide Corporate Development.  Mr. Schaerer also has also served on the board of a number of companies in Asia, such as Sodechanges, a subsidiary of Renault Finance, Cerberus Group Greater China, Euro China Group, and PAT, a subsidiary of the German manufacturer Rheinmetall Electronics Group and Chinese partners.

Herbert P. Goertz has served as President of ISR Systems Corporation since October 7, 2005, and as Chief Executive Officer of Universal Guardian Systems, Ltd. since October 2001.  Prior to that, Mr. Goertz was Chief Executive Officer of Host Logic, an SAP managed application service provider, from January 1999 to September 2001; Executive Vice President from June 1997 to December 1998 of Florida Internet Corporation; President from January 1990 to May 1997 of SETAC, Inc.; Director from April 1987 to December 1989 of SAP International AG, and Director from January 1976 to March 1987 of Metro International AG.  Mr. Goertz holds a bachelors degree in business administration from the Graduate School of Business Administration (GSA), Zurich, Switzerland.

Dr. Mel R. Brashears has served as an outside director of Universal Holdings since July 30, 2003.  Mr. Brashears has also been Chairman of the Board of Irvine Sensors Corporation (Nasdaq: IRSN) since March 2001, and a director of that corporation since December 2000, and has also been the Chairman and Chief Executive Officer of iNetWorks Corporation, a subsidiary of Irvine Sensors Corporation.  Previously, Mr. Brashears was Sector President and Chief Operating Officer at Lockheed Martin Corporation. He is a past Chairman, co-Chairman or director of several companies and corporations. Additionally, he served on the boards of the American Electronics Association, the California State University Foundation, and the University of Southern California’s Center for Telecommunications Management.  Mr. Brashears is an invited member of the Telecommunications Academy of Russia.  Mr. Brashears is a graduate of the University of Missouri, where he earned his bachelor’s, master’s and Ph.D. degrees in engineering, and where he also taught.  He has also attended several executive institutes including the Management Institute from Penn State University and the University of Michigan Executive Program.

Michael D. Bozarth has served as an outside director of Universal Holdings since September 1, 2005.  Mr. Bozarth has enjoyed a twenty-one year career at Accenture serving as a Managing Partner in the Financial Services Industry Practice. He has spent his career in strategy, planning and the implementation of large scale infrastructure programs and became a full equity partner in 1996.  From 1998 to 1999 Mr. Bozarth was responsible for the largest network infrastructure program ever completed by Accenture.  Mr. Bozarth also served as a Client Relationship Partner and Select Quality Review Partner at several key clients in North America and abroad.  His clients are both domestic and international including some of the largest retail banks, lenders, and credit card companies in the world. From 2000 to 2002, he was responsible for Accenture’s largest consulting services engagement in their Financial Services Practice.  In 2003, Mr. Bozarth was admitted to the Global Leadership Council and awarded “Diamond Client Partner” status at Accenture. The latter honor recognized his client relationships and business contributions to be among the top 15 partners out of 2,500 partners worldwide.  In 2003 to 2004, Mr. Bozarth was in charge of the Banking Industry Practice in North America.  In this role he was responsible for the strategy and go-to-market approach for this practice.  From 2004 to 2005, Mr. Bozarth continued his leadership role at Accenture by focusing exclusively on managing deal teams that shaped and negotiated Accenture’s largest business contracts and acquisitions.  Mr. Bozarth graduated from the University of Southern California in 1984 with a Bachelors of Science degree in Computer Science Engineering. Mr. Bozarth actively represented Accenture in the American Banker Association and the Mortgage Banker Association of America. He also serves on the Board of the University of Southern

California Associates for the Marshall School of Business and MRE, Inc., a real estate development company.

Kenneth A. Merchant has served as an outside director of Universal Holdings since June 22, 2006.  Mr. Merchant holds the Deloitte & Touche LLP Chair of Accountancy at the University of Southern California and is currently teaching in USC's Executive MBA, MBA and undergraduate accounting programs. Previously Mr. Merchant served as Senior Associate Dean-Corporate Programs in USC’s Marshall School of Business (2003-04) and as Dean of USC’s Leventhal School of Accounting (1994-2001). Professor Merchant is also a research professor (part-time) at the University of Maastricht (the Netherlands). Before joining USC in 1990, Professor Merchant previously taught at Harvard University (1978-1990) and the University of California (Berkeley) (1976-77).  Earlier in his career, Professor Merchant was a department controller at Texas Instruments, Inc. and a senior consultant with Ernst & Ernst (now Ernst & Young). Professor Merchant has also worked as a freelance consultant/teacher for many organizations, including Amgen, Arco, AT&T, British Airways, Campbell Soup, Digital Equipment, IBM, McGraw-Hill, Novellus Systems, Philip Morris International, Tektronix, Toyota U.S.A., and World Bank.  Professor Merchant’s current research projects are focused on various issues related to the design and effects of performance measurement/evaluation/incentive systems and corporate governance systems.  Professor Merchant has published eight books, including Accounting: Text and Cases (2004), Management Control Systems: Performance Measurement, Evaluation and Incentives (2003), Rewarding Results: Motivating Profit Center Managers (1989), and Fraudulent and Questionable Financial Reporting: A Corporate Perspective (1987), as well as numerous journal articles and teaching cases. Professor Merchant won the American Accounting Association's (AAA’s) awards for Notable Contributions to both the Behavioral Accounting (2004) and Management Accounting Literatures (1991-92), the AAA Outstanding Service Award (2003), and the Institute of Management Accountants’ Lybrand Gold Medal Award (best paper of the year published in Management Accounting) (1989-90).  Professor Merchant is currently a member of the editorial boards of eight academic journals and has served as president of three AAA sections: Accounting Program Leadership Group; Management Accounting; and Accounting, Behavior and Organizations. He is a current member of two committees of the American Institute of Certified Public Accountants (AICPA): the Business and Industry Executive Committee and the Private Company Enhanced Business Reporting Task Force.  Professor Merchant is a graduate of Union College (BA), Columbia University (MBA), and the University of California, Berkeley (PhD) and is a Certified Public Accountant (Texas).

Employment And Consulting Agreements With Executive Management

Summarized below are executory employment or consulting agreements that we have entered into with our current executive management.

Michael J. Skellern

Mr. Skellern is currently employed as President and Chief Executive Officer of Universal Holdings pursuant to the terms of an executive employment agreement entered into effective September 8, 2004.  The essential terms of the employment agreement are as follows:

•

Mr. Skellern is employed under the agreement for an initial five-year initial term.  After the initial term, the agreement renews automatically for successive three-year terms, unless either Mr. Skellern or Universal Holdings provides at least one month notice prior to the expiration of the pending term of their election not to renew.

•

Mr. Skellern’ compensation under the agreement consists of an initial base salary of $296,570 per year, subject to annual increases as determined by our board of directors, but at least 15% on each anniversary date.  Effective as of September 8, 2006, Mr. Skellern’s most recent anniversary date under his employment agreement, this amount was increased to $394,153.

•

Mr. Skellern is entitled to an automobile allowance of not less than $975 per month.

•

Universal Holdings is required to pay the insurance premium for a $1,000,000 life insurance policy on Mr. Skellern for the benefit of his family.  These premiums are currently $2,525 per month.

The employment agreement may be terminated by Universal Holdings for “cause” (as that term is defined in the agreement) or by Mr. Skellern without “good reason” or upon Mr. Skellern’s death or disability, in which event all payments under the agreement shall lapse upon termination.  In the event of termination of the agreement by (1) the company other than by reason death, disability or “cause”, or (2) by Mr. Skellern for “good reason”, then Mr. Skellern shall be entitled as severance pay to receive the payment of base compensation through September 8, 2009, and all unvested options shall fully vest.  In addition to a default by the company under the employment agreement, the term “good reason” is defined to include (1) any reduction in Mr. Skellern’s annual base compensation or bonus; (2) any material reduction in Mr. Skellern’s overall compensation opportunity; (3) any material reduction in Mr. Skellern’s primary duties and responsibilities from the level in effect as of the beginning of the term of the agreement; (4) any material reduction in the level of Mr. Skellern’s direct reporting relationship from the level in effect as of the beginning of the term of the Agreement; (5) the relocation of Mr. Skellern’s principal work location to a location that is greater than 75 miles from Newport Coast, California; and (6) a change in control of the company.  For purposes of the foregoing, a change of control shall occur in the event Mr. Skellern is no longer employed as either President or Chief Executive Officer of the company or in the event there is a change in the majority of the composition of the board of directors of the company as of the date of the agreement.

On December 22, 2003, Universal Holdings granted Mr. Skellern, as additional compensation for the provision of his services as President and Chief Executive Officer, common share purchase option entitling him to purchase 500,000 Universal Holding common shares at the price of $0.12 per share, reflecting the fair market value of the shares as of the date of grant.  One-half of these options vested upon grant, with the balance vesting on the first anniversary date of grant.  These options lapse to the extent unexercised on December 22, 2008.

On September 8, 2004, Universal Holdings granted Mr. Skellern, as additional compensation for the provision of his services as President and Chief Executive Officer, common share purchase option entitling him to purchase 500,000 Universal Holding common shares at the price of $0.52 per share, reflecting the fair market value of the shares as of the date of grant.  One-half of these options vested upon grant, with the balance vesting on January 1, 2005.  These options lapse to the extent unexercised on September 7, 2009.

On August 8, 2005, Universal Holdings granted to Mr. Skellern, as additional compensation for the provision of his services as President and Chief Executive Officer, common share purchase option entitling him to purchase 500,000 Universal Holding common shares at the price of $1.14 per share, reflecting the fair market value of the shares as of the date of grant.  The options vest on September 8, 2005, and lapse to the extent unexercised on August 7, 2015.

On May 24, 2006, Universal Holdings granted to Mr. Skellern, as additional compensation for the provision of his services as President and Chief Executive Officer, common share purchase option entitling him to purchase 300,000 Universal Holding common shares at the price of $0.84 per share, reflecting the fair market value of the shares as of the date of grant.  The options vest on September 8, 2006, and lapse to the extent unexercised on May 24, 2016.

On August 28, 2006, Universal Holdings granted to Mr. Skellern, as additional compensation for the provision of his services as President and Chief Executive Officer, common share purchase option entitling him to purchase 200,000 Universal Holding common shares at the price of $0.84 per share, reflecting the fair market value of the shares as of the date of grant.  The options vest on September 8, 2006, and lapse to the extent unexercised on August 28, 2016.

The above compensation is received by Mr. Skellern in his capacity as an executive officer.  Mr. Skellern does not receive compensation as a director of Universal Holdings.

Kevin F. Pickard, Interim Chief Financial Officer

Mr. Pickard was retained on December 27, 2006, as our interim Chief Financial Officer of Universal Holdings.  Mr. Pickard, who has provided outside accounting and financial services to the company for the past four years, will be paid a $7,500 per monthly consulting fee for acting as interim Chief Financial Officer.  The arrangement may be terminated by either party at any time.  On January 5, 2007, as an inducement for acting as our interim Chief Financial Officer, we granted to Mr. Pickard a common share purchase option entitling him to purchase 100,000 Universal Holding common shares at the price of $0.79 per share, reflecting the fair market value of the shares as of the date of grant.  These options vest in two equal quarterly tranches commencing January 5, 2007, and lapse to the extent unexercised on January 5, 2012.

Keith Winsell

Mr. Keith Winsell  is employed as our Vice President of Marketing pursuant to the terms of a three-year employment agreement with an effective date of June 12, 2006.  The essential terms of the employment agreement are as follows.

•

Mr. Winsell is currently entitled to compensation of $97,500 per year.

•

Mr. Winsell is entitled to receive a bonus from a bonus pool to be created based certain performance criteria.

•

As an inducement for Mr. Winsell’s employment, he was granted a common share purchase option entitling him to purchase over four years 100,000 Universal Holding common shares at the price of $0.90 per share, reflecting the fair market value of the shares as of the date of grant.  The options vest in equal installments on the first through third anniversary dates of employment, and lapse to the extent unexercised five years from the date of grant.

•

In the event of termination without cause, the company will pay Mr. Winsell one month severance pay.

The employment agreement may be terminated by Universal Holdings for “cause” (as that term is defined in the agreement) or upon Mr. Winsell’s death or disability, in which event all payments under the agreement shall lapse upon termination.  In the event of termination of the agreement by the company other than by reason death, disability or “cause”, then Mr. Winsell shall be entitled to one month’s salary as severance pay.

Bruce M. Braes

Mr. Braes was employed as Managing Director of Secure Risks under a service agreement with that company dated June 17, 2004.  The service agreement has an initial term of three years, although it is terminable by either party upon 90 days prior notice following the first anniversary date of the agreement.  The essential terms of the service agreement are as follows:

•

Mr. Braes is entitled to annual compensation of £100,000 per year.

•

Mr. Braes is entitled to be paid a discretionary bonus as determined by Secure Risks’ board of directors.  Currently, Mr. Braes participates with the other employees of Secure Risks in a bonus pool.

The service agreement provides for early termination in the case of Mr. Braes’ death or disability, Mr. Braes’ termination by Secure Risks for “cause” as that term is defined in the agreement; or Mr. Braes’ termination of employment for “good reason” as that term is defined in the agreement. In the event of Mr. Braes’ termination of employment without cause, or should Secure Risks change Mr. Braes’ duties as Managing Director or in the event of a change in control, then Secure Risks shall pay him the balance of amounts due under the contract, shall continue to provide any previously provided life insurance and health insurance coverage for an additional sixteen months, and shall also provide him with outplacement services.

As additional compensation for Mr. Braes’ employment, Secure Risks also granted him a common share purchase option entitling him to purchase 50,000 Universal Holding common shares at the price of $0.79 per share, reflecting the fair market value of the shares as of the date of grant, vesting over three years.

On August 8, 2005, Universal Holdings granted to Mr. Braes, as additional compensation for the provision of his services as Managing Director of Secure Risks, common share purchase option entitling him to purchase 100,000 Universal Holding common shares at the price of $1.14 per share, reflecting the fair market value of the shares as of the date of grant.  The options vest in two equal trances on December 16, 2005 and June 16, 2006, and lapse to the extent unexercised on August 7, 2015.

Kurt Schaerer

Mr. Kurt Schaerer has been employed by Universal Guardian Products, Ltd. through Mr. Schaerer’s consulting company, Dipro Asia Pacific Ltd, on an “at will” basis since May 1, 2004.  As compensation for the provision of Mr. Schaerer’s services, we are currently compensating Mr. Schaerer at the rate of $144,000 per year.  We have also granted to Mr. Schaerer a common share purchase option entitling him to purchase over five years 150,000 Universal Holding common shares at the price of $1.04 per share, reflecting the fair market value of the shares as of the date of grant.  One-half of the options vest upon the first anniversary of Mr. Schaerer’s employment, while the balance vest on the second anniversary.

Herbert P. Goertz

Mr. Goertz is employed as President of ISR System under an executive employment agreement with that company dated October 7, 2005.  The essential terms of the employment agreement are as follows:

•

Mr. Goertz is employed under the agreement for an initial 42 month initial term.  After the initial term, the agreement renews automatically for successive one-year terms, unless either Mr. Goertz or Universal Holdings provides at least one month notice prior to the expiration of the pending term of their election not to renew.

•

Mr. Goertz’s compensation under the agreement consists of an initial base salary of $198,000 per year, subject to annual increases as determined by Universal Holdings.

•

Mr. Goertz is entitled to an automobile allowance of not less than $650 per month.

•

Mr. Goertz will also be entitled to share, with other employees of ISR Systems and its subsidiary, in a cash and option bonus plan to be established based upon gross margin and revenue targets.

The employment agreement may be terminated by Universal Holdings for “cause” (as that term is defined in the agreement) or by Mr. Goertz without “good reason” or upon Mr. Goertz’s death or disability, in which event all payments under the agreement shall lapse upon termination.  In the event of termination of the agreement by (1) the company other than by reason death, disability or “cause”, or (2) by Mr. Goertz for “good reason”, then Mr. Goertz shall be entitled as severance pay to receive the payment equal to 30% of base compensation that would remain payable from the termination date through the remaining term of the agreement. In addition to a default by the company under the employment agreement, the term “good reason” is defined to include (1) any reduction in Mr. Goertz’s annual base compensation or bonus; (2) any material reduction in Mr. Goertz’s primary duties and responsibilities from the level in effect as of the beginning of the term of the agreement; or (3) any material reduction in the level of Mr. Goertz’s direct reporting relationship from the level in effect as of the beginning of the term of the Agreement.

Executive Officer Overall Compensation Table

The following table shows the overall compensation earned over each of the past two fiscal years ending December 31, 2006 by (1) each person who served as the principal executive officer of Universal Holdings during fiscal 2006; (2) Universal Holdings two most highly compensated executive officers as of December 31, 2006 with compensation during fiscal 2006 of $100,000 or more; and (3) up to two other persons, in any, who would have otherwise been included in clause (2) above but for the fact they were not serving as an executive officer of the company as of December 31, 2006:

Name and Principal Position	Year	Salary(1)	Bonus(2)	Stock Awards Vested During Year	Option Awards Vested During Year(3)	Non- Equity Incentive Plan Compen- sation(4)	Non- Qualified Deferred Compen- sation Earnings(4)	All Other Compen- sation(5)	Total
Michael J. Skellern President and Chief Executive Officer	2006 2005	$ 359,356 325,250	$ — —	$ — —	$ 392,463 570,000	$ — —	$ — —	$ 44,005(6) 42,005(7)	$ 795,824 937,255
Mark V. Asdourian General Counsel (9)	2006 2005	$ 258,000 210,000	$ — —	$ — —	$ 419,387 409,475	$ — —	$ — —	$ 2,000(8) —(10)	$ 679,387 619,475
Bruce M. Braes Managing Director of Secure Risks	2006 2005	$ 222,412 182,069	$ —(11) 10,000	$ — —	$ 178,219 64,462	$ — —	$ — —	$ —(10) —(10)	$ 400,631 256,531

(1)

Cash and non-cash salary earned on an accrual basis during applicable fiscal year.  Excludes non-discriminatory group life, health, hospitalization, or medical reimbursement plans available generally to all salaried employees.

(2) Cash and non-cash bonuses earned on an accrual basis during applicable fiscal year.

(3)

Reflects dollar amount expensed by the company during applicable fiscal year for financial statement reporting purposes pursuant to FAS 123R.  FAS 123R requires the company to determine the overall value of the options as of the date of grant based upon the Black-Scholes method of valuation, and to then expense that value over the service period over which the options become exercisable (vest).  As a general rule, for time-in-service-based options, the company will immediately expense any option or portion thereof which is vested upon grant, while expensing the balance on a pro rata basis over the remaining vesting term of the option.  For a description FAS 123 R and the assumptions used in determining the value of the options under the Black-Scholes model of valuation, see the notes to the financial statements included with this prospectus.

(4) Excludes awards or earnings reported in preceding columns.

(5)

Includes all other compensation not reported in the preceding columns, including (i) perquisites and other personal benefits, or property, unless the aggregate amount of such compensation is less than $10,000; (ii) any "gross-ups" or other amounts reimbursed during the fiscal year for the payment of taxes; (iii) discounts from market price with respect to securities purchased from the company except to the extent available generally to all security holders or to all salaried employees; (iv) any amounts paid or accrued in connection with any termination (including without limitation through retirement, resignation, severance or constructive termination, including change of responsibilities) or change in control; (v) contributions to vested and unvested defined contribution plans; (vi) any insurance premiums paid by, or on behalf of, the company relating to life insurance for the benefit of the named executive officer; and (vii) any dividends or other earnings paid on stock or option awards that are not factored into the grant date fair value required to be reported in a preceding column.

(6) Includes $11,700, $2,000 and $30,305 in automobile allowances, incremental health insurance premiums, and life insurance premiums for the benefit of Mr. Skellern’s family, respectively.
(7) Includes $11,700 and $30,305 in automobile allowances and life insurance premiums for the benefit of Mr. Skellern’s family, respectively.
(8) Includes incremental health insurance premiums. Excludes aggregate perquisites and other personal benefits of less than $10,000.
(9) Mr. Asdourian served as our General Counsel from September 8, 2004 to March 5, 2007.
(10) Excludes aggregate perquisites and other personal benefits of less than $10,000.

(11)

The amount of the bonus for fiscal 2006 is not currently determinable, insofar as it will be based, in part, on earnings for all of fiscal 2006 which have not been determined by the company’s accountants to date.

scription of the material terms of each nFor a description of the material terms of each named executive officers’ employment agreement or arrangement, including the terms of the terms of any common share purchase option grants, see that section of this prospectus captioned “Employment And Consulting Agreements With Executive Management”.

On April 20, 2006, in lieu of a cash bonus as provided for in his employment agreement, Universal Holdings accelerated to April 20, 2006 the vesting date for 375,000 unvested common share purchase options granted to Mr. Mark V. Asdourian on September 8, 2004.

With the exception of the preceding sentence, during fiscal 2005, no outstanding common share purchase option or other equity-based award granted to or held by any named executive officer were repriced or otherwise materially modified, including extension of exercise periods, the change of vesting or forfeiture conditions, the change or elimination of applicable performance criteria, or the change of the bases upon which returns are determined, nor was there any waiver or modification of any specified performance target, goal or condition to payout.

For a description of the material terms of any contract, agreement, plan or other arrangement that provides for any payment to a named executive officer in connection with his or her resignation, retirement or other termination, or a change in control of the company see that section of this prospectus captioned “Employment And Consulting Agreements With Executive Management”.

None of our named executive officers is currently participating in any qualified or unqualified plan or other arrangement providing for the payment of retirement benefits or other benefits that will be paid primarily after retirement.

Executive Officer Outstanding Equity Awards Table

The following table provides certain information concerning any common share purchase options, stock awards or equity incentive plan awards held by each of our named executive officers that were outstanding as of December 31, 2006.

	Option Awards					Stock Awards
Named Executive Officer	Number of Common Shares Underlying Unexercised Options		Equity Incentive Plan Awards: Number of Common Shares Underlying Unexer- cised Unearned Options	Option Exercise Price	Option Expira- tion Date	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested
	Exercisable	Unexer- cisable
Michael J. Skellern	150,000(1)	—		$ 0.01	7/1/07	—	—	—	—
	500,000(2)	—		0.54	9/7/09	—	—	—	—
	500,000(3)	—		1.14	8/7/15	—	—	—	—
	300,000(4)	—		0.84	5/24/16	—	—	—	—
	200,000(5)	—		0.84	5/24/16	—	—	—	—
Mark V. Asdourian (6)	500,000(7)	—		$ 0.54	9/30/09	—	—	—	—
	300,000(3)	—		1.14	8/7/15	—	—	—	—
	300,000(4)	—		0.84	5/24/16	—	—	—	—
Bruce Braes	33,333(8)	16,667(9)		$ 0.79	7/1/09	—	—	—	—
	100,000(10)	—		1.14	8/7/15	—	—	—	—
	100,000(11)	—		1.09	4/20/11	—	—	—	—

(1) These common share purchase options were granted on July 1, 2002 in connection with Mr. Skellern’s status as a director of Guardian Corporation, and were fully exercisable (vested) upon grant.

(2)

These common share purchase options were granted on September 8, 2004.  250,000 of these options were exercisable (vested) upon grant, while the remaining balance of 250,000 options became exercisable (vested) on January 1, 2005 based upon continued provision of services as an officer.

(3) These common share purchase options were granted on August 8, 2005, and became exercisable (vested) on December 31, 2005 based upon continued provision of services as an officer.
(4) These common share purchase options were granted on May 24, 2006, and became exercisable (vested) on December 31, 2006 based upon continued provision of services as an officer.
(5) These common share purchase options were granted on August 28, 2006, and became exercisable (vested) on December 31, 2006 based upon continued provision of services as an officer.
(6) These common share purchase options were granted on August 28, 2006, and became exercisable (vested) on December 31, 2006 based upon continued provision of services as an officer.

(7)

These common share purchase options were granted on September 8, 2004.  125,000 of these options became exercisable (vested) on October 1, 2005, while the 400,000 balance of these options vested on April 20, 2006, based upon continued provision of services as an officer.

(8)

These common share purchase options were granted on July 2, 2004.  16,667 and 16,666 of these options became exercisable (vested) on July 2, 2005 and July 2, 2006, respectively, based upon continued provision of services as an officer.

(9) These common share purchase options were granted on July 2, 2004, and will become exercisable (vested) on July 2, 2007 assuming continued provision of services as an officer.

(10)

These common share purchase options were granted on August 8, 2005.  50,000 of these options were exercisable (vested) upon grant, while the 50,000 balance of these options will become exercisable (vested) on June 16, 2006, based upon continued provision of services as an officer.

(11) These common share purchase options were granted on April 20, 2006, and became exercisable (vested) on December 31, 2006 based upon continued provision of services as an officer.

Structure Of Board Of Directors

Our certificate of incorporation sets the authorized number of directors on our board of directors at not less than three nor more than nine, with the actual number fixed by a resolution of our board.  Our board presently stands at four directors, namely, Mr. Michael J. Skellern who serves as a Class III director, Mr. Mel R. Brashears who serves as a Class II director, Mr. Michael D. Bozarth who serves as a Class I director, and Mr. Kenneth A. Merchant who also serves as a Class I director.

Pursuant to our certificate of incorporation, our board of directors is “classified”, meaning that our directors generally serve three-year terms on a “staggered” basis pursuant to which one-third of our directors are subject to election every year.  Specifically, our board of directors is divided into three classes, designated Class I with a current term which is subject to re-election at the annual meeting of shareholders to be held in 2008, Class II with a current term which is subject to re-election at the annual meeting of shareholders to be held in 2007, and Class III with a current term which is subject to re-election at the annual meeting of shareholders to be held in 2006.  Each director will serve until his or her successor is duly elected and qualified at an annual meeting of shareholders as provided above or until his or her earlier death, resignation or removal.  In the event of the replacement or appointment of a new director in the interim, the new director shall serve until at the first annual meeting of shareholders occurring after the scheduled expiration of the term of the class of directors to which he or she has been appointed.

Board Committees

Our board of directors has three active committees, an Audit Committee, a Compensation Committee and a Corporate Governance Committee.  Mr. Merchant is Chairman of the Audit Committee, and Mr. Bozarth is a member.  Messrs. Skellern and Dr. Brashears each serve on the Compensation and Corporate Governance Committees.

Independence; Audit Committee Financial Expert

Our board of directors has determined that Messrs. Brashears, Bozarth and Merchant are each “independent” as that term is defined by the American Stock Exchange (“AMEX”).  Under the AMEX definition, an independent director is a person who (1) is not currently (or whose immediate family members are not currently), and has not been over the past three years (or whose immediate family members have not been over the past three years), employed by the company; (2) has not (or whose immediate family members have not) been paid more than $60,000 during the current or past three fiscal years; or (3) has not (or whose immediately family has not) been a partner in or controlling shareholder or executive officer of an organization which the company made, or from which the company received, payments in excess of the greater of $200,000 or 5% of that organizations consolidated gross revenues, in any of the most recent three fiscal years.

Our board of directors has determined that Mr. Merchant is an “audit committee financial expert” within the meaning of SEC rules.  An audit committee financial expert is a person who can demonstrate the following attributes:  (1) an understanding of generally accepted accounting principles and financial statements; (2) the ability to assess the general application of such principles in connection with the accounting for estimates, accruals and reserves; (3) experience preparing, auditing, analyzing or evaluating financial statements that present a breadth and level of complexity of accounting issues that are generally comparable to the breadth and complexity of issues that can reasonable be expected to be raised by the company’s financial statements, or experience actively supervising one or more persons engaged in such activities; (4) an understanding of internal controls and procedures for financial reporting; and (5) an understanding of audit committee functions.

Director Compensation Policies

Our current compensation policy for our directors (other than directors also serving as executive officers) is to provide them with cash compensation for attending board meetings and, to compensate them through the grant of options to purchase common shares as consideration for their joining our board of directors and/or providing continued services as a director.  Our outside directors currently receive a quarterly cash retainer of $2,500; a payment of $1,500 for attendance at each meeting of the Board; a payment of $500 for each telephonic meeting where action is taken; and payment of $500 per committee meeting.  Our outside directors also currently receive an annual grant of options entitling them to purchase 300,000 common shares at current market prices for service on the board.  These options generally vest during the first year of the term of the option, and lapse in ten years to the extent not exercised.  We have also granted to the chairman of our audit committee a fully-vested option entitling him to purchase 100,000 shares at current market prices.  These options generally lapse in ten years to the extent not exercised.

Director Overall Compensation Table

The following table shows the overall compensation earned for the 2006 fiscal year with respect to each person who was a director as of December 31, 2006, with the exception of Mr. Skellern, who does not receive compensation for acting as a director.  For information relating to compensation earned by Mr. Skellern, see that section of this prospectus captioned “Executive Officer Overall Compensation Table”.

Name	Fees Earned or Paid in Cash(1)	Stock Awards Vested During Year	Option Awards Vested During Year(2)	Non- Equity Incentive Plan Compen- sation(3)	Non- Qualified Deferred Compen- sation Earnings(3)	All Other Compen- sation(4)	Total
Mel R. Brashears	$ 11,672	$ —	$ 236,642	$ —	$ —	$ —	$ 248,314
Michael D. Bozarth	$ 10,695	$ —	$ 236,642	$ —	$ —	$ —	$ 247,337
Kenneth A. Merchant	$ 6,510	$ —	$ 338,633	$ —	$ —	$ —	$ 345,143
(1) Board fees earned on an accrual basis during the fiscal year.

(2)

Reflects dollar amount expensed by the company during applicable fiscal year for financial statement reporting purposes pursuant to FAS 123R.  FAS 123R requires the company to determine the overall value of the options as of the date of grant based upon the Black-Scholes method of valuation, and to then expense that value over the service period over which the options become exercisable (vest).  As a general rule, for time-in-service-based options, the company will immediately expense any option or portion thereof which is vested upon grant, while expensing the balance on a pro rata basis over the remaining vesting term of the option.  For a description FAS 123 R and the assumptions used in determining the value of the options under the Black-Scholes model of valuation, see the notes to the financial statements included with this prospectus.

(3) Excludes awards or earnings reported in preceding columns.

(4)

Includes all other compensation not reported in the preceding columns, including (i) perquisites and other personal benefits, or property, unless the aggregate amount of such compensation is less than $10,000; (ii) any "gross-ups" or other amounts reimbursed during the fiscal year for the payment of taxes; (iii) discounts from market price with respect to securities purchased from the company except to the extent available generally to all security holders or to all salaried employees; (iv) any amounts paid or accrued in connection with any termination (including without limitation through retirement, resignation, severance or constructive termination, including change of responsibilities) or change in control; (v) contributions to vested and unvested defined contribution plans; (vi) any insurance premiums paid by, or on behalf of, the company relating to life insurance for the benefit of the named executive officer; and (vii) any dividends or other earnings paid on stock or option awards that are not factored into the grant date fair value required to be reported in a preceding column.

Director Outstanding Option Table

The following table provides certain information concerning common share purchase options held by each of our directors (other than Mr. Skellern) that were outstanding as of December 31, 2006.  For a description of options held by Mr. Skellern, see the table contained in that section of this prospectus captioned “Executive Officer Outstanding Equity Awards Table”.

Named Executive Officer	Number of Common Shares Underlying Unexercised Options		Option Exercise Price	Option Expiration Date
	Exercisable	Unexercisable
Mel R. Brashears	300,000(1)	—	$ 0.19	7/30/08
	500,000(2)	—	$ 0.12	12/22/2008
	500,000(3)	—	$ 0.54	9/7/2009
	300,000(4)	—	$ 1.14	8/7/2015
	300,000(5)	—	$ 0.84	5/24/2016
Michael D. Bozarth	300,000(4)	—	$ 1.14	8/7/2015
	300,000(5)	—	$ 0.84	5/24/2016
Kenneth A. Merchant	300,000(6)	—	$ 0.84	6/22//2016
	100,000(7)	—	$ 0.90	6/22//2016

(1)

These common share purchase warrants were granted to Mr. Brashears for consulting services unrelated to the provision of services as a director.  See “Employment And Consulting Agreements With Executive Management”.  These warrants were granted on July 30, 2003, and were fully exercisable (vested) upon grant.

(2) These common share purchase options were granted on December 2, 2003, and were fully exercisable (vested) upon grant.

(3)

These common share purchase options were granted on September 8, 2004.  250,000 of these options were exercisable (vested) upon grant, while the remaining balance of 250,000 options became exercisable (vested) on January 1, 2005 based upon continued provision of services as a director.

(4) These common share purchase options were granted on August 8, 2005, and became exercisable (vested) on December 31, 2005 based upon continued provision of services as a director.
(5) These common share purchase options were granted on May 24, 2006, and became exercisable (vested) on December 31, 2006 based upon continued provision of services as a director.
(6) These common share purchase options were granted on June 9, 2006, and became exercisable (vested) on December 31, 2006 based upon continued provision of services as a director.
(7) These common share purchase options were granted on June 9, 2006, and were fully exercisable (vested) on grant.

Board of Advisors

Universal Holdings has composed a board of advisors consisting of the following members to assist us with counterterrorism, security and technical issues, and to assist us with business development with government, military and commercial markets.

Mr. Roger Cressey has served on our Board of Advisors since September 2003.  Mr. Cressey was chief of staff to the President’s Critical Infrastructure Protection Board from November 2001 to September 2002. Between November 1999 and November 2001, he served as director for transnational threats on the National Security Council staff.  Prior to his White House service, Mr. Cressey served in the Department of Defense, including as Deputy Director for War Plans.  From 1991-1995, he served in the Department of State working on Middle East Security issues. He has also served overseas with the U.S. Embassy in Israel and with United Nations peacekeeping missions in Somalia and the former Yugoslavia.

Mr. Richard Clarke has served on our Board of Advisors since September 2003.  Mr. Clarke is an internationally recognized expert on security, including homeland security, national security, cyber security, and counterterrorism. He is currently an on-air consultant for ABC News. Mr. Clarke served the last three Presidents as a senior White House Advisor.  Over the course of eleven consecutive years of White House service, he held the titles of Special Assistant to the President for Global Affairs, National Coordinator for Security, and Counterterrorism Special Advisor to the President for Cyber Security.  Prior to his White House years, Mr. Clarke served for 19 years in the Pentagon, the Intelligence Community, and State Department.  During the Reagan Administration, he was Deputy Assistant Secretary of State for Intelligence. During the Bush-Quayle Administration, he was Assistant Secretary of State for Political-Military Affairs.

Major General John Admire, Ret., has served on our Board of Advisors since March 2003.  Major General Admire retired in 1998 as the Commanding General, 1st Marine Division, Camp Pendleton, California after 33 years of active duty.  General Admire served with the Military Advisory Group in Vietnam, the Combined Staff in Thailand, European Command in Germany; Joint Chiefs of Staff at the Pentagon, and Congress and White House staffs.  General Admire holds a Master of Arts degree in National Security and Strategic Studies from the Naval War College, a Masters of Arts degree in International Relations from Salve Regina University, a Masters or Arts degree in Military History from Old Dominion University, a Master of Arts degree in Journalism and a Bachelors of Arts degree in Public Relations & Advertising from the University of Oklahoma.

Mr. Clifford Roth has served on our Board of Advisors since May, 2006.  After graduating from law school Mr. Roth was appointed as an attorney with the law department of the US Army Material Command to review contractor claims and assist the Judge Advocate General’s Office.  He then served as counsel for the Maritime Administration with responsibility for financing and overseeing subsidy to vessel operators.  During the next twenty years Mr. Roth held executive positions in the maritime industry serving as General Counsel for Litton Industries Marine Group, Vice President and Deputy Counsel for Sea Land Services, Vice President and General Counsel for American shipbuilding and Vice President, General Counsel for Prudential Grace Lines.    Mr. Roth also spent ten years with the Navy Department assisting the government in defending claims by government contractors and serving as the director of the Small Business Office.

Rear Admiral Stephen Johnson, Ret., has served on our Board of Advisors since June, 2006.  Rear Admiral Johnson is a former nuclear submarine commander and director of major U.S. Navy acquisition and systems programs.  Since retiring from the Navy, Rear Admiral Johnson has served commercial industry, government program offices, and educational institutions as a senior management consultant. Rear Admiral Johnson is also a Technology and Business Advisor to the William J. von Liebig Center for Entrepreneurism and Technology Advancement at University of California San Diego's Jacobs School of Engineering, managing projects for the Center for the Commercialization of Advanced Technology (CCAT) Program, a Government, Industry, and Academia consortium developing commercial technologies for homeland defense and military applications.  Rear Admiral Johnson serves on the Board of Directors of two publicly and two privately held companies. Additionally he serves on the board of advisors for two other companies and as a Director of the Armed Forces Communications and Electronics Association (AFCEA International).

Prior to selection to Flag Rank in 1995, Rear Admiral Johnson served as Program Director, Information Support Systems (PD-15), Space and Naval Warfare Systems Command from 1996 to 1998, and as Major Program Manager for Submarine Electronic Systems (NAVSEA PMS-401) from 1994 to 1996.  Prior to becoming a U.S. Navy Acquisition professional in 1993, Rear Admiral Johnson was a career submarine officer, serving in 4 nuclear submarines including Command of USS City of Corpus Christi (SSN-705) from 1986-1988.  Rear Admiral Johnson holds a BS degree in Physics from Duke University.  Rear Admiral Johnson is also a graduate of the Defense Systems Management College, and is certified and served as a Department of Defense Major Program Manager (Level III).

Rocco J. Diina, is the former Police Commissioner and Chief of the Buffalo, NY Police Department.  Commissioner Diina is an accomplished law enforcement administrator, security firm founder and community leader.  He is a graduate of the FBI National Executive Institute, Senior Management Institute (Harvard University) and former instructor of the FBI International Academy.  He is also a respected member of the following organizations: Major Cities Chiefs, Major Cities Joint Terrorism Task Force, Police Executive Research Forum and the International Association of Chiefs of Police.

Advisor Compensation

Our current compensation policy for the members of our advisory board is to principally compensate them through the grant of options to purchase 100,000 common shares, vesting over two years and lapsing in five years, as an inducement for them to join the advisory board.  The following table described the common share purchase options granted to the members of our advisory committee to date:

Name	Grant Date	Common Shares Purchasable	Exercise Price	Expiration Date
Richard Clarke	1/22/2004	100,000	$ 0.35	1/22/2009
Roger Cressey	1/22/2004	100,000	$ 0.35	1/22/2009
Major General John Admire, Ret.	1/22/2004	100,000	$ 0.35	1/22/2009
Clifford Roth (1)	5/12/2006	100,000	$ 0.95	5/11/2011
Rear Admiral Stephen Johnson, Ret. (2)	6/1/2006	100,000	$ 0.83	5/31/2011
Rocca Diina	12/14/06	100,000	$ 0.79	12/13/2011
(1) Granted to The Wells-Roth Group.
(2) Granted to SBS Consulting, Inc.

Mr. Johnson receives a monthly retainer fee in the amount of $5,000.  We also provide each advisor with compensation for attending trade shows and conferences ($1,000 per day for the first three days, and $500 per day thereafter), as well as commissions for procuring government contracts or commercial sales (5%, 4%, 3%, and 2% of the first through fourth $1,000,000 in gross sales, respectively, and 1% thereafter).

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

General

The following discussion of our financial condition and results of operations should be read in conjunction with our audited consolidated financial statements for the year ended December 31, 2006 and explanatory notes included as part of this prospectus.

Overview

Universal Holdings is a holding company which provides security products, systems and services to mitigate terrorist, criminal and security threats for governments and businesses worldwide through our various operating subsidiaries, broken-down into three different operating groups, the UG Services Group, the UG Products Group, and the UG Systems Group.

UG Services Group

Our service group of operating subsidiaries (collectively the “UG Services Group”), provide comprehensive risk mitigation solutions as well as tactical and strategic security services to protect commercial and government personnel and assets worldwide. These services include threat assessment, risk analysis, country risk management, business intelligence, corporate investigations, information assurance, kidnap and ransom insured services, as well as tactical security including executive and diplomatic protection and training.  We provide these services through various operating subsidiaries in the group which consist of Universal Guardian Services PTE, Ltd. formerly known as Secure Risks Singapore, PTE.(“UG Services”); Secure Risks, Ltd (“Secure Risks”); Universal Guardian Services, Ltd., formerly known as Secure Risks-Strategic Security Solutions International Ltd. (“SSSI”); Secure Risks Pakistan, Ltd.; and Secure Risks Asia Pacific, Ltd. The companies comprising the UG Services Group deliver services through regional branch offices located in London, Kabul, Pakistan, Hong Kong, Singapore, Dubai and Los Angeles (Newport Beach). The vast majority of our revenues from January 1, 2004 to date have been generated by the UG Services Group from operations outside of the United States.

UG Products Group

Our products group of operating subsidiaries (collectively the “UG Products Group”), focus on designing, producing and marketing non-lethal or less-lethal personal protection devices and projectiles for use by military, law enforcement, private security and consumer personal protection markets throughout the world. We have recently completed development of two products which we are currently introducing to the market. The first of these products, the Cobra StunLight™, is a heavy-duty high-intensity LED flashlight designed to provide escalating use-of-force options to the user by illuminating its target and launching a laser-aimed, ballistic stream OC (pepper spray) which causes temporarily blindness, respiratory breathing difficulty and a burning sensation of the skin that can debilitate assailants from safe stand-off distances up to 20 feet.

The second product, the Riot Defender™, is for use by law enforcement and military as a non-lethal use-of-force compliance tool for suspects and to control civil disturbances. The Riot Defender™, is a semi-automatic projectile launcher which can debilitate an assailant using its RiotBall™ proprietary and patent pending frangible projectile at an effective range of more than 50 feet. A frangible projectile is one which breaks-up upon impact, thereby reducing the risk of injury to the suspect. The Riot Defender™ is designed to have the capacity of ten projectiles in the pistol configuration, and 180 projectiles in the carbine configuration, and can be equipped with a laser-aiming device for better precision and accuracy. The device can use several projectile variants, including OC powder, marking powder and inert powder. Each projectile has a specific use ranging from temporarily incapacitating individual suspects to crowd control. We are currently developing international manufacturing, sales and marketing channels to facilitate the introduction of these products to targeted markets.

We have recently shipped the Cobra StunLight™ to several law enforcement agencies and distributors in Australia, France, Germany, Mexico, Saudi Arabia, Singapore, Turkey and the United States for testing, evaluation and purchase.  Our Mexican distributor has advised the company that the Federal Police of Mexico will be purchasing the Cobra StunLight in a state by state implementation throughout Mexico in 2007.  We have recently completed a pilot program for the Cobra StunLight™ with the Los Angeles Sheriff’s Departments, resulting in the Department approving the purchase of the Cobra StunLight™ by its deputies.  We are currently conducting a similar pilot program with the San Diego County Sheriff’s Department.

As between the various subsidiaries in the group, Shield Defense Corporation (“SDC”) focuses on sales and marketing activities in the United States and Canada; Shield Defense Europe GmbH (“SDE”) focuses on sales and marketing activities in the European market; , and Universal Guardian Products, Ltd. (“UG Products”) focuses on supervising the manufacturing of the Cobra StunLight™ and the Riot Defender™ products, research and development activities on the Cobra StunLight™ and the Riot Defender™ products, and sales to rest of the world.

UG Systems Group

Our systems group of operating subsidiaries (collectively the “UG Systems Group”), provide proprietary integrated and interoperable asset tracking and monitoring systems for use in government and commercial global supply chain logistics, inter-modal transportation, maritime and seaport security. We are in the process of introducing to market our Total Asset Guardian™ (“TAG”) platform which provides multifaceted solutions for global asset tracking, asset visibility and data management throughout the supply chain.

The TAG platform is comprised of a proprietary software application and processes which provide secure supply chain data collection, real-time network and security monitoring and notification. The TAG platform is a scaleable system that can be deployed on a global basis.  Our TAGeasy™ e-commerce RFID label system is a subscription-based system that provides pre-printed RFID labels and delivers them to Department of Defense and retail suppliers.  Our TAGstation™ is a hosted-system designed to provide on-site RFID capability for small to medium-sized government and retail suppliers.  TAGcentral™ consists of an enterprise level software application for major international retailers and government suppliers. In addition to the revenue generated upon the licensing and/or sale of these systems, each solution provides recurring revenue based upon subscription fees.

Inactive Subsidiaries

Our majority-owned Universal Guardian Corporation subsidiary (“Guardian Corporation”), and its wholly-owned The Harbour Group, Inc. (“Harbour Group”) subsidiary, have each been inactive since Harbour Group’s subcontract with Northern NEF to provide waterside security systems for U.S. naval port facilities was terminated by Northern NEF in September 2003 as a consequence of the U.S. Navy’s termination of its master contract with Northern NEF for the “Convenience of the Government”.  We have since allowed both companies to become dormant, other than the collection of amounts claimed from the U.S. Navy under applicable U.S. Government Federal Acquisition Regulations in connection with the termination of our subcontract with Northern NEF.

Universal Guardian Corporation; Discontinued Operations; Reverse Acquisition

On December 31, 2002, we consummated a share exchange pursuant to which we acquired Guardian Corporation as our wholly-owned subsidiary, and the shareholders of Guardian Corporation acquired approximately 70% of our outstanding common shares, and 69.1% of our total capital stock.  Since the shareholders of Guardian Corporation obtained control of our company, we treated the share exchange as a recapitalization for accounting purposes, pursuant to which Universal Holdings was required, in a manner similar to reverse acquisition accounting treatment, to adopt Guardian Corporation’s historical financial statements as those of our company, including with respect to periods pre-dating the acquisition.

The sole income producing asset of Guardian Corporation was its Harbour Group subsidiary which, in turn, had one income producing asset, a subcontract with Northern NEF, Inc, which provided waterside security systems for U.S. naval port facilities.  On September 23, 2003, Harbour Group was notified that Northern NEF’s contract with the U.S. Navy was terminated for the “Convenience of the Government”, thereby terminating its subcontract with Northern NEF.  Since the termination of the subcontract, we have undertaken the development of new businesses, intellectual property and products through our Secure Risks, Shield Defense and ISR Systems subsidiaries as described above, and have allowed both The Harbour Group and Guardian Corporation to become dormant companies.  The Harbour Group’s and Guardian Corporation’s only business activities at the time of this prospectus are the collection of final amounts due under The Harbour Group’s subcontract with Northern NEF and settlement amounts being claimed by Guardian Corporation under applicable U.S. Government Federal Acquisition Regulations.  Since our financial statements are prepared on a consolidated basis, all of the revenues and a substantial portion of the costs reflected in our consolidated financial condition and results of operations consist of those of The Harbour Group.  Since The Harbour Group’s subcontract with Northern NEF has been terminated and we have allowed the company to become dormant, there will be no further revenues generated by that company other than the collection of amounts claimed from the U.S. Navy in connection with that termination.

Other Acquisitions

On July 1, 2004, our Secure Risks subsidiary acquired all of the shares of SSSI pursuant to a share exchange.  The vast majority of revenues recognized by the company since July 1, 2004, are attributable to Secure Risks and SSSI.

Our ISR Systems subsidiary acquired all of the outstanding capital stock of UG Systems (formerly MeiDa) pursuant to a share exchange entered into on October 7, 2005 and consummated in January 2006.   In reading the discussion of our consolidated financial condition and results of operations provided below, please keep in mind that our actual future results will likely differ from our historical results as a result of this acquisition.

Going Concern

The accompanying consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America, which contemplate our continuation as a going concern.  As noted below in “Results Of Operations” and “Liquidity And Capital Resources—Capital Resources Going Forward”, while our UG Services Group has generated significant increases in revenue and gross profit over the past several fiscal years, these gains have been offset by significant continuing selling, general and administrative costs attributable to supporting our UG Products and UG Systems Groups pending the delayed introduction of their products and services to market.  As a consequence of these continuing costs and delays, we now anticipate that we will need to raise approximately $2 million in additional capital to fully execute our plan of operation over the next twelve months, including ramping-up sales of our UG Products and UG Systems Group products and services in order to generating revenues to make a significant contribution toward covering their proportionate share of selling, general and administrative costs.  The foregoing circumstances raise substantial doubt about our ability to continue as a going concern in the event we are unable to raise the additional capital. Our consolidated financial statements and their explanatory notes included as part of this prospectus do not include any adjustments that might result from the outcome of this uncertainty, nor do they include any adjustments relating to the recoverability and classification of recorded asset amounts, or amounts and classification of liabilities that might be necessary should we be unable to continue as a going concern.

Results of Operations

Selected Statement Of Operations Data

Summarized in the table below is statement of operations data comparing the year ended December 31, 2006 with the year ended December 31, 2005:

	Year Ended December 31,		Change ($)	Change (%)
	2006	2005
Net revenue	$ 21,840,730	$ 14,173,833	$ 7,666,897	54%
Cost of revenue	11,065,643	7,720,776	3,344,867	43%
Gross profit	10,775,087	6,453,057	4,322,030	67%
Selling, general and administrative expenses:	19,032,930	11,630,570	7,402,360	64%
Loss from operations	(8,257,843)	(5,177,513)	(3,080,330)	59%
Interest expense	(57,834)	(9,232)	(48,602)	(526%)
Financing costs	(164,928)	(1,124,973)	960,045	85%
Amortization of debt discount	(143,024)	—	(143,024)	—
Interest income	43,927	18,850	25,077	133%
Equity loss in variable interest entity	—	(623)	623	—
Other, net	17,245	33,329	(16,084)	(48.3)%
Total other income (expense)	(304,614)	(1,082,649)	778,035	72%
Loss before provision for income taxes	(8,562,457)	(6,260,162)	(2,302,295)	(37%)
Provision (benefit) for income taxes	(165,507)	202,604	(368,111)	182%
Net loss	(8,396,950)	(6,462,766)	$ (1,934,184)	(30%)

Revenues And Gross Profits

Revenue for the year ended December 31, 2006 was $21,840,730, as compared to $14,173,833 for the year ended December 31, 2005, representing a $7,666,897 or 54% increase.  Cost of revenue, gross profit and gross margin for the year ended December 31, 2006 were $11,065,643, 10,775,087 and 49%, respectively, as compared to $7,720,776, 6,453,057 and 46%, for the year ended December 31, 2005.

Our revenues for the year ended December 31, 2006 were principally derived from contracts for security services rendered by our UG Services Group.  Approximately 85% of these revenues derived from contracts in Afghanistan.  Included in our contracts are contracts with International Relief and Development, Inc. (IRD), the U.S. Army and CDM Constructors, each of which contract (or set of contracts) would constitute more than 10% of our revenues.

Our revenues were principally derived from contracts for security services rendered by our SSSI subsidiary.  For the years ended December 31, 2006 and December 31, 2005, approximately 75% and 85% of these revenues, respectively, derived from contracts in Afghanistan.  Included in these contracts are contracts with International Relief and Development, Inc. (IRD), the U.S. Army and CDM Constructors, each of which contract (or set of contracts) would constitute more than 10% of our revenues for that period.

The improvement in our gross margins for year ended December 31, 2006 over year ended December 31, 2005 was principally attributable to increased operations by our SSSI subsidiary.

Selling, General And Administrative Expenses And Loss From Operations

Summarized in the table below are selling, general and administrative expenses comparing the year ended December 31, 2006 with the year ended December 31, 2005:

	Year Ended December 31,		Change ($)	Change (%)
	2006	2005
Fees for outside consultants and professionals	$ 2,144,468	$ 5,602,560	$ (3,458,092)	(62%)
Payroll and related benefits	9,135,206	2,505,242	6,629,964	265%
Rent	1,096,632	392,744	703,888	179%
Travel	1,593,916	717,913	876,003	122%
Insurance	795,764	543,642	252,122	46%
Utilities	244,967	145,840	99,127	68%
Writedown of asset	67,130	—	67,130	—
Depreciation	988,759	420,794	567,965	135%
Marketing	1,072,669	141,907	930,762	656%
Research and development	432,253	280,951	151,302	54%
Other	1,461,166	878,977	582,189	66%
	$ 19,032,930	$ 11,630,570	$ 7,402,360	64%

Selling, general and administrative expenses for the year ended December 31, 2006 was $19,032,930, as compared to $11,630,570 for the year ended December 31, 2005, representing a $7,402,360 or 64% overall increase.  The overall increase was partially attributable to an increase in the level of business activities and staffing by our SSSI subsidiary, and partially attributable to continuing selling, general and administrative costs attributable to supporting our UG Products and UG Systems Groups pending the delayed introduction of their products and services to market.  Specifically, payroll and related benefits for year ended December 31, 2006 increased by $6,629,964 or 265% over the year ended December 31, 2005, representing additional employed staff and the recognition of the fair value of stock options granted to employees pursuant to FAS 123R, which was implemented beginning January 1, 2006.  Other significant increases included marketing, travel, and expense of $930,762, $876,003 and 703,888, respectively, over the year ended December 31, 2005.  This increase in general and administrative expenses were partially offset by a reduction in fees for outside consultants and professionals for the year ended December 31, 2006 in the amount of $3,458,092, or 62% over the year ended December 31, 2005, attributable to a shift by SSSI from consulting staff to employed staff.

Other Income And Expense And Net Loss

Interest expense for the year ended December 31, 2006 was $57,834, as compared to $9,232for the year ended December 31, 2005, representing a $48,602 or 526% increase.  Interest expense relates to interest on notes payable and convertible debentures.  The overall increase in interest expense for the year ended December 31, 2006 as compared to the year ended December 31, 2005 was attributable to the interest charged related to the interest on the $5 million convertible debenture issued in December 2006 and the amortization of the debt issuance costs associated with these convertible debentures.

Financing costs for the year ended December 31, 2006 was $164,928, as compared to $1,124,973 for the year ended December 31, 2005.  Financing costs for the year ended December 31, 2006 reflect the value of warrants given in settlement of contractual rights. Financing costs for the year ended December 31, 2005 related to the non-registration penalty related to issuance of common stock in a private placement offering in May 2004, the amortization and write off of the beneficial conversion feature and fair value of warrants issued in connection with the $500,000 of convertible debentures in January 2005, and the value of 250,000 warrants issued to the placement agent and the commissions and fees paid in connection with the issuance of the convertible debentures.

Amortization of debt discount for the year ended December 31, 2006 was $143,024, as compared to $0 for the year ended December 31, 2005.  Amortization of debt discount related to the discount associated with the $5 million convertible debentures issued in December 2006.

Interest income for the year ended December 31, 2006 was $43,927, as compared to $18,850 for the year ended December 31, 2005, representing a $25,077 or 133% increase.  Interest income in 2006 principally relates to larger cash balances attributable to financings facilitated during 2005.

The $623 equity loss in variable interest entity for the year ended December 31, 2005 relates to the acquisition of our UG Systems subsidiary and the accounting treatment as a variable interest entity.

We had net other income for the year ended December 31, 2006 of $17,245, as compared to net other income of $33,329 for the year ended December 31, 2005.  The net other income for each year principally related to the gain on disposal of fixed assets.

Net Loss

We recorded a net loss before provision for income taxes of $8,562,457 during the year ended December 31, 2006, as compared to $6,260,162 during the fiscal year ended December 31, 2005, representing a $2,302,295 or 37% increase in our net loss.  The overall increase in our net loss for the year ended December 31, 2006 over the year ended December 31, 2005 is principally attributed to the $7,402,360 increase in selling, general and administrative expenses, partially offset by the $4,322,030 increase in gross profit and the $778,035 reduction in other expense.

Liquidity and Capital Resources

Historical Sources of Cash

For the period January 1, 2005 through December 31, 2006 we principally financed our operations and acquisitions through a combination of (1) the sale of common shares for cash ($9,409,000); (2) the issuance of our common shares and/or options or warrants to purchase our common shares to various consultants in payment for the provision of their services, or to other creditors in satisfaction of our indebtedness to them ($848,140); (3) short-term financings including the sale of debentures ($500,000); (4) proceeds from the exercise of common share purchase options or warrants ($994,638); (5) the sale of series ‘B’ preferred shares for cash ($525,000); (6) the issuance of convertible debentures ($5,000,000); and(7) revenues received from our Secure Risks subsidiary.  Included in the above are the following significant transactions:

•

On January 4, 2005, as part of a single transaction, we sold 100,000 restricted common shares to Mr. Michael Weiss in a private placement for cash for total gross proceeds of $100,000.  As part of that transaction, we issued to Mr. Weiss fully vested common share purchase warrants entitling him to purchase, through January 4, 2010, 25,000 common shares at $2 per share and an additional 25,000 shares at $2.50 per share.  Until July 2, 2005, we shall have the right to call or redeem the common shares underlying the warrant at the price of $3 per share for the first 25,000 shares, and $4 per share for the remaining 25,000 shares, in the event that we have registered those underlying shares, and the closing price of our common stock exceeds the applicable call price for the five consecutive days prior to our exercise of that right.

•

On January 14, 2005, as part of a single transaction, we sold short-term convertible debentures in the amount of $250,000 to The Hunter Fund Ltd. (“Hunter Fund”), $150,000 to IKZA Holding Corp. (“IKZA”) and $100,000 to Loman International SA (“Loman”).  We are obligated to pay the aggregate $500,000 in principal on the debentures, together with interest accrued thereon at the annualized rate of 24%, in cash to the debenture holders on June 30, 2005.  This amount was paid in full on February 8, 2005.

•

As additional consideration for the purchase of the debenture, we also granted to Hunter Fund, IKZA and Loman common share purchase warrants entitling them to purchase 125,000, 75,000 and 50,000 common shares, respectively, at the price of $2 per share.  These warrants lapse if unexercised by January 14, 2010.

•

The aforesaid private placement was effected through Hunter as placement agent.  Under the terms of our placement agency agreement, Hunter was paid $40,000 in cash and issued common share purchase warrants entitling it to purchase 250,000 restricted common shares at $2 per share.  These warrants lapse if unexercised on January 14, 2010.  In addition, we agreed to reduce the exercise price on 625,000 common share warrants previously issued to Hunter in May 2004 from $1.50 to $1 per share, and on an additional 625,000 common share warrants previously issued at that time from $2 to $1.25 per share.  In the event the volume average weighted price for our common shares exceeds $5 per share five consecutive days, the exercise prices will revert to that originally agreed upon.

•

On February 7, 2005, as part of a single private placement, we sold (1) a total of 1,884,375 common shares together with common share purchase warrants entitling the holder to purchase 753,750 restricted common shares to Monarch Pointe Fund, Ltd. (“Monarch”) for the sum of $3,015,000, and (2) a total of 928,125 common shares together with common share purchase warrants entitling the holder to purchase 371,250 restricted common shares to Mercator Momentum Fund, LP (“Mercator Fund”) for the sum of $1,485,000. As part of that transaction, we paid to Mercator Advisory Group, LLC (“MAG”), as investment advisor, the sum of $265,000 in cash for due diligence and legal fees and common share purchase warrants entitling it to purchase 281,250 restricted common shares.  One-half of the aforesaid warrants issued to Monarch, Mercator Fund and MAG are exercisable at $2.40 per share, while the balance is exercisable at $2 per share.  These warrants lapse if unexercised on February 7, 2008.  Notwithstanding the foregoing, the aggregate number of common shares into which Monarch and Mercator Fund can convert the aforesaid warrants, after taking into consideration all other shares held by Monarch, Mercator Fund or their affiliates, cannot exceed more than 9.99% of our outstanding common shares.

•

On August 31, 2005, we entered into a Share Exchange Agreement and Plan of Reorganization pursuant to which our ISR Systems subsidiary would acquire all of the outstanding capital stock of UG Systems (formerly MeiDa) from its shareholders for the payment of 2,272,727 Universal Holdings common shares. We valued the transaction at $3,000,000 based on the volume average weighted price (“VAWP”) of our common shares for the 15 days preceding the entering into of the Share Exchange Agreement and Plan of Reorganization

•

On August 17, 2005, we sold 4,250 series ‘B’ convertible preferred shares to Monarch, and 1,000 series ‘B’ convertible preferred shares to Mercator Momentum Fund III, LP (“Mercator Fund III”),

for the aggregate sum of $525,000 as part of a single private placement.  The 4,250 series ‘B’ preferred shares issuable to Monarch are convertible into up to 432,174 unregistered common shares, while the 1,000 series ‘B’ preferred shares issuable to Mercator Fund III are convertible into up to 101,688 unregistered common shares.  Notwithstanding the foregoing, the aggregate number of common shares into which Monarch and Mercator Fund can convert the series ‘B’ preferred shares, after taking into consideration all other shares held by Monarch, Mercator Fund III or their affiliates, cannot exceed more than 9.99% of our outstanding common shares.  As part of the foregoing transaction, we paid to MAG, as investment advisor for the purchasers, the sum of $12,000 in cash to cover due diligence and legal fees.  The series ‘B’ convertible preferred shares were converted into common shares in April 2006.

•

On December 14, 2005, we sold 1,420,000 restricted common shares to Paulson Investment Company, Inc. in a private placement for cash for total gross proceeds of $710,000.  As part of that transaction, we issued to Paulson Investment Company fully vested common share purchase warrants entitling it to purchase 1,420,000 common shares at $0.50 per share.  These warrants were exercised on February 27, 2006.

•

On June 20, 2006, we closed a private placement pursuant to which we sold (1) a total of 5,333,351 common shares, and (2) five-year stock purchase warrants entitling the holders to purchase a total of 2,666,681 common shares at $ 1.12½ per share, to forty accredited investors in consideration of gross cash proceeds of $4,000,000.  As part of that transaction, we paid the following compensation to Paulson Investment Company, Inc., as placement agent for the offering:  (1) cash compensation in the amount of $400,000, representing 10% of the gross proceeds of the offering; (2) a non-accountable expense allowance in the amount of $120,000, representing 3% of the gross proceeds of the offering; and (3) a five-year placement agent warrant entitling Paulson to purchase a total of 266,669 units at the price of $1.50 per unit, each unit comprised of two common shares and a five-year stock purchase warrant entitling Paulson to purchase one common share at $1.12½ per share.  We may accelerate the term of the aforesaid stock purchase warrants in the event that the fair market value of our common shares equals or exceeds $1.50 for five consecutive trading days.  In any such event, the holder of the warrant will have thirty days from notice to exercise the warrant.

•

On December 4 and 8, 2006, we sold a total of $5,000,000 of convertible debentures to a total of 43 accredited investors in a $2 million-$5 million minimum-maximum private placement facilitated through the Maxim Group, LLC (“Maxim Group”) which closed in two tranches on December 4 and 8, 2006.  Interest on outstanding principal of the debentures accrues at the rate of 6% per annum (increased to 12% for so long as the company is in default under the terms of the debenture), and payable quarterly commencing March 31, 2007.  Outstanding principal on the debentures is payable 24 months from the closing date, subject to acceleration in the event of certain defaults or breaches of continuing covenants.  Universal Holdings reserves the right to redeem or pay the unpaid principal of the debentures at an earlier date in the event the market price of our common shares exceeds $1.30 for 15 consecutive days, so long as the debenture holders are given a prior right to convert unpaid principal into common shares, and the conversion shares have been registered with the SEC.

Subsequent to the foregoing financings, on January 11, 2007, in a separate private placement also facilitated through Maxim Group, we sold an additional $1,000,000 of convertible debentures to two accredited investors.  Interest on outstanding principal of the debentures accrues at the rate of 6% per annum (increased to 12% for so long as the company is in default under the terms of the debenture), and payable quarterly commencing March 31, 2007.  Outstanding principal on the debentures is payable 24 months from the closing date, subject to acceleration in the event of certain defaults or breaches of continuing covenants.  Universal Holdings reserves the right to redeem or pay the unpaid principal of the debentures at an earlier date in the event the market price of our common shares exceeds $1.30 for 15 consecutive days, so long as the debenture holders are given a prior right to convert unpaid principal into common shares, and the conversion shares have been registered with the SEC.

The holders of the debentures in each private placement described above (December 4/8, 2006 and January 11, 2007) may convert unpaid principal on the debentures into common shares at the rate of $0.65 per share, equal to 80% of the VWAP for our common shares for the ten trading day period prior to the first closing.  Universal Holdings may also elect to pay interest in common shares in lieu of cash at a conversion rate equal to 80% of the VWAP for our common shares for the ten trading day period preceding the interest payment date.

As additional consideration for the purchase of the debentures in the first and second private placements, Universal Holdings also granted to the debenture holders stock purchase warrants in each such offering entitling them to purchase a total of 3,846,159 and 769,231 common shares, respectively, at the price of $0.81 per share, or 125% of the conversion price for the debenture.  These warrants contain cashless exercise provisions in the event the underlying shares are not registered with the SEC, and lapse if unexercised five years from the closing date.

The debenture and warrants for each of the private placements are entitled to standard anti-dilution protection for stock splits, stock combinations, stock dividends and reorganizations.  In the case of certain non-exempt issuances of securities below the conversion and exercise prices for the debenture and warrants, the holders of those securities will also entitled to full-ratchet anti-dilution protection for a period of one year, and standard weighted-average anti-dilution protection thereafter.

Universal Holdings agreed to register with the SEC the common shares issuable upon conversion of principal and interest under the debenture or the exercise of the warrants in each private placement.  For a more complete description of these registration obligations, see that section of this Prospectus captioned “Registration Rights”.

As compensation for acting as placement agent for each of the two debenture private placements, we agreed to pay Maxim Group a cash placement fee equal to 8% of the gross proceeds from each such offering.  We further agreed to grant Maxim Group five-year stock purchase warrants, exercisable at $0.65 per share, entitling it to purchase 769,230 and 153,846 common shares, respectively, representing 10% of the common shares initially issuable upon conversion of the debentures for the first and second private placements, respectively.  We also agreed to pay Maxim Group a non-accountable expense allowance equal to 3% of the gross proceeds from each offering, and to reimburse Maxim Group for its expenses and legal fees incurred in connection with each offering, but not to exceed $15,000.

Cash Position and Sources And Uses Of Cash

Our cash and cash equivalents position as of December 31, 2006 was $3,458,992, as compared to $666,505 as of December 31, 2005.  The increase in our cash and cash equivalents for the year ended December 31, 2006 was principally attributable to $8,609,966 in cash raised through financing activities, partially offset by $5,419,553 in cash used in operating activities and $400,993 in cash used in investing activities.

Our operating activities used cash in the amount of $5,419,553 for the year ended December 31, 2006, as compared to $4,510,768 for the year ended December 31, 2005.  The $5,419,553 in cash used in operating activities for 2006 reflected our net loss of $8,396,950 for that period, partially offset by an overall net increase in non-cash deductions and non-cash working capital balances in the amount of $2,977,397.  The $4,510,768 in cash used in operating activities for 2005 reflected our net loss of $6,462,766 for that period, partially offset by an overall net increase in non-cash deductions and non-cash working capital balances in the amount of $1,951,998.

Our investing activities used cash in the amount of $400,993 for the year ended December 31, 2006, as compared to $1,054,625 for the year ended December 31, 2005.  The decrease in our investing activities loss for the year ended December 31, 2006 over 2005 was principally attributed to a reduction in the purchase of property and equipment for our SSSI subsidiary.

Our financing activities generated cash in the amount of $8,609,966 for the year ended December 31, 2006, as compared to $5,891,005for the year ended December 31, 2005.  The principal sources of cash for 2006was proceeds from the sale of debentures the amount of $5,000,000, proceeds from the issuance of common shares in the amount of $4,000,000, and proceeds received from the exercise of common share purchase warrants in the amount of $710,000, partially offset by offering costs in the amount of $1,100,034.  The principal sources of cash for 2005was the issuance of common shares in the amount of $5,409,000, the issuance of series ‘B’ preferred stock in the amount of $525,000 and proceeds received from the exercise of common share purchase warrants in the amount of $284,638, partially offset by offering costs in the amount of $277,000.

Capital Resources Going Forward

We had approximately $3,459,000 of cash on hand as of December 31, 2006 to fund our operations going forward.  Our plan of operation for the next twelve months is for our UG Services Group to continue to increase sales activities; and for our UG Systems Group and UG Products Group to continue activities to continue to introduce to market and to promote and market their respective products and services, thereby contributing cash-flow to allow them to start covering a meaningful portion of their operational costs and their share of our general and administrative expenses.  Based upon projected sales estimates going forward after taking into consideration the aforesaid contemplated increased sales activities, we currently have budgeted approximately $35,884,000 in costs for the twelve month period, including approximately $16,289,000 in costs of sales; $450,000 in research and development; $5,448,000 in sales and marketing and $13,697,000 in sales, general and administrative expenses.  Based on our projection we will need to raise an additional $2,000,000 in capital to fully execute our plan of operation over the next twelve months.

We will seek to raise the additional capital we required through the public or private sale of debt or equity securities, the procurement of advances on contracts or licenses, funding from joint-venture or strategic partners, debt financing or short-term loans, or a combination of the foregoing.  We may also seek to satisfy indebtedness without any cash outlay through the private issuance of debt or equity securities.  We currently do not have any binding commitments for, or readily available sources of, additional financing.  We cannot give you any assurance that we will be able to secure the additional cash or working capital we may require to continue our operations.  Should we be unable to raise the additional working capital required to fully execute our plan of operation over the next twelve months, or should our costs and expenses prove to be greater than we currently anticipate, or should we change our current business plan in a manner that will increase or accelerate our anticipated costs and expenses, such as through an acquisition of new products or businesses, the depletion of our working capital will be accelerated as will our need to seek further investment capital, and we may be forced to reduce or suspend our operations in the meantime.

The accompanying consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America, which contemplate our continuation as a going concern.  As noted below in “Results Of Operations” and “Liquidity And Capital Resources—Capital Resources Going Forward”, while our UG Services Group has generated significant increases in revenue and gross profit over the past several fiscal years, these gains have been offset by significant continuing selling, general and administrative costs attributable to supporting our UG Products and UG Systems Groups pending the delayed introduction of their products and services to market.  As a consequence of these continuing costs and delays, we now anticipate that we will need to raise approximately $2 million in additional capital to fully execute our plan of operation over the next twelve months, including ramping-up sales of our UG Products and UG Systems Group products and services in order to generating revenues to make a significant contribution toward covering their proportionate share of selling, general and administrative costs.  The foregoing circumstances raise substantial doubt about our ability to continue as a going concern in the event we are unable to raise the additional capital required. Our consolidated financial statements and their explanatory notes included as part of this prospectus do not include any adjustments that might result from the outcome of this uncertainty, nor do they include any adjustments relating to the recoverability and classification of recorded asset amounts, or amounts and classification of liabilities that might be necessary should we be unable to continue as a going concern.

Our anticipated costs are based upon our current business plan and estimates.  Our actual costs could vary materially from those estimated, particularly in the event that the projected sales revenues going forward upon which we have calculated those costs do not materialize.  Further, we could also change our current business plan resulting in a change in our anticipated costs.  See the discussion concerning forward-looking statements in that section of this prospectus captioned “Forward-Looking Statements”.

Off-Balance Sheet Arrangements

There are no guarantees, commitments, lease and debt agreements or other agreements that could trigger adverse change in our credit rating, earnings, cash flows or stock price, including requirements to perform under standby agreements.

Critical Accounting Policies

Our discussion and analysis of our financial condition and results of operations are based upon our annual consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America.  The only critical accounting policy in the judgment of our management relates to the recognition of set up fees from contracts we enter into with our customers to provide certain services.  When an initial set up fee is charged, we recognize this fee as revenue on a monthly basis over the terms of the contracts as services are performed.  Revenue, billed monthly, is only recognized if we deem that collection is probable and other criteria of SFAS No. 48, ETIF 00-21 and SAB No. 104 are met.  For a description of those and other generally accepted accounting policies that we follow, see note 1, Organization and Significant Accounting Policies, contained in the explanatory notes to our annual consolidated financial statements included with this prospectus.

The preparation of our consolidated financial statements also requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosures of contingent assets and liabilities, although we do not consider those estimates to represent critical accounting policies.  For a description of those estimates, see note 1, Organization and Significant Accounting Policies, contained in the explanatory notes to our annual consolidated financial statements included with this prospectus.  On an ongoing basis, we evaluate our estimates, including those related to reserves, impairment of long-lived assets, value of our stock issued to consultants for services and estimates of costs to complete contracts.  We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources.  Actual results may differ from these estimates under different assumptions or conditions; however, we believe that our estimates, including those for the above-described items, are reasonable.

Recent Accounting Pronouncements

In February 2006, the Financial Accounting Standards Board (“FASB”) issued Statements of Financial Accounting Standards (“SFAS”) No. 155, “Accounting for Certain Hybrid Financial Instruments”.  SFAS No. 155 amends SFAS No 133, “Accounting for Derivative Instruments and Hedging Activities”, and SFAS No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities”.

SFAS No. 155, permits fair value remeasurement for any hybrid financial instrument that contains an embedded derivative that otherwise would require bifurcation, clarifies which interest-only strips and principal-only strips are not subject to the requirements of SFAS No. 133, establishes a requirement to evaluate interest in securitized financial assets to identify interests that are freestanding derivatives or that are hybrid financial instruments that contain an embedded derivative requiring bifurcation, clarifies that concentrations of credit risk in the form of subordination are not embedded derivatives, and amends SFAS No. 140 to eliminate the prohibition on the qualifying special-purpose entity from holding a derivative financial instrument that pertains to a beneficial interest other than another derivative financial instrument.  SFAS 155 is effective for all financial instruments acquired or issued after the beginning of the company’s first fiscal year that begins after September 15, 2006.  Management believes that this statement will not have a significant impact on the company’s consolidated financial statements.

In March 2006, the FASB issued SFAS 156 “Accounting for Servicing of Financial Assets”.  SFAS No. 156 amends SFAS No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities, with respect to the accounting for separately recognized servicing assets and servicing liabilities.  This statement: (1) requires an entity to recognize a servicing asset or servicing liability each time it undertakes an obligation to service a financial asset by entering into a servicing contract, (2) requires all separately recognized servicing assets and servicing liabilities to be initially measured at fair value, if practicable; (3) permits an entity to choose the ‘amortization method’ or ‘fair value measurement method’ for each class of separately recognized servicing assets and servicing liabilities; (4) at its initial adoption, permits a one-time reclassification of available-for-sale securities to trading securities by entities with recognized servicing rights, without calling into question the treatment of other available-for-sale securities under SFAS 115, provided that the available-for-sale securities are identified in some manner as offsetting the entity’s exposure to changes in fair value of servicing assets or servicing liabilities that a servicer elects to subsequently measure at fair value; and (5) requires separate presentation of servicing assets and servicing liabilities subsequently measured at fair value in the statement of financial position and additional disclosures for all separately recognized servicing assets and servicing liabilities.   SFAS No 156 is effective as of the beginning of the company’s first fiscal year that begins after September 15, 2006.  Management believes that this statement will not have a significant impact on the company’s consolidated financial statements.

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements.” This statement clarifies the definition of fair value, establishes a framework for measuring fair value and expands the disclosures on fair value measurements. SFAS No 157 is effective for fiscal years beginning after November 15, 2007. Management has not determined the effect, if any, the adoption of this statement will have on the company’s consolidated financial statements.

In September 2006, the FASB issued SFAS No. 158, "Employers' Accounting for Defined Benefit Pension and Other Postretirement Plans−An amendment of FASB Statements No. 87, 88, 106, and 132(R)".  One objective of this standard is to make it easier for investors, employees, retirees and other parties to understand and assess an employer's financial position and its ability to fulfill the obligations under its benefit plans. SFAS No. 158 requires employers to fully recognize in their financial statements the obligations associated with single−employer defined benefit pension plans, retiree healthcare plans, and other postretirement plans.  SFAS No. 158 requires an employer to fully recognize in its statement of financial position the overfunded or underfunded status of a defined benefit postretirement plan (other than a multiemployer plan) as an asset or liability and to recognize changes in that funded status in the year in which the changes occur through comprehensive income.  This statement also requires an employer to measure the funded status of a plan as of the date of its year−end statement of financial position, with limited exceptions.  SFAS No. 158 requires an entity to recognize as a component of other comprehensive income, net of tax, the gains or losses and prior service costs or credits that arise during the period but are not recognized as components of net periodic benefit cost pursuant to SFAS No. 87.  This statement requires an entity to disclose in the notes to financial statements additional information about certain effects on net periodic benefit cost for the next fiscal year that arise from delayed recognition of the gains or losses, prior service costs or credits, and transition asset or obligation.  The company is required to initially recognize the funded status of a defined benefit postretirement plan and to provide the required disclosures for fiscal years ending after December 15, 2006.  Management believes that this statement will not have a significant impact on the company’s consolidated financial statements.

FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes, an interpretation of FASB Statement No.109.” Interpretation No. 48 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return.  Benefits from tax positions should be recognized in the financial statements only when it is more likely than not that the tax position will be sustained upon examination by the appropriate taxing authority that would have full knowledge of all relevant information.  The amount of tax benefits to be recognized for a tax position that meets the more-likely-than-not recognition threshold is measured as the largest amount of benefit that is greater than fifty percent likely of being realized upon ultimate settlement.  Tax benefits relating to tax positions that previously failed to meet the more-likely-than-not recognition threshold should be recognized in the first subsequent financial reporting period in which that threshold is met or certain other events have occurred.  Previously recognized tax benefits relating to tax positions that no longer meet the more-likely-than-not recognition threshold should be derecognized in the first subsequent financial reporting period in which that threshold is no longer met.  Interpretation No. 48 also provides guidance on the accounting for and disclosure of tax reserves for unrecognized tax benefits, interest and penalties and accounting in interim periods.  Interpretation No. 48 is effective for fiscal years beginning after December 15, 2006.  The change in net assets as a result of applying this pronouncement will be a change in accounting principle with the cumulative effect of the change required to be treated as an adjustment to the opening balance of retained earnings on January 1, 2007, except in certain cases involving uncertainties relating to income taxes in purchase business combinations.  In such instances, the impact of the adoption of Interpretation No. 48 will result in an adjustment to goodwill.  While the company analysis of the impact of adopting Interpretation No. 48 is not yet complete, it does not currently anticipate it will have a material impact on the company’s consolidated financial statements.

In September 2006, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 108, “Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements,” (“SAB 108”),which provides interpretive guidance on the consideration of the effects of prior year misstatements in quantifying current year misstatements for the purpose of a materiality assessment.  The company adopted SAB 108 in the fourth quarter of 2006 with no impact on its consolidated financial statements.

In December 2006, the FASB issued FASB Staff Position (“FSP”) EITF 00-19-2, Accounting for Registration Payment Arrangements.  EITF 00-19-2 addresses an issuer's accounting for registration payment arrangements.  This FSP specifies that the contingent obligation to make future payments or otherwise transfer consideration under a registration payment arrangement, whether issued as a separate agreement or included as a provision of a financial instrument or other agreement, should be separately recognized and measured in accordance with FASB Statement No. 5, “Accounting for Contingencies.”  The guidance in EITF 00-19-2 amends FASB Statements No. 133, “Accounting for Derivative Instruments and Hedging Activities,” and No. 150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity,” and FASB Interpretation No. 45, “Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others”, to include scope exceptions for registration payment arrangements.  EITF 00-19-2 further clarifies that a financial instrument subject to a registration payment arrangement should be accounted for in accordance with other applicable generally accepted accounting principles (GAAP) without regard to the contingent obligation to transfer consideration pursuant to the registration payment arrangement.   EITF 00-19-2 is effective for fiscal year beginning after December 15, 2006.  The Company has determined that this FSP will not have an impact in its December 31, 2006 financial statements.

LEGAL PROCEEDINGS

We have summarized below (1) any legal or governmental proceedings relating to our company or properties to which we are a party which we consider to be material and which are pending as of the date of this prospectus, and (2) any proceedings to which any of our directors, executive officers or affiliates are a party adverse to us or which have a material interest adverse to us which are pending as of the date of this prospectus.

•

On February 8, 2007, Universal Holdings received correspondence from U.S. counsel representing Mr. John Chase, a former Secure Risks shareholder and employee, demanding, among other things, that Universal Holdings release from escrow 615,224 Universal Holdings common shares initially issued to Mr. Chase in exchange for his Secure Risks shares in connection with Universal Holdings’ acquisition of Secure Risks in June 2004, and further demanding that Universal Holdings issue an opinion letter approving the sale of a portion of these shares under SEC Rule 144, and threatening litigation should Universal Holdings fail to promptly comply with the aforesaid demands.  Shortly before receiving this demand letter, Universal Holdings received a copy of an application to the High Court of Chancery in the United Kingdom from an English law firm seeking the functional equivalent of the issuance of a subpoena duces tecum to Secure Risks on behalf of The Ackerman Group  The application was being made in connection with a lawsuit filed by The Ackerman Group against Mr. Chase, a number of other individuals as well as TAG 24, Ltd (“TAG 24”), a company acquired by Secure Risks from Mr. Chase immediately before Universal Holdings acquisition of Secure Risks in contemplation and as part of that transaction.  In the lawsuit, The Ackerman Group alleges that Mr. Chase was formerly employed by The Ackerman Group, and that he formed TAG 24 while so employed and used assets misappropriated from The Ackerman Group to start his new operation.  The Ackerman Group is suing Mr. Chase and TAG 24 for misappropriation of company assets, including clients and customers.  These appear to be the part of the assets that Mr. Chase sold to Secure Risks as part of the series of transactions whereby Universal Holdings acquired Secure Risks.

Universal Holdings and Secure Risks are not named as defendants in The Ackerman Group’s lawsuit, and have not to date been threatened with litigation by The Ackerman Group.  Nevertheless, it is possible that should The Ackerman Group prevail, the consideration received by Mr. Chase in exchange for the assets he allegedly misappropriated from The Ackerman Group may be subject to levy in an enforcement action under a variety of legal and equitable theories, including constructive trust.  In order to avoid any liability for Universal Holdings or Secure Risks as being complicit in any transfer of such assets during the pendency of such litigation, Universal Holdings has notified Mr. Chase that the company will not release any of such shares from escrow or otherwise permit any of such shares to be sold under Rule 144 or otherwise transferred during the pendency of such litigation.  It is also possible that The Ackerman Group could assert claims against Secure Risks as TAG 24’s successor, which would result in equitable rights of offset against Mr. Chase.  The events also appear to violate representations and covenants personally given by Mr. Chase in connection with the transaction whereby Universal Holdings acquired Secure Risks.  Mr. Chase has not, to date, responded to Universal Holdings notification of its decision not to release the shares from escrow or to allow a transfer of the shares.  We are currently in the process of determining whether to proceed with an action to rescind the issuance of shares to Mr. Chase on the grounds of fraud.

•

On January 11, 2005, the company received a cease and desist letter from Pepperball Technologies, Inc. claiming that our prospective manufacture of frangible projectiles for our Python (now named Riot Defender) Projectile Launcher infringes on Pepperball’s patents, and further claiming that the prior President of our Shield Defense Corporation subsidiary, Mr. Dennis M. Cole, who was previously employed by Pepperball, violated his at will employment agreement by providing Universal Holdings with alleged trade secrets.  The frangible projectiles that will be manufactured by the company are protected by a patent originally issued to the U.S. Navy on November 14, 2000

(U.S. Patent No. 6,145,441).  The U.S. Navy granted Guardian Corporation the exclusive right to sell and market projectiles using this patented technology for the life of the patent pursuant to an agreement dated November 19, 2002.  In January, 2004, Guardian Corporation renewed its exclusive license to the U.S. Navy’s patent for 14 years.  We have received non-infringement opinions from patent counsel confirming that our manufacture and sale of our frangible projectiles will not infringe upon Pepperball’s intellectual property rights.  To date, we have yet to sell any frangible projectiles which undermines any claims of damages which may be asserted by Pepperball.  On January 28, 2005 we responded to Pepperball’s correspondence and we are prepared to vigorously defend its claims if necessary.  In reply, Pepperball has is demanding that we provide them with exemplars of our products so that they may make an independent determination as to whether our design infringes on their patents.  We are taking the matter under advisement.

•

On June 3, 2004, our Guardian Corporation subsidiary entered into a stipulated settlement with its former landlord, AC Pacific View, whereby Guardian Corporation agreed to pay the sum of $200,000 to AC Pacific View on or before December 31, 2004 in full satisfaction of all of Guardian Corporation’s obligations arising under a terminated lease.  In the event payment was not made by that date, AC Pacific View would be entitled to enter judgment against Guardian Corporation for the sum of $200,000, less any amounts paid.   Guardian Corporation has not paid this amount to date, and is insolvent but for the potential recovery of damages in connection with the termination of Guardian Corporation’s subcontract with Northern NEF. AC Pacific View has noticed Guardian Corporation’s default under the stipulation but has yet to enter judgment, and Guardian Corporation is presently negotiating an extension of time in respect to the entry of judgment.  Management does not believe that the judgment, if filed by AC Pacific View, will be enforceable against Universal Holdings or any other subsidiary of Universal Holdings other than Guardian Corporation.

PRINCIPAL VOTING SHAREHOLDERS

The following table sets forth selected information, computed as of March 27, 2007, about the amount of shares with voting rights beneficially owned by each of our “executive officers” (defined as our President, Secretary, Chief Financial Officer or Treasurer, any vice-president in charge of a principal business function, such as sales, administration or finance, or any other person who performs similar policy making functions for our company, or those of any of our subsidiaries); each of our directors (or those of our subsidiaries); each person known to us to own beneficially more than 5% of any class of our voting securities; and the group comprised of our current directors and executive officers.

The number and percentage of shares beneficially owned is determined in accordance with Rule 13d-3 and 13d-5 of the Securities Exchange Act of 1934 (the “Exchange Act”), and the information is not necessarily indicative of beneficial ownership for any other purpose.  See footnote (1) to this table.  We believe that each individual or entity named has sole investment and voting power with respect to the securities indicated as beneficially owned by them, subject to community property laws, where applicable, except where otherwise noted.  Unless otherwise stated, the address of each person is 4695 MacArthur Court, Suite 300, Newport Beach, California 92660.

	Common Stock(1)
Name	Amount	%
Michael J. Skellern (2)(3)(4)	9,901,667(9)	18.3%
Kevin F. Pickard (2)	140,000(10)	0.2%
Keith Winsell (2)	81,667(11)	*

Bruce M. Braes (2)(5)	1,217,281(12)	2.3%
Kurt Schaerer (2)(6)	300,000(13)	0.6%
Herbert P. Goertz (2)	—(14)	—
Mel R. Brashears (3)	1,900,000(15)	3.5%
Michael D. Bozarth (3)	700,000(16)	1.3%
Kenneth A. Merchant (3)	400,000(17)	0.8%
BridgePointe Master Fund Ltd. (4)(7)	2,884,615(18)	5.2%
Directors and executive officers, as a group	14,640,615(19)	25.4%
* Less than one-tenth of one percent.

(1)

Pursuant to Rules 13d-3 and 13d-5 of the Exchange Act, beneficial ownership includes any shares as to which a shareholder has sole or shared voting power or investment power, and also any shares which the shareholder has the right to acquire within 60 days, including upon exercise of common shares purchase options or warrant or convertible preferred shares. The number of common shares outstanding as of January 8, 2007 is 52,462,842 shares.

(2) Executive officer.
(3) Director.
(4) 5% shareholder.
(5) The address for Mr. Braes is c/o Secure Risks Ltd., 36 Alie Street, London E1 8DA, United Kingdom.
(6) The address for Mr. Schaerer is Royal Pacific Towers, 33 Canton Road, Tsimshatsui, Hong Kong, SAR, China.
(7) The address of BridgePointe Master Fund Ltd. is 1125 Santuary Parkway, Suite 275, Alpharetta, Georgia 30004.
(8) The address of Paulson Investment Company is 811 S.W. Naito Parkway, Suite 200, Portland, Oregon 92704.

(9)

Includes 1,054,167 common shares held by Pacific International, Inc., a corporation owned and controlled by Mr. Skellern; and 1,650,000 common shares issuable upon the exercise of fully vested common share purchase options.

(10) Includes 40,000 common shares issuable to Mr. Pickard upon the exercise of fully vested common share purchase options and warrants.
(11) Includes 66,667 common shares issuable to Mr. Winsell upon the exercise of fully vested common share purchase options.
(12) Includes 233,333 common shares issuable to Mr. Braes upon the exercise of fully vested common share purchase options.
(13) Includes 250,000 common shares issuable to Mr. Schaerer upon the exercise of fully vested common share purchase options.

(14)

Includes 505,051 common shares held by Linkena Anstalt, an irrevocable family trust established by another member of the Goertz family.  Although Mr. Goertz is a beneficiary of the trust, any distributions he may receive will be made at the sole discretion of the trustee without any power of Mr. Goertz to direct such distributions to himself or to any other person.  Further, Mr. Goertz has no investment control over the assets of the trust.  Mr. Goertz therefore disclaims any beneficial ownership over the common shares held by the trust.

(15) Includes 1,600,000 common shares issuable to Mr. Brashears upon the exercise of fully vested common share purchase options and warrants.
(16) Includes 600,000 common shares issuable to Mr. Bozarth upon the exercise of fully vested common share purchase options.
(17) Includes 400,000 common shares issuable to Mr. Merchant upon the exercise of fully vested common share purchase options.

(18)

Includes 1,923,077 and 961,538 common shares issuable upon conversion of convertible debentures and exercise of stock purchase warrants sold or issued to BridgePoint Master Fund Ltd.  The convertible debenture contains a provision prohibiting any conversion of the debenture that would result in the holder or its affiliates beneficially owning more than 9.99% of our outstanding common shares as determined under Section 13(d) of the Exchange Act.  As a result of these provisions, BridgePoint Master Fund Ltd. disclaims beneficial ownership in excess of 9.99% of our outstanding common shares.

(19) Includes 5,225,000 common shares issuable upon the exercise of fully vested common share purchase options and warrants.

TRANSACTIONS AND BUSINESS RELATIONSHIPS WITH
MANAGEMENT AND PRINCIPAL SHAREHOLDERS

Transactions With Executive Officers, Directors And Shareholders

Summarized below are certain transactions with Universal Holdings (exclusive of compensatory transactions or arrangements with executive officers or directors previously discussed in this prospectus) which were entered into on or after January 1, 2005, or which are presently proposed, in which any person who is currently an executive officer, director, director nominee, or holder of more than five percent of any class of our securities, or any of their immediate family members, had or will have a direct or indirect interest:

•

On October 6, 2005, we sold 100,000 unregistered common shares to Mr. Michael D. Bozarth, a director, for gross proceeds of $99,000, representing a 10% discount to market.

•

Mr. Kevin F. Pickard, our Interim Chief Financial Officer, has provided outside accounting and financial services to the company through his accounting firm, Pickard & Green CPAs, P.C. (formerly Pickard & Company, CPA’s, P.C.), from December 2002 until his appointment as interim Chief Financial Officer on December 27, 2006.  During fiscal 2006 and 2005, Mr. Pickard’s firm earned the sum of $35,258 and $47,964, respectively, for the provision of those services.  As additional compensation for those services, we also granted to Mr. Pickard on April 28, 2005, a fully vested option entitling him to purchase 100,000 restricted common shares at the exercise price of $1.40 per share.  These options vest in equal amounts at the end of the first through eighth quarter of the provision of services by Mr. Pickard, and expire on April 28, 2010 to the extent not previously exercised or forfeited.

DESCRIPTION OF EQUITY SECURITIES

General

Our authorized capital consists of 100,000,000 shares of common stock, par value $.001 per share (these shares are referred to in this prospectus as “common shares”), and 5,000,000 shares of “blank check” preferred stock, par value $.001 per share (these shares are referred to in this prospectus as “preferred shares”), having such rights, preferences, privileges and restrictions as may be designated from time-to-time by our board.  Our board of directors has since designated 600 of the preferred shares as series ‘A’ convertible preferred stock (these shares are referred to in this prospectus as “series ’A’ preferred shares”), with the rights, preferences, privileges and restrictions described below.  As of March 27, 2007, there were issued and outstanding 52,462,842 common shares (including accrued but unissued shares) and 600 series ‘A’ preferred shares.

Our board of directors also designed 5,250 of the preferred shares as series ‘B’ convertible preferred stock (these shares are referred to in this prospectus as “series ’B’ preferred shares”), however, these shares were fully converted into common shares and, accordingly to the certificate of designation, returned to treasury as ‘blank check’ preferred shares.

Universal Guardian Common Shares

Our common shareholders are entitled to one vote per share on all matters to be voted upon by those shareholders, and are also entitled to cumulative voting for the election of directors.  Subject to the rights of our preferred shares, our common shareholders are entitled to receive ratably dividends as they may be declared by our board of directors out of funds legally available for that purpose.  Subject to the rights of our preferred shares, upon the liquidation, dissolution, or winding up of our company, our common shareholders will be entitled to share ratably in all of the assets which are legally available for distribution, after payment of all debts and other liabilities.  Our common shareholders have no preemptive, subscription, redemption or conversion rights.  All of our currently outstanding common shares are, and all of our common shares offered for sale under this prospectus will be, validly issued, fully paid and non-assessable.

Universal Guardian Preferred Shares Available for Designation

We may issue our preferred shares from time to time in one or more series as determined by our board of directors.  The voting powers and preferences, the relative rights of each series, and the qualifications, limitations and restrictions thereof may be established by our board of directors without any further vote or action by our shareholders.

Universal Guardian Series ‘A’ Preferred Shares

The series ‘A’ preferred shares carry a 7% cumulative dividend, and are convertible into common shares at the company’s discretion if our common shares trading at $120 per share ($6 per share pre-split) for five consecutive days.  The series ‘A’ preferred shares are non-voting, carry no redemption rights, and carry a $300,000 liquidation preference, in additional to the payment of cumulative dividends.  As of September 30, 2006, there was $143,500 of dividends in arrears with respect to these shares.

These shares were issued in or about December 1999 to Triple Tree, an affiliate of Terra Listed, Ltd. In connection with that purchase, we purchased 4,100 shares of Triple Tree.  Based upon corporate minutes accompanying the transaction, we have the right to convert the 600 series ‘A’ preferred shares outstanding into eight common shares pursuant based an $80 per share conversion rate ($4 per share pre-1-for-20 reverse stock split effectuated December 3, 2002).  We also believe that Triple Tree may owe the company up to $200,000 in connection with a put right and guarantee provided by Triple Tree to the company in connection with Triple Tree shares purchased by the company.  The Company intends to convert the 600 series ‘A’ preferred shares, although it reserves its rights to cancel some or all of the series ‘A’ preferred shares and the dividends accrued to date on those shares in connection with Triple Tree’s obligation.

UGC Series ‘A’ Preferred Shares

Guardian Corporation had outstanding 18,714 shares of series ‘A’ convertible preferred stock (these shares are referred to in this prospectus as the “UGC series ‘A’ preferred shares”) as of March 27, 2006.  All of these shares are held by shareholders other than Universal Holdings, while Universal Holdings holds all 11,300,000 UGC common shares outstanding.

Each UGC series ‘A’ preferred share has both a stated value and liquidation preference of $1.25, and carries a 6% cumulative cash dividend payable on the liquidation preference annually on September 30th of each year.  Guardian Corporation has the right in its sole discretion to pay the dividends in common shares in lieu of cash. Guardian Corporation is prohibited from paying any dividends on its common shares or other preferred shares so long as any accrued dividends on the UGC series ‘A’ preferred shares remain unpaid.

Beginning on the first anniversary of the issuance of any UGC series ‘A’ preferred shares, Guardian Corporation may in its sole discretion, should the shares have a market price in excess of two times the liquidation preference of the shares, redeem the shares in the amount of their liquidation preference.  Beginning on the fifth anniversary of the issuance of any UGC series ‘A’ preferred shares, Guardian Corporation may in its sole discretion, redeem the shares for their liquidation preference, notwithstanding the market price.

Each UGC series ‘A’ preferred share is convertible into one UGC common share based upon the foregoing conversion rate, subject to adjustment for merger, combination or reclassification of UGC common shares.  Each UGC series ‘A’ preferred share is also convertible into one Universal Holdings common share based upon the foregoing conversion rate, subject to adjustment as if Universal Holdings was Guardian Corporation.

Debentures Convertible into Common Shares

As of March 27, 2007, there were outstanding $6,000,000 in convertible debentures which are convertible into a total of 9,230,768 common shares at a $0.65 conversion price.  In the case of certain non-exempt issuances of securities below the aforesaid $0.65 conversion price for the debenture, the holders of those securities will also entitled to full-ratchet anti-dilution protection for a period of one year, and standard weighted-average anti-dilution protection thereafter, which would reduce the conversion price and increase the number of shares issuable upon conversion.

Options And Warrants Convertible into Common Shares

As of March 27, 2007, there were outstanding common share purchase options or warrants entitling the holders to purchase up to 24,478,975 Universal Holdings common shares at an average weighted exercise price of $1.02 per share, of which 23,373,974 of these options or warrants are vested and currently exercisable.  Certain of these options have lapsed by their terms, but are under consideration by the company for an extension in term in connection with the continuing provision of consulting services by the holder thereof.  Certain of these options contain full-ratchet anti-dilution protection for a period of one year, and standard weighted-average anti-dilution protection thereafter, which would reduce the exercise price and increase the number of shares issuable upon exercise.

EQUITY COMPENSATION PLANS

Summary Equity Compensation Plan Data

The following table sets forth information compiled on an aggregate basis as of December 31, 2006 with respect to the various equity compensation plans, including stand-alone compensation arrangements, under which we have granted or are authorized to issue equity securities to employees or non-employees, including consultants and advisors, in exchange for consideration in the form of goods or services.  Certain of these options have lapsed by their terms, but are under consideration by the company for an extension in term in connection with the continuing provision of consulting services by the holder thereof.

Plan Category	Number Of Securities To Be Issued Upon Exercise Of Outstanding Options, Warrants Or Rights	Weighted- Average Exercise Price Of Outstanding Options, Warrants And Rights	Number Of Securities Remaining Available For Future Issuance Under Equity Compensation Plans (Excluding Securities To Be Issued Upon Exercise Of Outstanding Options, Warrants And Rights)
Equity compensation plans approved by shareholders:
Universal Guardian Holdings, Inc. 2005 Stock Incentive Plan	3,505,000	$ 0.93	5,869,132
Universal Guardian Holdings, Inc. 2002 Stock Compensation Program	1,100,000	$ 0.61	0

Equity compensation plans not approved by shareholders:
Universal Guardian Holdings, Inc. 2003 Incentive Equity Stock Plan	1,300,000	$ 0.95	0
Stand-Alone Options and Warrants	12,561,734	$ 0.60	0
Total	14,961,734	$ 0.85	5,869,132

Description of Equity Compensation Plans Approved By Shareholders

Universal Guardian Holdings, Inc. 2005 Stock Incentive Plan

On September 1, 2005 our board of directors adopted, and on October 6, 2005 our shareholders ratified, the Universal Guardian Holdings, Inc. 2005 Stock Incentive Plan (the “2005 Plan”).  The purpose of the plan is to provide our company with a shareholder-approved vehicle to attract, retain and motivate employees, directors and non-employee consultants upon whose judgment, initiative and effort the successful conduct or our business will be largely dependent, and to align their interests with those our of shareholders by providing incentive compensation opportunities tied to the performance of our common shares and by promoting increased ownership in our common shares by such persons.  The 2005 Plan was adopted with the intent to replace the 2002 Plan and 2003 Plan described below.

Under the 2005 Plan, a total of 10,000,000 common shares will be available for issuance through the grant of a variety of common share-based awards under the plan.  Types of awards that may be granted under the 2005 Plan include stock awards, restricted stock awards and non-qualified and incentive stock options.  As of March 27, 2007, there were 3,880,000 common shares reserved for issuance under outstanding but unexercised common share purchase options under the 2005 Plan and 5,869,132 shares available for issuance.

Universal Guardian Holdings, Inc. 2002 Stock Compensation Program

On September 19, 2002, our board of directors and shareholders adopted the Universal Guardian Holdings, Inc. 2002 Stock Compensation Program, formerly known as the Hollywood Partners.com 2002 Stock Compensation Program (the “2002 Stock Program”), pursuant to which a total of 10,000,000 common shares were initially made available for issuance.  Effective as of October 6, 2005, as a result of the adoption of the 2005 Plan by our shareholders, no further grants will be made under the 2002 Stock Program.  As of March 27, 2007, there were 1,100,000 shares reserved for issuance under outstanding but unexercised common share purchase options granted under the 2002 Stock Program prior to October 6, 2005.

Description of Equity Compensation Plans Not Approved By Shareholders

Universal Guardian Holdings, Inc. 2003 Incentive Equity Stock Plan

On May 12, 2003, our board of directors adopted the Universal Guardian Holdings, Inc. 2003 Incentive Equity Stock Plan (the “2003 Stock Plan”), pursuant to which a total of 10,000,000 common shares were initially made available for issuance.  As a result of the adoption of the 2005 Plan by our shareholders on October 6, 2005, no further grants will be made under the 2003 Stock Plan.  As of March 27, 2007, there remained 1,300,000 shares reserved for issuance under outstanding but unexercised common share purchase options granted under the 2003 Stock Plan prior to October 6, 2005.

Stand-Alone Compensatory Grants

From time to time our board of directors grants common share purchase options or warrants to selected directors, officers, employees, consultants and advisors in payment of goods or services provided by such persons on a stand-alone basis outside of any of our formal stock plans.  The terms of these grants are individually negotiated.  As of March 27, 2007, there were a total of 9,857,120 shares reserved for issuance under various outstanding but unexercised compensatory common share purchase options granted on a stand-alone basis.

MARKET FOR EQUITY SECURITIES

Description Of Market

Our common shares are currently quoted on the OTCBB under the symbol “UGHO.”  The following table sets forth the quarterly high and low bid prices for our common shares on the OTCBB for the periods indicated.  The prices set forth below represent inter-dealer quotations, without retail markup, markdown or commission and may not be reflective of actual transactions.

		Bid Price
Period	Volume	High	Low
2006:
Fourth Quarter	9,416,263	$ 0.99	$ 0.66
Third Quarter	12,711,369	1.12	0.66
Second Quarter	15,578,796	1.09	0.76
First Quarter	17,050,370	1.24	0.58
2005:
Fourth Quarter	22,522,012	$ 1.37	$ 0.56
Third Quarter	17,802,888	1.48	1.03
Second Quarter	13,239,910	1.91	1.11
First Quarter	70,920,167	2.56	1.19

The closing price for our common shares on March 27, 2007 as reported on the OTCBB was $0.76 per share.  There were 118 registered holders or persons otherwise entitled to hold our common shares as of that date pursuant to a shareholders’ list provided by our transfer agent and our records relating to issuable shares.  The number of registered shareholders excludes any estimate by us of the number of beneficial owners of common shares held in street name.  Based upon shareholder information procured in connection with our last annual meeting of shareholders, there are approximately 5,400 beneficial holders of our common shares, including with respect to shares held in street name.

Dividend Policy

We have never paid any cash dividends on our common shares, and we do not anticipate that we will pay any dividends with respect to those securities in the foreseeable future.  Our current business plan is to retain any future earnings to finance the expansion development of our business.  Any future determination to pay cash dividends will be at the discretion of our board of directors, and will be dependent upon our financial condition, results of operations, capital requirements and other factors as our board may deem relevant at that time.  We are restricted from paying cash dividends under two-year convertible debentures sold in December 2006 and January 2007.

SELLING SHAREHOLDERS

The following table sets forth the total number of common shares beneficially owned or acquirable by each of the selling shareholders as of March 27, 2007, the total number of common shares they may sell under this prospectus, and the number of common shares they will own thereafter assuming the sale of all shares offered under this prospectus and further assuming no other acquisitions or dispositions of common shares.  The number and percentage of shares beneficially owned before and after the sales is determined in accordance with Rule 13d-3 and 13d-5 of the Exchange Act, and the information is not necessarily indicative of beneficial ownership for any other purpose.  See footnote (1) to this table.  We believe that each individual or entity named has sole investment and voting power with respect to the securities indicated as beneficially owned by them, subject to community property laws, where applicable, except where otherwise noted.

The selling shareholders are under no obligation to sell all or any portion of the common shares offered for sale under this prospectus.  See that section of this prospectus captioned “Plan of Distribution”.

The total number of common shares sold under this prospectus may be adjusted to reflect adjustments due to stock dividends, stock distributions, splits, combinations or recapitalizations.

Unless otherwise stated below, to our knowledge no selling shareholder nor any of affiliate of such shareholder has held any position or office with, been employed by or otherwise has had any material relationship with us or our affiliates during the three years prior to the date of this prospectus.  To our knowledge, the only selling shareholder who is a broker-dealer or an affiliate of a broker-dealer within the meaning of Rule 405 is Maxim Partners, LLC, an affiliate of Maxim Group, LLC, a National Association of Securities Dealers, Inc. (“NASD”) member Broker Dealer.

	Common Shares Owned or Acquirable Before Sales (1)(3)							Common Shares Held After Sales (2)(3)
Selling Shareholder	Held Outright	Underlying Conver- tible Debentures	Underlying Common Share Purchase Warrants or Options	Reserve for Potential Interest Payments on Debentures	Total	%	Common Shares Offered	Number	%
Adler, Richard W.	—	307,692	153,846	36,923	498,461	0.9%	498,461	—	0.0%
Bakalian, Allan B.	—	153,846	76,923	18,462	249,231	0.5%	249,231	—	0.0%
Berkovic, Brent	—	153,846	76,923	18,462	249,231	0.5%	249,231	—	0.0%
Bonham, William D.	—	76,923	38,462	9,231	124,616	0.2%	124,616	—	0.0%
BridgePointe Master Fund, Ltd. (3)	—	1,923,077	961,538	230,769	3,115,384	5.6%	3,115,384	—	0.0%
Bristol Investment Fund, Ltd. (5)	—	307,692	153,846	36,923	498,461	0.9%	498,461	—	0.0%
Brusco, Charles H.	—	153,846	76,923	18,462	249,231	0.5%	249,231	—	0.0%
Calvert, D. Chardwick	—	307,692	153,846	36,923	498,461	0.9%	498,461	—	0.0%
Carr, Robert or Judith	—	38,462	19,231	4,615	62,308	0.1%	62,308	—	0.0%
CG Trust (3)	—	115,385	57,692	13,846	186,923	0.4%	186,923	—	0.0%

Cooney, Paul M.	—	307,692	153,846	36,923	498,461	0.9%	498,461	—	0.0%
Crandell, Bradford E. and Lisa C.	—	76,923	38,462	9,231	124,616	0.2%	124,616	—	0.0%
Cranshire Capital, LP (6)	—	176,923	88,462	21,231	286,616	0.5%	286,616	—	0.0%
Doris M. Scott Testmentary Trust (7)	—	38,462	19,231	4,615	62,308	0.1%	62,308	—	0.0%
Eberhardt, John or Diann	—	38,462	19,231	4,615	62,308	0.1%	62,308	—	0.0%
EGATNIV LLC (8)	—	76,923	38,462	9,231	124,616	0.2%	124,616	—	0.0%
Ferrell, Keith C.	—	76,923	38,462	9,231	124,616	0.2%	124,616	—	0.0%
Garcia Barella, Maria de los Angeles de	—	—	—	92,308	92,308	0.2%	92,308	—	0.0%
Gelbfish, Dr. Gary	—	230,769	115,385	27,692	373,846	0.7%	373,846	—	0.0%
Geiss, Andrew	—	153,846	76,923	18,462	249,231	0.5%	249,231	—	0.0%
Gorelik Trust UDT 4/22/96(9)	—	153,846	76,923	18,462	249,231	0.5%	249,231	—	0.0%
Grossman, Carol	—	76,923	38,462	9,231	124,616	0.2%	124,616	—	0.0%
Harbourview Master Fund LP (10)	—	307,692	153,846	36,923	498,461	0.9%	498,461	—	0.0%
Harvey Sendler Revocable Trust (11)	—	76,923	38,462	9,231	124,616	0.2%	124,616	—	0.0%
JEBCCO Marketing Inc., PSP (12)	—	76,923	38,462	9,231	124,616	0.2%	124,616	—	0.0%
Karfunkel, George	—	153,846	76,923	18,462	249,231	0.5%	249,231	—	0.0%
Keesee, R Neal	—	153,846	76,923	18,462	249,231	0.5%	249,231	—	0.0%
Krieger, John M.	—	76,923	38,462	9,231	124,616	0.2%	124,616	—	0.0%
Leider, Mark	—	76,923	38,462	9,231	124,616	0.2%	124,616	—	0.0%
Levine, Michael H.	—	76,923	38,462	9,231	124,616	0.2%	124,616	—	0.0%
Maxim Partners, LLC (14)	—	—	923,076	—	923,076	1.7%	923,076	—	0.0%
Mitri, Michael F. and Karen D.	—	76,923	38,462	9,231	124,616	0.2%	124,616	—	0.0%
Morgan, David R.	—	76,923	38,462	9,231	124,616	0.2%	124,616	—	0.0%
Perona, Louis J.	—	76,923	38,462	9,231	124,616	0.2%	124,616	—	0.0%
Ribo C.V.(14)	—	—	—	92,308	92,308	0.2%	92,308	—	0.0%
Robert Easton PSP (15)	—	76,923	38,462	9,231	124,616	0.2%	124,616	—	0.0%
Robinson, Rick A.	—	115,385	57,692	13,846	186,923	0.4%	186,923	—	0.0%
Rockmore Investment Master Fund Ltd. (14)	—	307,692	153,846	36,923	498,461	0.9%	498,461	—	0.0%

Rosenberg, Robert	—	38,462	19,231	4,615	62,308	0.1%	62,308	—	0.0%
Schimmel, Douglas E.	—	153,846	76,923	18,462	249,231	0.5%	249,231	—	0.0%
Schirripa, George T.	—	307,692	153,846	36,923	498,461	0.9%	498,461	—	0.0%
SERF Investment Holdings, LLC (16)	—	38,462	19,231	4,615	62,308	0.1%	62,308	—	0.0%
Siegfried, Chaya D.	—	15,385	7,692	1,846	24,923	*°°°	24,923	—	0.0%
WD Partners I, LP (17)	—	307,692	153,846	36,923	498,461	0.9%	498,461	—	0.0%
Ziegler, Hirsch J.	—	153,846	76,923	18,462	249,231	0.5%	249,231	—	0.0%
	—	7,692,306	4,769,235	1,107,697	13,569,238	20.5%	13,569,238	—	0.0%

* Less than one percent..

(1)

Pursuant to Rules 13d-3 and 13d-5 of the Exchange Act, beneficial ownership includes any common shares as to which a shareholder has sole or shared voting power or investment power, and also any common shares which the shareholder has the right to acquire within 60 days, including upon exercise of common shares purchase options or warrant or the conversion of series ‘A’ preferred shares, series ‘B’ preferred shares, or UGC series ‘A’ preferred shares.  There were 52,462,842 common shares outstanding as of March 27, 2007.

(2) Assumes the sale of all common shares offered under this prospectus.
(3) Does not include other shares directly or indirectly held by controlling persons.

(4)

Voting and investment power over shares beneficially owned by BridgePoint Master Fund, Ltd. is held by its General Partner and investment manager, Roswell Capital Partners.  Roswell Capital Partners is controlled by its Manager, Mr. Eric Swartz.  Each of Roswell Capital Partners and Mr. Swartz disclaim beneficial ownership of the shares held by BridgePoint Master Fund, Ltd.

(5)

Bristol Capital Advisors, LLC ("BCA") is the investment advisor to Bristol Investment Fund, Ltd. ("Bristol").  Paul Kessler is the manager of BCA and as such has voting and investment control over the securities held by Bristol.  Mr. Kessler disclaims beneficial ownership of these securities.  Voting and investment power over shares beneficially owned by CG Trust is ultimately held by Ms. Judith Grossman, in her capacity as Trustee of CG Trust.

(6)

Mr. Mitchell P. Kopin, the president of Downsview Capital, Inc., the general partner of Cranshire Capital, L.P, has sole voting control and investment discretion over securities held by Cranshire Capital, L.P.  Downsview Capital, Inc. disclaims beneficial ownership of the shares held by Cranshire Capital, L.P.

(7)

Voting and investment power over shares beneficially owned by Doris M. Scott Testmentary Trust is ultimately held by Mr. Jeffrey Scott, in his capacity as Trustee of the Doris M. Scott Testmentary Trust.  Mr. Scott disclaims beneficial ownership of the shares held by Doris M. Scott Testmentary Trust.

(8) Voting and investment power over shares beneficially owned by EGATNIV LLC is ultimately held by Mr. Seth Farbman., in his capacity as manager of EGATNIV.
(9) Voting and investment power over shares beneficially owned by the Gorelik Trust is ultimately held by Mr. Mark Gorelik, in his capacity as trustee Trustee of the Gorelik Trust.

(10)

Voting and investment power over shares beneficially owned by Harbourview Master Fund LP is ultimately held by Messrs. Richard Rosenblum and David Stefansky, in their capacities as General Partners of Harborview Master Fund, LP.  Messrs. Rosenblum and Stefansky disclaim beneficial ownership of the shares held by Harbourview Master Fund LP.

(11)

Voting and investment power over shares beneficially owned by the Harvey Sendler Revocable Trust is ultimately held by Mr. Harvey Sendler, in his capacity as trustee of the Harvey Sendler Revocable Trust.

(12)

Voting and investment power over shares beneficially owned by JEBCCO Marketing PSP is ultimately held by Messrs. Robert Carr and John Eberhardt, in their capacities as Trustees of JEBCCO Marketing PSP.  Messrs. Carr and Eberhardt disclaims beneficial ownership of the shares held by JEBCCO Marketing PSP.

(13)

Partners LLC.  Mr. Mike Rabinowitz is the principal manager of MJR Holdings, and has principal voting and dispositive power with respect to the securities owned by Maxim Partners LLC. The number of shares beneficially owned represents shares of common stock underlying warrants that were originally received by Maxim Group LLC as compensation for services rendered as placement agent in connection with private placements we completed in December 2006 and January 2007.  These warrants, which Maxim Group LLC subsequently assigned to Maxim Partners LLC, may be exercised by Maxim Partners LLC at $0.65 per share until December 2011 and January 2008.  In connection with its services as our placement agent, Maxim Group LLC also Received cash compensation and expenses.  Such warrants contain customary anti-dilution protection for stock splits, dividends refusal to act as lead underwriter or placement agent or advisor for public and private equity and debt offerings and financial advisory services.

(14)

Maxim Partners LLC owns 98% of Maxim Group LLC, a registered broker dealer.  MJR Holdings LLC owns 72% of Maxim Voting and investment power over shares beneficially owned by Ribo C.V. is ultimately held by Mr. Stichting Frami, in his capacity as general partner of Ribo C.V.

(15)

Voting and investment power over shares beneficially owned by the Robert Easton PSP is ultimately held by Mr. Robert Easton, in his capacity as trustee of the Robert Easton PSP.Rockmore Capital, LLC (“Rockmore Capital”) and Rockmore Partners, LLC (“Rockmore Partners”), each a limited liability company formed under the laws of the State of Delaware, serve as the investment manager and general partner, respectively, to Rockmore Investments (US) LP, a Delaware limited partnership, which invests all of its assets through Rockmore Investment Master Fund Ltd., an exempted company formed under the laws of Bermuda (“Rockmore Master Fund”).  By reason of such relationships, Rockmore Capital and Rockmore Partners may be deemed to share dispositive power over the shares of our common stock owned by Rockmore Master Fund.  Rockmore Capital and Rockmore Partners disclaim beneficial ownership of such shares of our common stock.  Rockmore Partners has delegated authority to Rockmore Capital regarding the portfolio management decisions with respect to the shares of common stock owned by Rockmore Master Fund and, as of the date of this prospectus, Mr. Bruce T. Bernstein and Mr. Brian Daly, as officers of Rockmore Capital, are responsible for the portfolio management decisions of the shares of common stock owned by Rockmore Master Fund.  By reason of such authority, Messrs. Bernstein and Daly may be deemed to share dispositive power over the shares of our common stock owned by Rockmore Master Fund.  Messrs. Bernstein and Daly disclaim beneficial ownership of such shares of our common stock and neither of such persons has any legal right to maintain such authority.  No other person has sole or shared voting or dispositive power with respect to the shares of our common stock as those terms are used for purposes under Regulation 13D-G of the Securities Exchange Act of 1934, as amended.  No person or “group” (as that term is used in Section 13(d) of the Securities Exchange Act of 1934, as amended, or the SEC’s Regulation 13D-G) controls Rockmore Master Fund.

(16) Voting and investment power over shares beneficially owned by SERF Investment Holdings, LLC is ultimately held by Mr. Douglas E. Shimmel, the manager of SERF Investment Holdings, LLC.

(17)

Voting and investment power over shares beneficially owned by WD Partners I, LP is ultimately held by Mr. Josh Davis, in his capacity as general partner of WD Partners I, LP .  Mr. Davis disclaims beneficial ownership of the shares held by WD Partners I, LP

REGISTRATION RIGHTS

Included in this prospectus are a total of 13,569,238 common shares consisting of:

•

7,692,306 common shares issuable by the company upon the prospective conversion of currently issued and outstanding convertible debentures at the election of the holders of those securities.  These debentures were issued in connection with a private placement (the “First Debenture Offering”) of our securities to 43 accredited investors which closed on December 4 and 8, 2006 pursuant to which we raised $5,000,000 in gross proceeds.  For more complete information as to the First Debenture Offering, see that section of this prospectus captioned “Management’s Discussion And Analysis Of Financial Condition And Results of Operations—Liquidity And Capital Resources”.

•

3,846,159 common shares issuable by the company upon the prospective exercise of currently issued and outstanding stock purchase warrants by the holders of those securities.  These stock purchase warrants were also issued pursuant to the First Debenture Offering.

•

923,076 common shares issuable by the company upon the prospective exercise of currently issued and outstanding placement agents’ warrants by the holder of those warrants.  769,230 of the shares are issuable upon exercise of placement agents’ warrants granted to the Maxim Group, LLC (“Maxim Group”) as partial compensation for acting as placement agent for the First Debenture Offering, while the other 153,846 shares are issuable upon exercise of placement agents’ warrants granted to Maxim Group as partial compensation for acting as placement agent in connection with a private placement (the “Second Debenture Offering”) of our securities to two accredited investors which closed on January 11, 2007 pursuant to which we raised $1,000,000 in gross proceeds.  For more complete information as to the Second Debenture Offering, see that section of this prospectus captioned “Management’s Discussion And Analysis Of Financial Condition And Results of Operations—Liquidity And Capital Resources”.

•

 1,107,697 common shares issuable by the company in connection with the prospective payment of interest on the debentures issued under the First Debenture Offering and the Second Debenture Offering.

In connection with both the First Debenture Offering and the Second Debenture Offering, Universal Holdings agreed to register with the SEC the common shares issuable upon conversion of principal and interest under the debenture or the exercise of the warrants in each private placement.  In the event Universal Holdings were to fail to file a registration statement with the SEC within thirty days of the final closing date, or in the event such registration statement was filed but not declared effective by the SEC within 90 days of the final closing date (or 120 days if subject to SEC or NASD review), then we would generally be obligated (with certain exceptions) to pay to each debenture holder damages in cash equal to 1% of his or her purchase price for each thirty-day period of such failure, or partial period thereof, subject to a 4% cap.  In connection with the Second Debenture Offering, the debenture holders for the First Debenture Offering later agreed to extend the initial SEC filing date for the First Debenture Offering until January 15, 2007, and the company electronically submitted to the SEC on that date a registration statement covering both the First Debenture Offering and the Second Debenture Offering.  As part of that consent, the debenture holders for the Second Debenture Offering agreed that the company would not be obligated to register their shares to the extent necessary to procure SEC approval for the registration of the shares under the First Debenture Offering.  The SEC has reviewed the registration statement and requested a cut-back of shares as a condition of effectiveness, and the company has notified the SEC that it would eliminate from the registration statement all common shares issuable by the company upon the prospective conversion of currently issued and outstanding convertible debentures issued as part of the Second Debenture Offering, all common shares issuable by the company upon the prospective exercise of currently issued and outstanding stock purchase warrants issued to investors as part of the Second Debenture Offering, and all common shares issuable in connection with anti-dilution rights.  As a consequence, the only shares to be registered in connection with the Second Debenture Offering will be shares issuable by the company in connection with the prospective payment of interest on the debentures issued under the Second Debenture Offering, and common shares issuable to Maxim Group upon the prospective exercise of currently issued and outstanding placement agents’ warrants granted to Maxim Group as partial compensation for acting as placement agent for the Second Debenture Offering.  The registration statement containing this prospectus has been filed in connection with the foregoing SEC request and the company’s response.  We anticipate that the registration statement containing this prospectus will be declared effective prior to the 120-day date, and do not anticipate that the company will incur a registration penalty under either the First Debenture Offering or the Second Debenture Offering.

We further agreed to keep the registration statement of which this prospectus forms a part continuously effective until the earlier of the date that the common shares covered by this prospectus (if acquired or are still acquirable) have been sold under this prospectus or may be eligible for legend removal or sale outside of this prospectus pursuant to Rule 144(k) of the Securities Act.

The subscription agreements with the investors also generally provide for cross-indemnification of the company and the selling shareholders who are a party to such agreements or their respective successors-in-interest and each party’s respective directors, officers and controlling persons against liability in connection with the offer and sale of our common shares, including liabilities under the Securities Act, and to contribute to payments the parties may be required to make in respect thereof.  We have agreed to indemnify the selling shareholders who are a party to such agreements and their respective successors-in-interest to hold them harmless from certain liabilities under the Securities Act.

The convertible debentures sold to the selling shareholders also contain provisions prohibiting any conversion of these securities that would result in these entities or their affiliates beneficially owning more than 4.99% of our outstanding common shares as determined under Section 13(d) of the Securities Exchange Act of 1934 without their consent, or 9.99% of our outstanding common shares as determined under Section 13(d) of the Securities Exchange Act of 1934 in any event.  As a result of these provisions, each such holder disclaims beneficial ownership in excess of 4.99% and 9.99% of our outstanding common shares, as the case may be.

PLAN OF DISTRIBUTION

Method of Sales Under This Prospectus

Each selling shareholder, and each of their respective donees, transferees, pledgees or other successor-in-interest (to the extent permitted under this plan of distribution as described below) selling common shares offered for sale under this prospectus or interests in those hares received after the date of this prospectus from a selling stockholder as a gift, pledge, partnership distribution or other transfer, may from time to time sell any or all of their common shares offered for sale under this prospectus for cash or such other consideration or value allowed under forms SB-2 (1) on or through any public market or trading facility on which the shares are traded including on or through the OTCBB or, to the extent then applicable, on or through any other over-the-counter market or stock exchange market or the “pink sheets, or (2) in privately negotiated transactions.  These sales may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.  A selling shareholder may use any one or more of the following methods when selling shares:

•

ordinary brokerage transactions and transactions in which the broker solicits purchasers;

•

one or more block trades in which the broker or dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•

purchases by a broker or dealer as principal and resale by the broker or dealer for its account;

•

in privately-negotiated transactions;

•

an exchange distribution in accordance with the rules of an exchange;

•

short sales effected after the date the registration statement of which this prospectus is a part is declared effective by the SEC;

•

through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•

broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•

through underwriters, brokers or dealers (who may act as agents or principals) or directly to one or more purchasers;

•

through agents; or

•

in any combination of these methods.

In addition to the foregoing methods, the selling shareholders may offer their share from time to time in transactions involving principals or brokers not otherwise contemplated above, in a combination of such methods as described above or any other lawful methods.

Broker-dealers engaged by the selling shareholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling shareholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated, provided that such amount shall not exceed 5%.  Each selling shareholder does not expect these commissions and discounts relating to its sales of shares to exceed what is customary in the types of transactions involved.  Except as otherwise set forth in this prospectus, each of the selling shareholders has represented to us that it is not a registered broker-dealer or an affiliate of a registered broker-dealer.

The selling shareholders may also sell the shares directly to market makers acting as principals and/or broker-dealers acting as agents for themselves or their customers.  These broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling shareholders and/or the purchasers of shares for whom these broker-dealers may act as agents or to whom they sell as principal or both, which compensation as to a particular broker-dealer might be in excess of customary commissions.  Market makers and block purchasers purchasing the shares will do so for their own account and at their own risk.  It is possible that the selling shareholders will attempt to sell common shares in block transactions to market makers or other purchasers at a price per share which may be below the then market price.

The selling shareholders and any underwriters, broker-dealers or agents that participate in the sale of the common shares may be “underwriters” within the meaning of Section 2(11) of the Securities Act in connection with those sales.  In such an event, any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act.  Discounts, concessions, commissions and similar selling expenses, if any, that can be attributed to the sale of the securities will be paid by the selling shareholders and/or the purchasers. Each selling shareholder has represented and warranted to us that it acquired the securities subject to this registration statement in the ordinary course of such selling shareholder’s business and, at the time of its purchase of such securities such selling shareholder had no agreements or understandings, directly or indirectly, with any person to distribute any such securities. We have advised each selling shareholder that it may not use shares registered under this registration statement to cover short sales of common shares made prior to the date on which this registration statement shall have been declared effective by the Commission.  Selling shareholders who are “underwriters” within the meaning of Section 2(11) of the Securities Act will need to deliver a copy of this prospectus to each purchaser at or prior to the time of sale in accordance with the prospectus delivery requirements of that Act.

The selling shareholders, alternatively, may sell all or any part of the shares offered by this prospectus through an underwriter.  Each selling shareholder has informed us that he or she does not have any current agreement or understanding, directly or indirectly, with any person to distribute the common shares offered by this prospectus.  If any selling shareholder were to enter into any such agreement, the company will if required under an agreement with the selling shareholder, or may in the company’s sole discretion absent such an agreement, allow such underwriter to sell those shares under this prospectus, in which event we would be required to set forth, in a post-effective amendment to this prospectus or supplement pursuant to Rule 424(b) of the Securities Act, the following information:  (1) the number of shares being offered; (2) the terms of the offering, including the name of any selling shareholder, underwriter, broker, dealer or agent; (3) the purchase price paid by any underwriter; (4) any discount, commission and other underwriter compensation; (5) any discount, commission or concession allowed or reallowed or paid to any dealer; (6) the proposed selling price to the public; and (7) other facts material to the transaction.

The selling shareholders may, from time to time, pledge or grant a security interest in some or all of the common shares offered for sale under this prospectus and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell such shares, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling shareholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.  The selling shareholders also may transfer the common shares offered for sale under this prospectus in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

Subject to any agreements with the company prohibiting any of the following actions and subject to restrictions on successors-in-interest described below, the selling shareholders may also (1) enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the shares in the course of hedging the positions they assume, (2) sell the shares short and deliver these securities to close out their short positions, (3) loan or pledge the shares to broker-dealers that in turn may sell these securities, or (4) enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of common shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

We and the selling shareholders will be subject to applicable provisions of the Exchange Act and the rules and regulations under it, including, without limitation, Rule 10b-5 and, insofar as a selling shareholder is a distribution participant and we, under certain circumstances, may be a distribution participant, under Regulation M of the Exchange Act.  Regulation M may limit the timing of purchases and sales of any of the common shares offered under this prospectus by the selling shareholders and any other person distributing our common shares.  Furthermore, Regulation M may restrict the ability of any person engaged in the distribution of common shares to engage in market-making or market stabilization activities.  Specifically, Regulation M prohibits an issuer, its shareholders or an affiliated purchaser other than in an excepted security or activity, to bid for, purchase, or attempt to induce any person to bid for or purchase, a covered security during the applicable restrictive period.  The restrictive period for our common shares offered under this prospectus begins on the later of five business days prior to the determination of the offering price or such time that a person becomes a distribution participant, and ends upon such person’s completion of participation in the distribution.  The restrictive period will begin on the effective date of this offering.  Distribution is defined under Regulation M as meaning an offering of securities, whether or not subject to registration under the Securities Act that is distinguished from ordinary trading transactions by the magnitude of the offering and the presence of special selling efforts and selling methods.  Distribution participant is defined under Regulation M as meaning an underwriter, prospective underwriter, broker, dealer, or other person who has agreed to participate or is participating in a distribution.  All of the foregoing may affect the marketability of our common shares.  To the extent required by law, we may require the selling shareholders and their brokers, if applicable, to provide a letter that acknowledges compliance with Regulation M before authorizing the transfer of the shares under this prospectus.

No persons associated with us or the selling shareholders who is not a registered broker/dealer may participate in the distribution of the shares to be offered by the selling shareholders unless they meet the safe harbor provisions of the SEC Rule 3a4-1 promulgated under the Exchange Act with respect to exemption from registration as a broker/dealer.

The selling shareholders will act independently of us in making decisions with respect to the timing, manner and size of each sale.  The selling shareholders have the sole and absolute discretion not to accept any purchase offer or make any sale of their shares if they deem the purchase price to be unsatisfactory at any particular time.

We further agreed to keep the registration statement of which this prospectus forms a part continuously effective until the earlier of the date that the common shares covered by this prospectus (if acquired or are still acquirable) have been sold under this prospectus or may be eligible for legend removal or sale outside of this prospectus pursuant to Rule 144(k) of the Securities Act. See “Registration Rights” above.

Sales Outside Of This Prospectus; Sales Under This Prospectus By Successors-In-Interest

The selling shareholders reserve the right, in lieu of selling their shares under this prospectus, to sell their common shares in a broker’s transaction on the public markets pursuant to Rule 144 under the Securities Act, or to otherwise sell or transfer their shares in any other manner permitted under the federal securities laws.  Rule 144 is a safe harbor which permits the limited resale on the public markets of shares originally acquired in a private placement so long as the transaction is facilitated through a broker and satisfies various other conditions, including the availability of certain current public information concerning the issuer, the resale occurring following the lapse of required holding periods under 144, and the number of shares be sold during any three-month period not exceeding certain limitations.

The following “non-sale” transactions or any combination thereof may not be facilitated under this prospectus (without otherwise limiting the ability of the selling shareholder to otherwise facilitate the transaction under the federal securities laws) unless we receive from the selling shareholder, at his or her expense, a legal opinion acceptable to the company or our legal counsel in our sole discretion or, in the alternative, a no-action letter from the SEC, to the effect that such transaction is allowable under this prospectus pursuant to the rules governing permitted transactions under registration statements on form SB-2:

•

any transfer of the shares for consideration other than cash;

•

any transfer for less than fair market value, including both complete and partial gifts and also including distributions or transfers from trusts, corporations, limited liability companies, partnerships or other entities or relationships;

•

any transfer by a selling shareholder to any entity or pursuant to any arrangement in which the selling shareholder or any affiliate of the selling shareholder retains a beneficial interest; or

•

any pledge of or grant of security interest in the shares by the selling shareholder as collateral for margin accounts or in loan transactions.

In the event of any of the foregoing “non-sale” transactions, the company will (if required under an agreement with the selling shareholder), or may in its sole discretion (absent such an agreement), add the donee, transferee, pledgee, secured party or other successor-in-interest as a selling shareholder under this prospectus through the filing under Rule 424(b)(3) or other applicable provision of the Securities Act of an amended prospectus or a prospectus supplement after our notification of such transaction, thereby allowing the aforesaid successor-in-interest to thereafter sell the shares under this prospectus, subject to the foregoing restrictions.  In such an event, the aforesaid successor-in-interest shall be deemed a “selling shareholder” for purposes of this prospectus.  With the exception of changing the names of the selling shareholders to reflect such change in ownership, this plan of distribution shall remain unchanged.  To the extent required, we may amend and/or supplement this prospectus from time to time to describe a specific plan of distribution.  Unless and until the aforesaid successor-in-interest is named as a selling shareholder through the filing of an amended prospectus or supplement as described above, he or she will not have the right to sell under this prospectus.

Compliance With State Securities Laws

In certain states the common shares offered by this prospectus may only be sold through registered or licensed brokers or dealers.  We have advised the selling shareholders to ensure that any underwriters, brokers, dealers or agents effecting transactions on their behalf are registered to sell securities in all fifty states.  In addition, in certain states the common shares offered by this prospectus may not be sold unless they are first registered or qualified for sale in that state or an exemption from the registration or qualification requirement is available and is complied with by the selling shareholder.  We do not presently intend to obtain qualification of the sales in any state in reliance upon exemptions from state securities registrations requirements insofar as is practicable, and make no representations or undertakings to effect “blue sky” clearance for any particular state.  We are listed as of the date of this prospectus on the Standard & Poor’s Standard Corporate Reports, which may enable us to qualify for an exemption in certain states.  Selling shareholders must contact the company or their own counsel to determine if sales are permitted in any given jurisdiction.

Distribution Expenses And Proceeds of Sale

We have agreed to pay all costs and expenses incurred in connection with the registration of the shares offered by this  prospectus including, but not limited to, legal, accounting, printing and mailing fees.  The selling shareholders and/or the purchasers participating in any sale under this prospectus will be responsible for any applicable underwriting commissions and expenses, brokerage fees and stock transfer taxes, as well as the fees and disbursements of their legal counsel and experts.  We will receive no proceeds from any resales of the shares offered under this prospectus.

Indemnification

We have entered into registration rights agreements with certain of the selling shareholders providing for cross-indemnification in connection with sale of the shares offered by this prospectus.  See that section of this prospectus captioned “Registration Rights”.

Other Matters

In the event that a selling shareholder is subject to the provisions of Section 16 of the Exchange Act, he or she will remain subject to such provisions, including filing and short-swing profit disgorgement obligations, notwithstanding his or her ability to sell shares under this prospectus.  It shall be solely up to the selling shareholder to ascertain his or her obligations under Section 16, if any.

Any NASD member participating in the distribution of the shares offered under this prospectus will be subject to compliance with NASD rules and regulations, including rules governing the timely filing of documents and disclosures with the Corporate Finance Department of the NASD.

Maxim Group acted as our placement agent in our private placements in December 2006 and January 2007. In addition to cash compensation and fees and expenses paid to our placement agent, we issued Maxim Group warrants for the purchase of up to 923,076 common shares, with an exercise price of $0.65 per share, which warrants Maxim Group subsequently assigned to its principal member, Maxim Partners LLC. These warrants have been deemed compensation by the NASD and are therefore subject to a 180-day lock-up from the date of this prospectus pursuant to Rule 2710(g)(1) of the NASD Conduct Rules.  Additionally, the warrants may not be sold, transferred, assigned, pledged or hypothecated for a period of 180 days following the date of this prospectus. However, the warrants may be transferred to any underwriter and selected dealer participating in the offering and their bona fide officers or partners. Thereafter, the warrants will be transferable provided such transfer is in accordance with the provisions of the Securities Act.  Such warrants contain customary anti-dilution protection for stock splits, dividends and recapitalization consistent with the NASD Rules of Fair Practice.  We have also granted Maxim Group a right of first refusal until January 2008 to act as lead underwriter or placement agent for any and all future public and private equity and debt offerings.  Pursuant to a requirement by the NASD, the maximum commission or discount to be received by any NASD member or independent broker/dealer may not be greater than 8% of the gross proceeds received by us for the sale of any securities being registered pursuant to SEC Rule 415.

As long as the trading price of our common shares is below $5 per share, the open-market trading of our common shares will be subject to the “penny stock” rules. The “penny stock” rules impose additional sales practice requirements on broker-dealers who sell securities to persons other than established customers and accredited investors, generally those with assets in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 together with their spouse. For transactions covered by these rules, the broker-dealer must make a special suitability determination for the purchase of securities and have received the purchaser’s written consent to the transaction before the purchase. Additionally, for any transaction involving a penny stock, unless exempt, the broker-dealer must deliver, before the transaction, a disclosure schedule prescribed by the SEC relating to the penny stock market. The broker-dealer also must disclose the commissions payable to both the broker-dealer and the registered representative and current quotations for the securities.  Finally, monthly statements must be sent disclosing recent price information on the limited market in penny stocks.  These additional burdens imposed on broker-dealers may restrict the ability or decrease the willingness of broker-dealers to sell the common shares, and may result in decreased liquidity for our common shares and increased transaction costs for sales and purchases of our common shares as compared to other securities.

Shareholders should be aware that, according to SEC Release No. 34-29093, the market for penny stocks has suffered in recent years from patterns of fraud and abuse. Such patterns include (1) control of the market for the security by one or a few broker-dealers that are often related to the promoter or issuer; (2) manipulation of prices through prearranged matching of purchases and sales and false and misleading press releases; (3) boiler room practices involving high-pressure sales tactics and unrealistic price projections by inexperienced sales persons; (4) excessive and undisclosed bid-ask differential and markups by selling broker-dealers; and (5) the wholesale dumping of the same securities by promoters and broker-dealers after prices have been manipulated to a desired level, along with the resulting inevitable collapse of those prices and with consequent investor losses. Our management is aware of the abuses that have occurred historically in the penny stock market. Although we do not expect to be in a position to dictate the behavior of the market or of broker-dealers who participate in the market, management will strive within the confines of practical limitations to prevent the described patterns from being established with respect to our securities.  The occurrence of these patterns or practices could increase the volatility of our share price.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS
ON ACCOUNTING AND FINANCIAL DISCLOSURE

Not applicable

TRANSFER AGENT

The transfer agent for our common shares is Stalt, Inc., 671 Oak Grove Avenue, Suite C, Menlo Park, California 94025.  We act as our own transfer agent with regard to our series ‘A’ and series ‘B’ preferred shares and our outstanding common share purchase options and warrants, as well as the securities of our subsidiaries.

LEGAL MATTERS

The validity of the prospective issuance of the common shares to be sold by the selling shareholders under this prospectus, was passed upon for our company by John M. Woodbury, Jr.  Mr. Woodbury holds a nominal number of Universal Holdings common shares received for the provision of services unrelated to the preparation of this prospectus.

EXPERTS

Our consolidated financial statements for the years ended December 31, 2006 and 2005, in this prospectus have been audited by AJ. Robbins, P.C., independent registered public accounting firm, to the extent and for the periods set forth in their report, and are set forth in this prospectus in reliance upon such report given upon the authority of them as experts in auditing and accounting.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

We are required under our bylaws to indemnify our directors, officers and employees to the fullest extent permitted under the laws of the state of Delaware.

Our certificate of incorporation provides that none of our directors shall be personally liable to us for monetary damages for any breach of their fiduciary duties in their capacity as a director, with the following exceptions to the extent allowed under applicable law, for:  (1) any breach of his or her duty of loyalty to our company or our shareholders; (2) acts or omissions not in good faith or which involve his or her intentional misconduct or knowing violation of law; (3) under Section 174 of the Delaware General Corporation Law for unlawful payments of dividends or unlawful stock purchases; (4) any transaction under which he or she derived an improper personal benefit.  Our certificate of incorporation further provide that no amendment or repeal of this provision shall adversely affect the right or protection of any director in respect of any act or omission occurring prior to such amendment or repeal.

We believe that the indemnity provisions contained in our bylaws and the limitation of liability provisions contained in our certificate of incorporation are necessary to attract and retain qualified persons for these positions. Messrs. Skellern and Cole have been named as defendants and are entitled to indemnification in a lawsuit filed by a former employee in which he is alleging securities and common law fraud, breach of contract and rescission, and wrongful termination.  Except for the preceding sentence, no pending material litigation or proceeding involving our directors, executive officers, employees or other agents as to which indemnification is being sought exists, and we are not aware of any pending or threatened material litigation that may result in claims for indemnification by any of our directors or executive officers.

The provisions of our bylaws and certificate of incorporation regarding indemnification are not exclusive of any other right of ours to indemnify or reimburse our officers, directors or employees in any proper case, even if not specifically provided for in our bylaws and certificate of incorporation.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

REPORTS TO SECURITY HOLDERS

We file annual and quarterly reports with the U.S. Securities and Exchange Commission (SEC). In addition, we file additional reports for matters such as material developments or changes.  Our executive officers, directors and beneficial owners of 10% or more of our common shares also file reports relative to the acquisition or disposition of our common shares or acquisition, disposition or exercise of our common shares purchase options or warrants.. These filings are a matter of public record and any person may read and copy any materials we file with the SEC at the SEC’s Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains an Internet site at http://www.sec.gov that contains reports, proxy and information statements, and other information regarding issuers, including us, that file electronically with the SEC.  We are not required to deliver an annual report with this prospectus, nor will we do so. However, you may obtain a copy of our annual report, or any of our other public filings, by contacting the Company or from the SEC as mentioned above.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Securities Exchange Act of 1934 and must file reports, proxy statements and other information with the Securities and Exchange Commission. The reports, information statements and other information we file with the Commission can be inspected and copied at the Commission at the Public Reference Room, 450 Fifth Street, N.W. Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at (800) SEC-0330. The Commission also maintains a Web site (http://www.sec.gov) that contains reports, proxy, and information statements and other information regarding registrants, like us, which file electronically with the Commission.

This prospectus constitutes a part of a registration statement on Form SB-2 filed by us with the Commission under the Securities Act of 1933. As permitted by the rules and regulations of the Commission, this prospectus omits certain information that is contained in the registration statement. We refer you to the registration statement and related exhibits for further information with respect to us and the securities offered. Statements contained in the prospectus concerning the content of any documents filed as an exhibit to the registration statement (or otherwise filed with the Commission) are not necessarily complete. In each instance you may refer to the copy of the filed document. Each statement is qualified in its entirety by such reference.

No person is authorized to give you any information or make any representation other than those contained or incorporated by reference in this prospectus. Any such information or representation must not be relied upon as having been authorized. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in our affairs since the date of the prospectus.

UNIVERSAL GUARDIAN HOLDINGS, INC.

ANNUAL CONSOLIDATED FINANCIAL STATEMENTS
(AUDITED)

Contents

-

AJ. ROBBINS, P.C.

Certified Public Accountants

216 Sixteenth Street

Suite 600

Denver, Colorado 80202

Report of Independent Registered Public Accounting Firm

To The Board of Directors and Stockholders of
Universal Guardian Holdings, Inc.
Newport Beach, California

We have audited the accompanying consolidated balance sheet of Universal Guardian Holdings, Inc. and Subsidiaries as of December 31, 2006, and the related consolidated statements of operations and other comprehensive (loss), stockholders’ equity (deficit) and cash flows for each of the years in the two year period then ended.  These consolidated financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Universal Guardian Holdings, Inc. and Subsidiaries as of December 31, 2006, and the consolidated results of their operations and other comprehensive (loss) and consolidated cash flows for each of the years in the two year period then ended, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern.  As discussed in Note 2 to the financial statements, the Company has experienced recurring losses and negative cash flows from operations and has a capital deficit at December 31, 2006, that raises substantial doubt about its ability to continue as a going concern.  Management’s plans in regard to these matters are also described in Note 2.  The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ AJ. Robbins PC.

AJ. Robbins PC

Certified Public Accountants

Denver, Colorado
February 23, 2007, except for Note 10 for which the date is March 7, 2007

UNIVERSAL GUARDIAN HOLDINGS, INC. AND SUBSIDIARIES Consolidated Balance Sheet As Of December 31, 2006

December 31, 2006
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$ 3,458,992
Accounts receivable, net of allowance for doubtful accounts of $83,465	2,822,046
Due from officer	75,343
Inventory	563,499
Other current assets	542,095
TOTAL CURRENT ASSETS	7,461,975
PROPERTY AND EQUIPMENT, net of accumulated depreciation of $1,002,982	1,250,210
GOODWILL	3,525,093
INTELLECTUAL PROPERTY, net of accumulated amortization of $466,156	2,796,929
DEBT ISSUE COSTS	981,616
TOTAL ASSETS	$ 16,015,823
LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES
Accounts payable	$ 1,903,920
Accrued expenses	1,052,744
Income taxes payable	201,743
Accrued expenses – related parties	166,183
Accrued obligation under abandoned lease	200,000
TOTAL CURRENT LIABILITIES	3,524,590
CONVERTIBLE DEBENTURES, net of discount of $3,928,751	1,071,249
TOTAL LIABILITIES	4,595,839
SERIES ‘A’ CONVERTIBLE PREFERRED STOCK OF SUBSIDIARY - UNIVERSAL GUARDIAN CORPORATION	25,264
COMMITMENTS AND CONTINGENCIES	—
STOCKHOLDERS’ EQUITY
Preferred stock; $0.001 par value, 5,000,000 shares authorized
Series ‘A’ convertible preferred stock, cumulative 7%; $0.001 par value, 600 shares designated as Series ‘A”; 600 shares issued and outstanding ($148,750 of dividends in arrears)	1
Common stock; $0.001 par value; 100,000,000 shares authorized; 52,165,774 shares issued and outstanding	52,166
Additional paid-in capital	35,808,956
Accumulated other comprehensive (loss)	(3,363)
Accumulated deficit	(24,463,040)
TOTAL STOCKHOLDERS’ EQUITY	11,394,720
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$ 16,015,823

The accompanying notes are an integral part of these consolidated financial statements

UNIVERSAL GUARDIAN HOLDINGS, INC. AND SUBSIDIARIES Consolidated Statements of Operations And Other Comprehensive (Loss) For The Years Ended December 31, 2006 and 2005

	December 31, 2006	December 31, 2005

NET REVENUE	$ 21,840,730	$ 14,173,833
COST OF REVENUE	11,065,643	7,720,776
GROSS PROFIT	10,775,087	6,453,057
SELLING, GENERAL AND ADMINISTRATIVE EXPENSES	19,032,930	11,630,570
LOSS FROM OPERATIONS	(8,257,843)	(5,177,513)
OTHER INCOME (EXPENSE)
Interest expense	(57,834)	(9,232)
Financing costs	(164,928)	(1,124,973)
Amortization of debt discount	(143,024)	—
Interest income	43,927	18,850
Equity loss in variable interest entity	—	(623)
Other, net	17,245	33,329
TOTAL OTHER INCOME (EXPENSE)	(304,614)	(1,082,649)
LOSS BEFORE PROVISION FOR INCOME TAXES	(8,562,457)	(6,260,162)
PROVISION (BENEFIT) FOR INCOME TAXES	(165,507)	202,604
NET LOSS	$ (8,396,950)	$ (6,462,766)
OTHER COMPREHENSIVE (LOSS)
Foreign currency translation gain	$ 3,067	$ 55,487
COMPREHENSIVE (LOSS)	$ (8,393,883)	$ (6,407,279)
PREFERRED STOCK DIVIDENDS	$ (21,000)	$ (21,000)
NET LOSS ATTRIBUTED TO COMMON STOCKHOLDERS	$ (8,417,950)	$ (6,483,766)
NET LOSS PER SHARE: BASIC AND DILUTED	$ (0.17)	$ (0.17)
WEIGHTED AVERAGE SHARES OUTSTANDING: BASIC AND DILUTED	48,733,475	39,219,247

The accompanying notes are an integral part of these consolidated financial statements

UNIVERSAL GUARDIAN HOLDINGS, INC. AND SUBSIDIARIES Consolidated Statement of Stockholders’ Equity (Deficit) For The Years Ended December 31, 2006 and 2005

	Series ‘A’ Convertible Preferred Stock		Series ‘B’ Convertible Preferred Stock		Common Stock		Additional Paid-in Capital	Prepaid Consulting Fees	Accumulated Other Compre- hensive (Loss)	Accumulated Deficit	Total
	Shares	Amount	Shares	Amount	Shares	Amount

Balance, December 31, 2004	600	$ 1	—	$ —	35,878,398	$ 35,878	$ 11,642,985	$ (62,500)	$ (61,917)	$ (9,503,667)	$ 2,050,780
2005:
Common stock issued for services	—	—	—	—	199,926	200	251,656	—	—	—	251,856
Common stock issued for legal settlement	—	—	—	—	58,519	58	89,742	—	—	—	89,800
Common stock issued for cash, net of offering costs of $265,000	—	—	—	—	4,432,500	4,433	5,139,567	—	—	—	5,144,000
Cancellation of unissued shares of common stock originally accrued for issuance in connection with acquisition of subsidiary	—	—	—	—	(51,908)	(52)	(19,948)	—	—	—	(20,000)
Conversion of Universal Guardian Corporation series A preferred stock into common stock	—	—	—	—	12,817	13	16,008	—	—	—	16,021
Exercise of warrants for cash, services and cashless exercises	—	—	—	—	1,622,205	1,622	345,516	—	—	—	347,138
Series ‘B’ convertible preferred stock issued for cash, net of offering costs of $12,000	—	—	5,250	5	—	—	512,995	—	—	—	513,000

(continued on next page)

The accompanying notes are an integral part of these consolidated financial statements

UNIVERSAL GUARDIAN HOLDINGS, INC. AND SUBSIDIARIES Consolidated Statement of Stockholders’ Equity (Deficit) For The Years Ended December 31, 2006 and 2005 (continued)

	Series ‘A’ Convertible Preferred Stock		Series ‘B’ Convertible Preferred Stock		Common Stock		Additional Paid-in Capital	Prepaid Consulting Fees	Accumulated Other Compre- hensive (Loss)	Accumulated Deficit	Total
	Shares	Amount	Shares	Amount	Shares	Amount
Fair value of re-priced warrants	—	—	—	—	—	—	12,516	—	—	—	12,516
Fair value of warrants issued in connection with issuance of convertible debentures	—	—	—	—	—	—	254,887	—	—	—	254,887
Value of beneficial conversion feature associated with the issuance of convertible debentures	—	—	—	—	—	—	245,113	—	—	—	245,113
Value of beneficial conversion feature associated with the issuance of series ‘B’ convertible preferred stock	—	—	—	—	—	—	99,657	—	—	(99,657)	—
Fair value of warrants issued to placement agent in connection with issuance of convertible debentures	—	—	—	—	—	—	519,937	—	—	—	519,937
Fair value of warrants issued to consultants	—	—	—	—	—	—	1,266,917	(1,266,917)	—	—	—
Amortization of prepaid consulting fees	—	—	—	—	—	—	—	1,275,381	—	—	1,275,381
Foreign currency translation adjustment	—	—	—	—	—	—	—	—	55,487	—	55,487

(continued on next page)

The accompanying notes are an integral part of these consolidated financial statements

UNIVERSAL GUARDIAN HOLDINGS, INC. AND SUBSIDIARIES Consolidated Statement of Stockholders’ Equity (Deficit) For The Years Ended December 31, 2006 and 2005 (continued)

	Series ‘A’ Convertible Preferred Stock		Series ‘B’ Convertible Preferred Stock		Common Stock		Additional Paid-in Capital	Prepaid Consulting Fees	Accumulated Other Compre- hensive (Loss)	Accumulated Deficit	Total
	Shares	Amount	Shares	Amount	Shares	Amount

Net loss	—	—	—	—	—	—	—	—	—	(6,462,766)	(6,462,766)
Balance, December 31, 2005	600	$ 1	5,250	$ 5	42,152,457	$ 42,152	$ 20,377,548	$ (54,036)	$ (6,430)	$ (16,066,090)	$ 4,293,150
2006:
Common stock issued for services	—	—	—	—	165,505	166	151,390	—	—	—	151,556
Common stock issued as settlement	—	—	—	—	425,745	426	354,502	—	—	—	354,928
Common stock issued in connection with acquisition	—	—	—	—	2,272,727	2,273	2,997,727	—	—	—	3,000,000
Common stock issued upon conversion of series ‘B’ convertible preferred stock	—	—	(5,250)	(5)	480,505	481	(476)	—	—	—	—
Common stock issued for cash, net of commissions and expenses of $527,197	—	—	—	—	5,333,351	5,333	3,467,470	—	—	—	3,472,803
Cancellation of shares previously issued	—	—	—	—	(84,516)	(85)	85	—	—	—	—
Exercise of warrants for cash	—	—	—	—	1,420,000	1,420	708,580	—	—	—	710,000

(continued on next page)

The accompanying notes are an integral part of these consolidated financial statements

UNIVERSAL GUARDIAN HOLDINGS, INC. AND SUBSIDIARIES Consolidated Statement of Stockholders’ Equity (Deficit) For The Years Ended December 31, 2006 and 2005 (continued)

	Series ‘A’ Convertible Preferred Stock		Series ‘B’ Convertible Preferred Stock		Common Stock		Additional Paid-in Capital	Prepaid Consulting Fees	Accumulated Other Compre- hensive (Loss)	Accumulated Deficit	Total
	Shares	Amount	Shares	Amount	Shares	Amount
Fair value of warrants issued to consultants	—	—	—	—	—	—	490,513	—	—	—	490,513
Fair value of vesting options issued to employees	—	—	—	—	—	—	3,189,842	—	—	—	3,189,842
Value of warrants issued with convertible debentures	—	—	—	—	—	—	1,538,772	—	—	—	1,538,772
Value of beneficial conversion feature	—	—	—	—	—	—	2,533,003	—	—	—	2,533,003
Amortization of pre-paid consulting fees	—	—	—	—	—	—	—	54,036	—	—	54,036
Foreign currency translation adjustment	—	—	—	—	—	—	—	—	3,067	—	3,067
Net loss	—	—	—	—	—	—	—	—	—	(8,396,950)	(8,396,950)
Balance, December 31, 2006	600	$ 1	—	$ —	52,165,774	$ 52,166	$ 35,808,956	$ —	$ (3,363)	$ (24,463,040)	$ 11,394,720

The accompanying notes are an integral part of these consolidated financial statements

UNIVERSAL GUARDIAN HOLDINGS, INC. AND SUBSIDIARIES Consolidated Statements of Cashflow For The Years Ended December 31, 2006 and 2005

	For the Years Ended
	December 31, 2006	December 31, 2005
CASH FLOWS FROM (TO) OPERATING ACTIVITIES:
Net loss	$ (8,396,950)	$ (6,462,766)
Adjustment to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization expense	988,759	420,794
Amortization of prepaid consulting fee	54,036	1,275,381
Amortization of debt issue costs	35,982	—
Common stock issued for services	151,556	251,856
Common stock issued for legal settlement	354,928	89,800
Value of vesting options issued to employees	3,189,842	—
Services rendered to pay for exercise price of options	—	62,500
Fair value of options and warrants issued to consultants/ placement agent	45,752	519,937
Value of re-priced warrants	—	12,516
Amortization of debt discounts	143,024	500,000
(Gain) loss on disposal of fixed assets	67,130	(31,175)
Equity loss in variable interest entity	—	623
Exchange gain	—	45,458
(Increase) decrease in:
Accounts receivable	(385,339)	(1,785,301)
Due from officer	(75,343)	—
Inventory	(335,895)	(227,604)
Deposits and other assets	(456,876)	(22,665)
Accounts payable	242,508	445,464
Accrued expenses	46,600	(314,166)
Accrued expenses—related parties	35,758	(81,797)
Accrued registration obligation	—	(30,000)
Income taxes payable	82,834	118,909
Deferred taxes	(98,398)	98,398
Deferred revenues	(1,109,461)	603,070
Net cash (used in) operating activities	(5,419,553)	(4,510,768)
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	(400,993)	(1,102,566)
Proceeds from sale of property and equipment	—	47,701
Cash acquired with acquisition of subsidiary/variable interest entity	—	240
Net cash (used in) investing activities	$ (400,993)	$ (1,054,625)

 (continued on next page)

The accompanying notes are an integral part of these consolidated financial statements

UNIVERSAL GUARDIAN HOLDINGS, INC. AND SUBSIDIARIES Consolidated Statements Of Cash flow For The Years Ended December 31, 2006 and 2005 (continued)

	For the Years Ended
	December 31, 2006	December 31, 2005
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from exercise of options and warrants	$ 710,000	$ 284,638
Proceeds from issuance of common stock	4,000,000	5,409,000
Proceeds from sale of series ‘B’ preferred stock	—	525,000
Proceeds from sale of convertible debentures	5,000,000	—
Payment of offering costs	(1,100,034)	(277,000)
Payment in exchange for cancellation of previously issued common stock	—	(20,000)
Proceeds from issuance of convertible debentures	—	500,000
Payments on convertible debentures	—	(500,000)
Payment on notes payable—related party	—	(30,633)
Net cash provided by financing activities	8,609,966	5,891,005
EFFECT OF EXCHANGE RATE CHANGES ON CASH	3,067	10,031
NET INCREASE IN CASH AND CASH EQUIVALENTS	2,792,487	335,643
CASH AND CASH EQUIVALENTS, Beginning of period	666,505	330,862
CASH AND CASH EQUIVALENTS, End of period	$ 3,458,992	$ 666,505
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Interest paid	$ —	$ 9,232
Income taxes paid	$ —	$ —

Supplemental Schedule of Non-Cash Investing and Financing Activities:

During the year ended December 31, 2006 the Company (1) issued 165,505 shares of common stock to consultants and professionals for services valued at $151,556; (2) issued 425,745 shares of commons stock for legal settlements valued at $354,928; and (3) issued 2,272,727 shares of common stock in connection with the acquisition of Universal Guardian Systems, Ltd.(formerly MeiDa Information Technology, Ltd.), valued at $3,000,000.

During the year ended December 31, 2005 the Company (1) issued 199,926 shares of common stock to consultants and professionals for services valued at $251,856; (2) issued 50,000 shares of common stock upon the exercise of warrants for which the exercise price was paid via services valued at $62,500; (3) issued 1,143,905 shares of common stock upon the cashless exercise of 1,385,000 options/warrants; (4) recognized an expense of $12,516 related to the re-pricing of 1,250,000 warrants; (5) recognized discounts on the issuance of convertible notes payable in the amount of $500,000; (6) issued 250,000 warrants to the placement agent in connection with the issuance of the convertible debentures that were valued at $519,937; (7) converted 12,817 shares of Universal Guardian Corporation series ‘A’ preferred stock valued at $16,021 into 12,817 shares of the company’s common stock; and (8) issued 1,000,000 warrants to consultants for services valued at $1,266,917.

UNIVERSAL GUARDIAN HOLDINGS, INC. AND SUBSIDIARIES Notes To Consolidated Financial Statements For The Years Ended December 31, 2006 and 2005

NOTE 1 – REFERENCESS, ORGANIZATION AND BUSINESS

References

Unless the context requires otherwise, the “Company” and similar terms collectively refer to Universal Guardian Holdings, Inc. and its subsidiaries, while the term “Universal Holdings” refers to Universal Guardian Holdings, Inc. in its individual corporate capacity.  The terms “common shares”, “preferred shares”, “series ‘A’ preferred shares” and “series ‘B’ preferred shares” used in these financial statement refer to the Company’s common stock, par value $0.001 per share, “blank check” preferred stock, par value $.001 per share, series ‘A’ convertible preferred stock, par value $0.001 per share; and series ’B’ convertible preferred stock, par value $0.001 per share, respectively.  The term “UGC series ‘A’ preferred shares” refers to series ’A’ convertible preferred stock, par value $0.001 per share, issued by the Company’s Universal Guardian Corporation subsidiary.

Line of Business

The Company is a holding company which provides security products, systems and services to mitigate terrorist, criminal and security threats for governments and businesses worldwide through its various operating subsidiaries, broken-down into three different operating group—the UG Services Group, the UG Products Group, and the UG Systems Group.

UG Services Group

The Company’s service group of operating subsidiaries (collectively the “UG Services Group”), provide comprehensive risk mitigation solutions as well as tactical and strategic security services to protect commercial and government personnel and assets worldwide. These services include threat assessment, risk analysis, country risk management, business intelligence, corporate investigations, information assurance, kidnap and ransom insured services, as well as tactical security including executive and diplomatic protection.  The Company provides these services through various operating subsidiaries in the group which consist of Universal Guardian Services PTE, Ltd., formerly known as Secure Risks Singapore, PTE.(“UG Services”); Secure Risks, Ltd (“Secure Risks”); Universal Guardian Services, Ltd., formerly known Secure Risks-Strategic Security Solutions International Ltd. (“SSSI”); Secure Risks Pakistan, Ltd.; and Secure Risks Asia Pacific, Ltd. The companies comprising the UG Services Group deliver services through regional branch offices located in London, Kabul, Pakistan, Hong Kong, Singapore, Dubai and Los Angeles (Newport Beach).  The vast majority of the Company’s revenues from January 1, 2004 to date have been generated by the UG Services Group from operations outside of the United States.

UG Products Group

The Company’s products group of operating subsidiaries (collectively the “UG Products Group”), focus on designing, producing and marketing non-lethal or less-lethal personal protection devices and projectiles for use by military, law enforcement, private security and consumer personal protection markets throughout the world.  The Company has recently completed development of two products which the Company is currently introducing to the market. The first of these products, the Cobra StunLight™, is a heavy-duty high-intensity LED flashlight designed to provide escalating use-of-force options to the user by illuminating its target and launching a laser-aimed, ballistic stream OC (pepper spray) which causes temporarily blindness, respiratory breathing difficulty and a burning sensation of the skin that can debilitate assailants from safe stand-off distances up to 20 feet.

The second product, the Riot Defender™, is for use by law enforcement and military as a non-lethal use-of-force compliance tool for suspects and to control civil disturbances. The Riot Defender™, is a semi-automatic projectile launcher which can debilitate an assailant using its RiotBall™ proprietary and patent pending frangible projectile at an effective range of more than 50 feet.  A frangible projectile is one which breaks-up upon impact, thereby reducing the risk of injury to the suspect. The Riot Defender™ is designed to have the capacity of ten projectiles in the pistol configuration, and 180 projectiles in the carbine configuration, and can be equipped with a laser-aiming device for better precision and accuracy. The device can use several projectile variants, including OC powder, marking powder and inert powder. Each projectile has a specific use ranging from temporarily incapacitating individual suspects to crowd control. The Company is currently developing international manufacturing, sales and marketing channels to facilitate the introduction of these products to targeted markets.

The Company has recently shipped the Cobra StunLight™ to several law enforcement agencies and distributors in Australia, France, Germany, Mexico, Saudi Arabia, Singapore, Turkey and the United States for testing, evaluation and purchase. The Company has recently completed a pilot program for the Cobra StunLight™ with the Los Angeles Sheriff’s Departments, resulting in the Department approving the purchase of the Cobra StunLight™ by its deputies.  The Company is currently conducting a similar pilot program with the San Diego County Sheriff’s Department.

As between the various subsidiaries in the group, Shield Defense Corporation (“SDC”) focuses on sales and marketing activities in the United States and Canada; Shield Defense Europe GmbH (“SDE”) focuses on sales and marketing activities in the European market; and Universal Guardian Products, Ltd. (“UG Products”) focuses on supervising the manufacturing of the Cobra StunLight™ and the Riot Defender™ products, research and development activities on the Cobra StunLight™ and the Riot Defender™ products, as well as sales to rest of the world.

UG Systems Group

The Company’s Systems Group of operating subsidiaries (collectively the “UG Systems Group”), provide proprietary integrated and interoperable asset tracking and monitoring systems for use in government and commercial global supply chain logistics, inter-modal transportation, maritime and seaport security. The Company is in the process of introducing to market its Total Asset Guardian™ (“TAG”) platform which provides multifaceted solutions for global asset tracking, asset visibility and data management throughout the supply chain.

The TAG platform is comprised of a proprietary software application and processes which provide secure supply chain data collection, real-time network and security monitoring and notification. The TAG platform is a scaleable system that can be deployed on a global basis.  Our TAGeasy™ e-commerce RFID label system is a subscription-based system that provides pre-printed RFID labels and delivers them to Department of Defense and retail suppliers.  The TAGstation™ is a hosted-system designed to provide on-site RFID capability for small to medium-sized government and retail suppliers.   TAGcentral™ consists of an enterprise level software application for major international retailers and government suppliers. In addition to the revenue generated upon the licensing and/or sale of these systems, each solution provides recurring revenue based upon subscription fees.

On October 1, 2006 the Company entered into a Joint Venture Agreement with Spheres Technologies, a Saudi Arabian company (“Spheres”), to form Universal Guardian (Saudi Arabia) to market and distribute the Company’s products, systems and services within the Kingdom of Saudi Arabia.  Spheres Technologies possesses a “Class A license” to provide security products and systems to commercial and government agencies in the Saudi Arabia.  Spheres plans to transfer existing contracts to Universal Guardian (Saudi Arabia).

Organization

Universal Holdings was incorporated under the laws of Delaware during 1989 under the name Guideline Capital Corporation.  Effective September 13, 1999, pursuant to a Share Exchange and Reorganization Agreement, the Company acquired all of the issued and outstanding shares of Hollywood Partners, Inc., and changed its name to Hollywood Partners.com, Inc.

On December 6, 2002, the Company changed its name from Hollywood Partners.com to Universal Guardian Holdings, Inc.  Effective December 31, 2002, pursuant to a Share Exchange and Reorganization Agreement between the Company and Guardian Corporation, the former shareholders of Guardian Corporation acquired 11,300,000 newly issued common shares.  At the date of consummation of this transaction, these shareholders effectively controlled 70% of the Company’s outstanding common shares and 69.1% of the Company’s total capital stock after taking into consideration outstanding shares of series ‘A’ preferred stock. Since the shareholders of Guardian Corporation obtained control of the Company, according to FASB Statement No. 141, “Business Combinations,” this acquisition was treated as a recapitalization for accounting purposes, in a manner similar to reverse acquisition accounting.  In accounting for this transaction:  (1) Guardian Corporation is deemed for accounting purposes to be the purchaser and surviving company.  Accordingly, Guardian Corporation’s net assets are included in the balance sheet at their historical book values and the results of operations of Guardian Corporation have been presented in these financial statements for the comparative prior period; and (2) control of the net assets and business of the Company was acquired by the shareholders of Guardian Corporation effective December 31, 2002.  This transaction has been treated for accounting purposes as a purchase of the assets and liabilities of the Company by Guardian Corporation.  The historical cost of the Company’s net liabilities assumed by Guardian Corporation was $103,855.

Guardian Corporation was incorporated under the laws of the state of Nevada on March 28, 2001. Guardian Corporation was in the business of protecting human life and military, government and commercial assets, by providing services, systems and technology to detect, assess and defend against security and terrorists threats worldwide.

Prior to the share exchange transaction, the Company had 4,848,014 and 600 common shares and series ‘A’ preferred shares outstanding, respectively, and 1,779,875 common share purchase options/warrants outstanding.  Guardian Corporation had 11,300,000 and 350,000 common shares and series ‘A’ preferred shares outstanding, respectively, and 2,175,000 common share purchase options/warrants outstanding.  Pursuant to the transaction, the 11,300,000 Guardian Corporation common shares were converted into 11,300,000 Universal Holdings common shares.  Additionally, the Company agreed that the 350,000 Guardian Corporation series ‘A’ preferred shares outstanding could be converted into common shares of the Company on a one for one basis, and that the 2,175,000 Guardian Corporation common share purchase options/warrants outstanding could be exercised for a like number of Universal Holdings common share purchase options/warrants on the same terms.

NOTE 2 – PRESENTATION; SIGNIFICANT ACCOUNTING POLICIES

Going Concern; Management’s Plans

The accompanying consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America, which contemplate the Company’s continuation as a going concern.  The Company incurred a net loss for the year ended December 31, 2006 of $8,396,950, used cash for operating activities of $5,419,553 for the year ended December 31, 2006 and at December 31, 2006, had an accumulated deficit of $24,463,040.  While the Company’s UG Services Group has generated significant increases in revenue and gross profit over the past several fiscal years, these gains have been offset by significant continuing selling, general and administrative costs attributable to supporting the Company’s UG Products and UG Systems Groups pending the delayed introduction of their products and services to market.  As a consequence of those continuing costs and delays, the Company now anticipates that it will need to raise approximately $2 million in additional capital to fully execute its plan of operation over the next twelve months, including ramping-up sales of UG Products and UG Systems Group products and services in order to generating revenues to make a significant contribution toward covering their proportionate share of selling, general and administrative costs.  We are currently airing Cobra StunLight™ infomercials and commercials on local and national television in the United States.  The Company will seek to raise the additional capital required through the public or private sale of debt or equity securities, the procurement of advances on contracts or licenses, funding from joint-venture or strategic partners, debt financing or short-term loans, or a combination of the foregoing.  The Company may also seek to satisfy indebtedness without any cash outlay through the private issuance of debt or equity securities.  The Company currently does not have any binding commitments for, or readily available sources of, additional financing. The Company cannot give any assurance that it will be able to secure the additional cash or working capital it may require to continue its operations.  Should the Company be unable to raise the additional working capital required to fully execute its plan of operation over the next twelve months, the Company may be forced to reduce or suspend its operations in the meantime.  The foregoing circumstances raise substantial doubt about the Company’s ability to continue as a going concern in the event it is unable to raise the additional capital required. These consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty These consolidated financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts, or amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of the Company and its wholly-owned active  operating subsidiaries:   Universal Guardian Services PTE, Ltd. (formerly known as Secure Risks Singapore, PTE.); Secure Risks Ltd. (“Secure Risks”); Secure Risks-Strategic Security Solutions International Ltd. (“SSSI”); Secure Risk Pakistan, Ltd.; Secure Risks Asia Pacific, Ltd.; Universal Guardian Products, Ltd., formerly known as Shield Defense International Ltd. (“UG Products”); Shield Defense Corporation (“SDC.; Shield Defense Europe GmbH (“SDE”); ISR Systems Corporation (“ISR Systems”); and Universal Guardian Systems, Ltd., formerly known as MeiDa Information Technologies, Ltd. (“UG Systems”).  UG Systems was treated as a variable interest entity from October 7, 2005 to January 1, 2006.  ”); The accompanying consolidated financial statements also include the accounts of the Company’s two inactive subsidiaries Shield Defense Technologies, Inc  and Shield Defense (Macao) Ltd.  The accompanying consolidated financial statements also include the accounts of the Company’s dormant 88.7%-owned subsidiary Universal Guardian Corporation (including its dormant wholly-owned subsidiary, The Harbour Group, Inc.).  All material inter-company accounts and transactions have been eliminated.  Secure Risks has pledged to Universal Holdings the shares of SSSI owned by Secure

Risks as security for intercompany loans and advances made by Universal Holdings to both of those subsidiaries.

Reclassification

Certain reclassifications have been made to the balances as of December 31, 2005 to conform to the December 31, 2006 presentation.

Intellectual Property

The intellectual property acquired with the acquisition of UG Systems is being amortized over seven years.  Annual amortization of intellectual property is expected to be approximately $466,000.  Amortization expense amounted to $466,156 and $0 for the years ended December 31, 2006 and 2005, respectively.

Stock Based Compensation

The Company adopted SFAS No. 123 (Revised 2004), Share Based Payment (“SFAS No. 123R”), under the modified-prospective transition method on January 1, 2006.  SFAS No. 123R requires companies to measure and recognize the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value.  Share-based compensation recognized under the modified-prospective transition method of SFAS No. 123R includes share-based compensation based on the grant-date fair value determined in accordance with the original provisions of SFAS No. 123, Accounting for Stock-Based Compensation, for all share-based payments granted prior to and not yet vested as of January 1, 2006 and share-based compensation based on the grant-date fair-value determined in accordance with SFAS No. 123R for all share-based payments granted after January 1, 2006. SFAS No. 123R eliminates the ability to account for the award of these instruments under the intrinsic value method prescribed by Accounting Principles Board (“APB”) Opinion No. 25, Accounting for Stock Issued to Employees, and allowed under the original provisions of SFAS No. 123.  Prior to the adoption of SFAS No. No. 123, the Company accounted for its stock option plans using the intrinsic value method in accordance with the provisions of APB Opinion No. 25 and related interpretations.

Primarily as a result of adopting SFAS No. 123R, the Company recognized $3,189,842 in share-based compensation expense for the year ended December 31, 2006.  There were 3,550,000 new employee options granted during the year ended December 31, 2006.  The expense recognized of $3,189,842 relates to the vesting of options issued to employees prior to January 1, 2006 and the options issued during the year ended December 31, 2006 that vested during the same period.  The impact of this share-based compensation expense on the Company’s basic and diluted earnings per share was $0.07 per share.  The fair value of the Company’s stock options was estimated using the Black-Scholes option pricing model.

For periods presented prior to the adoption of SFAS No. 123R, pro forma information regarding net income and earnings per share as required by SFAS No. 123R has been determined as if the Company had accounted for its employee stock options under the original provisions of SFAS No. 123.  The fair value of these options was estimated using the Black-Scholes option pricing model.  For purposes of pro forma disclosure, the estimated fair value of the options is amortized to expense over the option’s vesting period.  The pro forma expense to recognize during the year ended December 31, 2005 is as follows:

Net loss attributed to common stockholders:
As reported	$ (6,483,766)
Compensation recognized under APB 25	—
Compensation recognized under SFAS 123	(3,361,726)
Pro forma	$ (9,845,492)
Basic and diluted loss attributed to common stockholders per common share:
As reported	$ (0.17)
Pro forma	$ (0.25)

The fair value for these options was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted-average assumptions for the years ended December 31, 2006 and 2005:  risk-free interest rate of 4.5% and 4.5%; dividend yields of 0% and 0%; volatility factors of the expected market price of the Company’s common shares of  163% and 340%; and a weighted average expected life of the options of 5 and 10 years, respectively.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting periods.  As of December 31, 2006, the Company used estimates in determining the realization of its accounts receivable, fixed assets, intangible assets, accrued expenses, and the fair value of equity instruments issued for services.  Actual results could differ from these estimates.

Fair Value of Financial Instruments

For certain of the Company’s financial instruments, none of which are held for trading purposes, including cash, accounts receivable, notes payable, accounts payable and accrued expenses, the carrying amounts approximate fair value due to their short maturities.

The amounts shown for notes payable also approximate fair value because current interest rates and terms offered to the Company for similar debt are substantially the same.

Cash and Cash Equivalents

For purposes of the statements of cash flows, the Company defines cash equivalents as all highly liquid debt instruments purchased with a maturity of three months or less, plus all certificates of deposit.

Inventory

Inventories are stated at the lower of cost or market on a first-in, first-out basis.  The Company’s inventory balance at December 31, 2006 principally consists of Cobra StunLights™ available for sale.

Concentration of Credit Risk

Financial instruments, which potentially subject the Company to concentrations of credit risk, consist of cash and accounts receivables.  The Company places its cash with high quality financial institutions and at times may exceed the FDIC $100,000 insurance limit.  The Company has not experienced a loss in such accounts.  The Company extends credit based on an evaluation of the customer’s financial condition, generally without collateral. Exposure to losses on receivables is principally dependent on each customer’s financial condition.  The Company monitors its exposure for credit losses and maintains allowances for anticipated losses, as required.  For the year ended December 31, 2006, 91% of the Company’s revenue was generated from 14 customers.  For the year ended December 31, 2005, 95% of the Company’s revenue was generated from 17 customers.

The Company conducts substantial operations outside of the United States in Singapore, Indonesia and Afghanistan.  The following table contains a summary of the respective operations in those locales:

	United States	Foreign	Total
Total Assets	$ 4,936,285	$ 11,079,538	$ 16,015,823
Revenues	$ 537,185	$ 21,303,545	$ 21,840,730
Net Income/ (Loss)	$ (9,209,752)	$ 812,802	$ (8,396,950)

Included in the Company’s contracts are contracts with International Relief and Development, Inc. (IRD), the U.S. Army and CDM Constructors, each of which contract (or set of contracts) would constitute more than 10% of the Company’s revenues.

Impairment of Long-Lived Assets

In accordance with SFAS 144, Accounting for the Impairment or Disposal of Long-Lived Assets, The Company reviews its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable.  Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset.  If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets.  Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell.  No impairment loss was recorded in 2006 or 2005.

Property and Equipment

Property and equipment are stated at cost.  Depreciation is computed using the straight-line method based on estimated useful lives from 3 to 7 years.  Expenditures for maintenance and repairs are charged to operations as incurred while renewals and betterments are capitalized.  Gains and losses on disposals are included in the results of operations.

Intangible Assets

Intangible assets consist of goodwill purchased in connection with the acquisition of SSSI.  In accordance with SFAS No. 142, “Goodwill and Other Intangible Assets,” the Company evaluates intangible assets and other long-lived assets for impairment, at least on an annual basis and whenever events or changes in circumstances indicate that the carrying value may not be recoverable from its estimated future cash flows.  Recoverability of intangible assets and other long-lived assets is measured by comparing their net book value to the related projected undiscounted cash flows from these assets, considering a number of factors including past operating results, budgets, economic projections, market trends and product development cycles.  If the net book value of the asset exceeds the related undiscounted cash flows, the asset is considered impaired, and a second test is performed to measure the amount of impairment loss.  No impairment was recorded in 2006 or 2005.

Allowance for Doubtful Accounts

The Company maintains an allowance for doubtful accounts resulting from the inability, failure or refusal of customers to make required payments.  The Company determines the adequacy of this allowance by regularly reviewing the accounts receivable aging and applying various expected loss percentages to certain accounts receivable categories based upon historical bad debt experience.  The Company generally writes-off accounts receivable balances deemed uncollectible.

Revenue Recognition

The Company generates revenue by providing business risk solutions and strategic and tactical security services to protect governmental and commercial assets worldwide.  Generally, the Company enters into contracts with its customers to provide certain services.  When an initial set up fee is charged, this fee is recognized as revenue over the terms of the contracts.  The Company recognizes revenue for the service fee on a monthly basis as services are performed.  Revenue, billed monthly, is only recognized if the Company deems that collection is probable and other criteria of SFAS No. 48, ETIF 00-21 and SAB No. 104 are met.

The Company generally recognizes product revenue upon delivery or shipment of product unless there are significant post-delivery obligations or collection is not considered probable at the time of sale.  When significant post-delivery obligations exist, revenue is deferred until such obligations are fulfilled.

The Company recognizes revenue related to the Company’s software arrangements pursuant to the provisions of Statement of Position (SOP) 97-2, “Software Revenue Recognition”, as amended by SOP 98-4 and SOP 98-9, and related interpretations, as well as the SEC Staff Accounting Bulletin No. 104 “Revenue Recognition.”

Software Related Revenue Recognition:

The Company earns revenue from software licenses, post-contract customer support (“PCS” or “maintenance”), hardware, and software related services.  PCS includes telephone support, bug fixes, and rights to upgrades on a when-and-if available basis.  The Company provides services that range from installation, training, and basic consulting to software modification and customization to meet specific customer needs.  In software arrangements that include rights to multiple software products, specified upgrades, PCS, and/or other services, the Company allocates the total arrangement fee among each deliverable based on the relative fair value of each.

The Company typically enters into multiple element arrangements, which include software licenses, software services, PCS and occasionally hardware.  The majority of the Company’s software arrangements are multiple element arrangements, but for those arrangements that include customization or significant modification of the software, or where software services are otherwise considered essential to the functionality of the software in the customer’s environment, the Company uses contract accounting and applies the provisions of SOP 81-1.  No such revenues have been recognized through December 31, 2006.

If the arrangement does not require significant modification or customization, revenue is recognized when all of the following conditions are met: (i) persuasive evidence of an arrangement exists; (ii) delivery has occurred; (iii) the Company’s fee is fixed or determinable; and collectibility is probable.

For multiple element arrangements, each element of the arrangement is analyzed and the Company allocates a portion of the total arrangement fee to the elements based on the fair value of the element using vendor-specific evidence of fair value (“VSOE”), regardless of any separate prices stated within the contract for each element.  Fair value is considered the price a customer would be required to pay if the element was sold separately based on the Company’s historical experience of stand-alone sales of these elements to third parties.  For PCS, the Company uses renewal rates for continued support arrangements to determine fair value.  For software services, the Company uses the fair value charged to customers when those services are sold separately.  In software arrangements in which the Company has the fair value of all undelivered elements but not of a delivered element, the “residual method” is applied as allowed under SOP 98-9 in accounting for any element of a multiple-element arrangement involving software that remains undelivered such that any discount inherent in a contract is allocated to the delivered element.  Under the residual method, if the fair value of all undelivered elements is determinable, the fair value of the undelivered elements is deferred and the remaining portion of the arrangement fee is allocated to the delivered element(s) and is recognized as revenue assuming the other revenue recognition criteria are met.  In software arrangements in which the Company does not have VSOE for all undelivered elements, revenue is deferred until fair value is determined or all elements for which the Company does not have VSOE have been delivered.  Alternatively, if sufficient VSOE does not exist and the only undelivered element is services that do not involve significant modification or customization of the software, the entire fee is recognized over the period during which the services are expected to be performed.  No such revenues have been recognized through December 31, 2006.

Software Licenses

The Company recognizes the revenue allocable to software licenses and specified upgrades upon delivery of the software product or upgrade to the customer, unless the fee is not fixed or determinable or collectibility is not probable. If the fee is not fixed or determinable, including new customers whose payment terms are three months or more from shipment, revenue is generally recognized as payments become due from the customer.  If collectibility is not considered probable, revenue is recognized when the fee is collected.  Arrangements that include software services, such as training or installation, are evaluated to determine whether those services are essential to the product’s functionality.

A majority of the Company’s software arrangements will involve “off-the-shelf” software.  The Company considers software to be off-the-shelf software if it can be added to an arrangement with minor changes in the underlying code and it can be used by the customer for the customer’s purpose upon installation.  For off-the-shelf software arrangements, the Company recognizes the software license fee as revenue after delivery has occurred, customer acceptance is reasonably assured, that portion of the fee represents a non-refundable enforceable claim and is probable of collection, and the remaining services such as training are not considered essential to the product’s functionality.

For arrangements that include customization or modification of the software, or where software services are otherwise considered essential, the Company recognizes revenue using contract accounting.  The Company generally uses the percentage-of-completion method to recognize revenue from these arrangements.  The Company measures progress-to-completion primarily using labor hours incurred, or value added.  The percentage-of-completion methodology generally results in the recognition of reasonably consistent profit margins over the life of a contract since the Company has the ability to produce reasonably dependable estimates of contract billings and contract costs.  The Company uses the level of profit margin that is most likely to occur on a contract.  If the most likely profit margin cannot be precisely determined, the lowest probable level of profit in the range of estimates is used until the results can be estimated more precisely.  These arrangements are often implemented over an extended time period and occasionally require us to revise total cost estimates.  Amounts recognized in revenue are calculated using the progress-to-completion measurement after giving effect to any changes in the Company’s cost estimates.  Changes to total estimated contract costs, if any, are recorded in the period they are determined.  Estimated losses on uncompleted contracts are recorded in the period in which the Company first determines that a loss is apparent.  No such revenues have been recognized through December 31, 2006.

Software Services

Some of the Company’s software arrangements will include services considered essential for the customer to use the software for the customer’s purposes.  For these software arrangements, both the software license revenue and the services revenue are recognized as the services are performed using the percentage-of-completion contract accounting method.  When software services are not considered essential, the fee allocable to the service element is recognized as revenue as the Company performs the services.  No such revenues have been recognized through December 31, 2006.

Deferred Revenue

Certain contracts include need assessment analysis fees which are charged to the customer.  For revenue recognition purposes, the Company defers these fees and amortizes these fees into income on a straight-line basis over the life of the contract in accordance with EITF 00-21.

Advertising and Marketing Costs

The Company expenses costs of advertising and marketing as incurred.  Advertising and marketing expense for the years ended December 31, 2006 and 2005 were $1,072,669 and $141,907, respectively.

Income Taxes

The Company accounts for income taxes in accordance with SFAS No. 109, “Accounting for Income Taxes.”  Deferred taxes are provided on the liability method whereby deferred tax assets are recognized for deductible temporary differences, and deferred tax liabilities are recognized for taxable temporary differences.

Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases.  Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will be realized.  Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

Loss Per Share

In accordance with SFAS No. 128, “Earnings Per Share,” the basic loss per common share is computed by dividing net loss available to common stockholders by the weighted average number of common shares outstanding.  Diluted loss per common share is computed similar to basic loss per common share except that the denominator is increased to include the number of additional common shares that would have been outstanding if the potential common shares had been issued and if the additional common shares were dilutive.  At December 31, 2006 and 2005, the only potential dilutive securities were 10,755,000 and 7,760,000 common stock options, 7,692,308 shares of common stock issuable upon the conversion of outstanding convertible debentures and 13,275,826 and 7,015,812 common stock warrants/other options, respectively.  The Company’s potential dilutive securities also included eight shares of common stock that are issuable upon the conversion of the Company’s series ‘A’ convertible preferred stock.  In addition at each of December 31, 2006 and 2005, the Company had outstanding 18,714 shares of Guardian Corporation’s series ‘A’ preferred stock that can be converted into 18,714 shares of the Company’s common stock, respectively.  Due to the net loss, none of the potentially dilutive securities were included in the calculation of diluted earnings per share since their effect would be anti-dilutive.

Comprehensive Income

SFAS No. 130, “Reporting Comprehensive Income,” requires the reporting of comprehensive income (loss) in addition to net income (loss) from operations. Comprehensive income (loss) is a more inclusive financial reporting methodology that includes disclosure of certain financial information that historically has not been recognized in the calculation of net income (loss).

The following table presents the components of other comprehensive income (loss):

Years ended December 31, (net of tax)	2006	2005
Foreign Currency Translation Gain	$ 3,067	$ 55,487

Recently Issued Accounting Pronouncements

In February 2006, the Financial Accounting Standards Board (“FASB”) issued Statements of Financial Accounting Standards (“SFAS”) No. 155, “Accounting for Certain Hybrid Financial Instruments”.  SFAS No. 155 amends SFAS No 133, “Accounting for Derivative Instruments and Hedging Activities”, and SFAS No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities”.  SFAS No. 155, permits fair value remeasurement for any hybrid financial instrument that contains an embedded derivative that otherwise would require bifurcation, clarifies which interest-only strips and principal-only strips are not subject to the requirements of SFAS No. 133, establishes a requirement to evaluate interest in securitized financial assets to identify interests that are freestanding derivatives or that are hybrid financial instruments that contain an embedded derivative requiring bifurcation, clarifies that concentrations of credit risk in the form of subordination are not embedded derivatives, and amends SFAS No. 140 to eliminate the prohibition on the qualifying special-purpose entity from holding a derivative financial instrument that pertains to a beneficial interest other than another derivative financial instrument.  SFAS 155 is effective for all financial instruments acquired or issued after the beginning of the Company’s first fiscal year that begins after September 15, 2006.  Management believes that this statement will not have a significant impact on the Company’s consolidated financial statements.

In March 2006, the FASB issued SFAS 156 “Accounting for Servicing of Financial Assets”.  SFAS No. 156 amends SFAS No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities, with respect to the accounting for separately recognized servicing assets and servicing liabilities.  This statement: (1) requires an entity to recognize a servicing asset or servicing liability each time it undertakes an obligation to service a financial asset by entering into a servicing contract, (2) requires all separately recognized servicing assets and servicing liabilities to be initially measured at fair value, if practicable; (3) permits an entity to choose the ‘amortization method’ or ‘fair value measurement method’ for each class of separately recognized servicing assets and servicing liabilities; (4) at its initial adoption, permits a one-time reclassification of available-for-sale securities to trading securities by entities with recognized servicing rights, without calling into question the treatment of other available-for-sale securities under SFAS 115, provided that the available-for-sale securities are identified in some manner as offsetting the entity’s exposure to changes in fair value of servicing assets or servicing liabilities that a servicer elects to subsequently measure at fair value; and (5) requires separate presentation of servicing assets and servicing liabilities subsequently measured at fair value in the statement of financial position and additional disclosures for all separately recognized servicing assets and servicing liabilities.   SFAS No 156 is effective as of the beginning of the Company’s first fiscal year that begins after September 15, 2006.  Management believes that this statement will not have a significant impact on the Company’s consolidated financial statements.

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements.” This statement clarifies the definition of fair value, establishes a framework for measuring fair value and expands the disclosures on fair value measurements. SFAS No 157 is effective for fiscal years beginning after November 15, 2007. Management has not determined the effect, if any, the adoption of this statement will have on the Company’s consolidated financial statements.

In September 2006, the FASB issued SFAS No. 158, "Employers' Accounting for Defined Benefit Pension and Other Postretirement Plans−An amendment of FASB Statements No. 87, 88, 106, and 132(R)".  One objective of this standard is to make it easier for investors, employees, retirees and other parties to understand and assess an employer's financial position and its ability to fulfill the obligations under its benefit plans. SFAS No. 158 requires employers to fully recognize in their financial statements the obligations associated with single−employer defined benefit pension plans, retiree healthcare plans, and other postretirement plans.  SFAS No. 158 requires an employer to fully recognize in its statement of financial position the overfunded or underfunded status of a defined benefit postretirement plan (other than a multiemployer plan) as an asset or liability and to recognize changes in that funded status in the year in which the changes occur through comprehensive income.  This statement also requires an employer to measure the funded status of a plan as of the date of its year−end statement of financial position, with limited exceptions.  SFAS No. 158 requires an entity to recognize as a component of other comprehensive income, net of tax, the gains or losses and prior service costs or credits that arise during the period but are not recognized as components of net periodic benefit cost pursuant to SFAS No. 87.  This statement requires an entity to disclose in the notes to financial statements additional information about certain effects on net periodic benefit cost for the next fiscal year that arise from delayed recognition of the gains or losses, prior service costs or credits, and transition asset or obligation.  The Company is required to initially recognize the funded status of a defined benefit postretirement plan and to provide the required disclosures for fiscal years ending after December 15, 2006.  Management believes that this statement will not have a significant impact on the Company’s consolidated financial statements.

FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes, an interpretation of FASB Statement No.109.” Interpretation No. 48 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return.  Benefits from tax positions should be recognized in the financial statements only when it is more likely than not that the tax position will be sustained upon examination by the appropriate taxing authority that would have full knowledge of all relevant information.  The amount of tax benefits to be recognized for a tax position that meets the more-likely-than-not recognition threshold is measured as the largest amount of benefit that is greater than fifty percent likely of being realized upon ultimate settlement.  Tax benefits relating to tax positions that previously failed to meet the more-likely-than-not recognition threshold should be recognized in the first subsequent financial reporting period in which that threshold is met or certain other events have occurred.  Previously recognized tax benefits relating to tax positions that no longer meet the more-likely-than-not recognition threshold should be derecognized in the first subsequent financial reporting period in which that threshold is no longer met.  Interpretation No. 48 also provides guidance on the accounting for and disclosure of tax reserves for unrecognized tax benefits, interest and penalties and accounting in interim periods.  Interpretation No. 48 is effective for fiscal years beginning after December 15, 2006.  The change in net assets as a result of applying this pronouncement will be a change in accounting principle with the cumulative effect of the change required to be treated as an adjustment to the opening balance of retained earnings on January 1, 2007, except in certain cases involving uncertainties relating to income taxes in purchase business combinations.  In such instances, the impact of the adoption of Interpretation No. 48 will result in an adjustment to goodwill.  While the Company analysis of the impact of adopting Interpretation No. 48 is not yet complete, it does not currently anticipate it will have a material impact on the Company’s consolidated financial statements.

In September 2006, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 108, “Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements,” (“SAB 108”),which provides interpretive guidance on the consideration of the effects of prior year misstatements in quantifying current year misstatements for the purpose of a materiality assessment.  The Company adopted SAB 108 in the fourth quarter of 2006 with no impact on its consolidated financial statements.

In December 2006, the FASB issued FASB Staff Position (“FSP”) EITF 00-19-2, Accounting for Registration Payment Arrangements.  EITF 00-19-2 addresses an issuer's accounting for registration payment arrangements.  This FSP specifies that the contingent obligation to make future payments or otherwise transfer consideration under a registration payment arrangement, whether issued as a separate agreement or included as a provision of a financial instrument or other agreement, should be separately recognized and measured in accordance with FASB Statement No. 5, “Accounting for Contingencies.”  The guidance in EITF 00-19-2 amends FASB Statements No. 133, “Accounting for Derivative Instruments and Hedging Activities,” and No. 150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity,” and FASB Interpretation No. 45, “Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others”, to include scope exceptions for registration payment arrangements.  EITF 00-19-2further clarifies that a financial instrument subject to a registration payment arrangement should be accounted for in accordance with other applicable generally accepted accounting principles (GAAP) without regard to the contingent obligation to transfer consideration pursuant to the registration payment arrangement.   EITF 00-19-2 is effective for fiscal year beginning after December 15, 2006.  The Company has determined that this FSP will not have an impact on its December 31, 2006 financial statements.

NOTE 3 – ACQUISITIONS

Universal Guardian Systems, Ltd.

On October 7, 2005 the Company’s ISR Systems subsidiary acquired all the issued and outstanding common stock of UG Systems (then known as MeiDa Information Technology, Ltd.) from its stockholders pursuant to a Share Exchange Agreement and Plan of Reorganization entered into on August 31, 2005.  Pursuant to the terms of that agreement, the Company paid UG Systems’ shareholders a total of 2,272,727 Universal Holdings common shares, payable in two tranches, 1,000,000 shares delivered at the closing on October 7, 2005, and the balance delivered on January 30, 2006.  The fair market value of the common shares issued in this transaction was $3,000,000 in the aggregate, or $1.32 per share, based on the volume average weighted price (“VAWP”) of the Company’s common shares on the OTCBB for the 15 days preceding the entering into of the agreement.  For the transaction to be legally binding in Hong Kong, the Company was required to file and pay a stamp duty tax for the transfer of UG Systems shares to the Company.  As a result the Company did not issue the initial 1,000,000 shares that were to be issued on October 7, 2005.  The stamp duty tax was filed and paid in January 2006 at which time the transaction closed, the UG Systems shares were transferred to the Company and the 2,272,727 shares of the Company were issued to the former UG Systems shareholders.  This transaction has been accounted for by the purchase method of accounting; accordingly, the purchase price has been allocated to the assets acquired and liabilities assumed based on the estimated fair values at the date of acquisition.  The Company had not completed this transaction until 2006, but has effectively controlled UG Systems since October 7, 2005. Therefore, from the period from October 7, 2005 to January 1, 2006, the Company has accounted for UG Systems as a variable interest entity.

The fair value of the assets acquired and liabilities assumed and allocation of the purchase price is summarized as follows:

Cash	$ 240
Property and equipment	5,435
Intellectual property	3,263,085
Accounts payable	(108,101)
Other current liabilities	(160,659)
Purchase price	$ 3,000,000

NOTE 4 – PROPERTY AND EQUIPMENT

The cost of property and equipment at December 31, 2006 consisted of the following:

Machinery and equipment	$ 607,580
Armored vehicles	946,973
Office equipment	698,639
2,253,192
Less accumulated depreciation	(1,002,982)
$ 1,250,210

Depreciation expense for the years ended December 31, 2006 and 2005 was $522,603 and $420,794, respectively.

NOTE 5 – RELATED PARTY TRANSACTIONS

Accrued Expenses – Related Party

Accrued expenses – related party consist of amounts due directors and management of the Company’s Universal Guardian Services PTE, Ltd and ISR Systems subsidiaries.

Due From Officer

Due From Officer at December 31, 2006 of $75,343 consists of an over-reimbursement of travel expenses to the Company’s CEO.  The over-reimbursement was discovered subsequent to December 31, 2006 and the officer made arrangements to repay this amount immediately following the discovery of the overpayment.

NOTE 6 – CONVERTIBLE DEBENTURES

On January 14, 2005, as part of a single transaction, the Company sold short-term convertible debentures in the amount of $250,000 to The Hunter Fund Ltd. (“Hunter Fund”), $150,000 to IKZA Holding Corp. (“IKZA”) and $100,000 to Loman International SA (“Loman”).  The Company was obligated to pay the aggregate $500,000 in principal on the debentures, together with interest accrued thereon at the annualized rate of 24%, in cash to the debenture holders on June 30, 2005.  This amount was paid in full on February 8, 2005.

As additional consideration for the purchase of the debenture, the Company also granted to Hunter Fund, IKZA and Loman common share purchase warrants entitling them to purchase 125,000, 75,000 and 50,000 common shares, respectively, at the price of $2 per share.  These warrants lapse if unexercised by January 14, 2010.  In accordance with EITF 00-27, the Company first determined the value of the debenture and the fair value of the detachable warrants issued in connection with this debenture.  The estimated value of the warrants of $519,937 was determined using the Black-Scholes option pricing model and the following assumptions:  term of 5 years, a risk free interest rate of 3.5%, a dividend yield of 0% and volatility of 342%.  The face amount of the debenture of $500,000 was proportionately allocated to the debenture and the warrants in the amounts of $245,113 and $254,887, respectively.  The value of the debenture was then allocated between the debenture and the beneficial conversion feature, which amounted to $0 and $245,113, respectively.  The combined total discount was $500,000 and was being amortized over the term of the debenture. The entire debenture was repaid in February 2005 and the entire discount was charged to financing cost in the first quarter of 2005.

The aforesaid private placement was effected through Hunter World Markets, Inc. (“Hunter”), as placement agent.  Under the terms of the placement agency agreement, Hunter was paid $40,000 in cash and issued common share purchase warrants entitling it to purchase 250,000 restricted common shares at $2 per share that were valued at $519,937.  These warrants were valued using the Black-Scholes option pricing model using the following assumptions:  term of 5 years, a risk-free interest rate of 3.5%, a dividend yield of 0% and volatility of 342%.  The value of these warrants was charged to financing costs during the first quarter of 2005.  In addition, the Company agreed to reduce the exercise price on 625,000 common share warrants previously issued to Hunter in May 2004 from $1.50 to $1 per share, and on an additional 625,000 common share warrants previously issued at that time from $2 to $1.25 per share.  In the event the volume average weighted price for the common shares exceeds $5 per share five consecutive days, the exercise prices will revert to that originally agreed upon.  The Company recognized an expense of $12,516 related to the re-pricing of these warrants during the year ended December 31, 2005.

On December 4 and 8, 2006, the Company sold a total of $5,000,000 of convertible debentures to a total of 43 accredited investors in a $2 million-$5 million minimum-maximum private placement facilitated through the Maxim Group, LLC (“Maxim Group”), an NASD member Broker Dealer.  Interest on outstanding principal of the debentures accrues at the rate of 6% per annum (increased to 12% for so long as the company is in default under the terms of the debenture), and payable quarterly commencing March 31, 2007.  Outstanding principal on the debentures is payable 24 months from the closing date, subject to acceleration in the event of certain defaults or breaches of continuing covenants.  The holders of the debentures may convert unpaid principal on the debentures into common shares at the rate of $0.65 per share, equal to 80% of the VWAP for the Company’s common shares for the ten trading day period prior to the first closing.  Universal Holdings may also elect to pay interest in common shares in lieu of cash at a conversion rate equal to 80% of the VWAP for the Company’s common shares for the ten trading day period preceding the interest payment date.  As additional consideration for the purchase of the debenture, Universal Holdings also granted to the debenture holder stock purchase warrants entitling them to purchase a total of 3,846,159 common shares at the price of $0.81 per share, or 125% of the conversion price for the debenture.  These warrants contain cashless exercise provisions in the event the underlying shares are not registered with the SEC and lapse if unexercised five years from the closing date.  In the case of certain non-exempt issuances of securities below the conversion and exercise prices for the debenture and warrants, the holders of those securities will also entitled to full-ratchet anti-dilution protection for a period of one year, and standard weighted-average anti-dilution protection thereafter. As compensation for acting as placement agent for the offering, the Company agreed to pay Maxim Group a cash placement fee equal to 8% of the gross proceeds from the offering.  The Company further agreed to grant Maxim Group a five-year stock purchase warrant, exercisable at $0.65 per share, entitling it to purchase 769,231 common shares at $0.65 per share.  Maxim Group subsequently assigned this warrant to its principal member, Maxim Partners LLC.  The Company also agreed to pay Maxim Group a non-accountable expense allowance equal to 3% of the gross proceeds from the offering, and to reimburse Maxim Group for its expenses and legal fees incurred in connection with this offering, but not to exceed $15,000.

The warrants and conversion feature in the above transaction are not considered derivative instruments that need to be bifurcated from the original security since the convertible debentures have a floor on the conversion price which means the Company can determine the maximum shares that could be issued upon conversion.  Therefore, in accordance with EITF 00-27, the Company first determined the value of the debenture and the fair value of the detachable warrants issued in connection with this debenture.  The estimated value of the warrants of $2,223,827 was determined using the Black-Scholes option pricing model and the following assumptions:  term of 5 years, a risk free interest rate of 4.5%, a dividend yield of 0% and volatility of 96%.  The face amount of the debenture of $5,000,000 was proportionately allocated to the debenture and the warrants in the amounts of $3,461,228 and $1,538,772, respectively.  The value of the debenture was then allocated between the debenture and the beneficial conversion feature, which amounted to $928,225 and $2,533,003, respectively.  The combined total discount is $4,071,775 and is being amortized over the term of the debenture. During the year ended December 31, 2006, the Company amortized a total of $143,024 of this discount as other expense in the accompanying consolidated statements of operations.

The aforesaid private placement was effected through Maxim Group, as placement agent.  Under the terms of the placement agency agreement, Maxim Group was paid $550,000 in cash and issued to grant Maxim Group a five-year stock purchase warrant, exercisable at $0.65 per share, entitling it to purchase 769,231 common shares at $0.65 per share that were value at $444,762.  These warrants were valued using the Black-Scholes option pricing model using the following assumptions:  term of 5 years, a risk-free interest rate of 4.5%, a dividend yield of 0% and volatility of 96%.  In addition, the Company also paid $22,837 in costs associated with this offering.  The total offering cost of $1,017,599 have been capitalized as debt issue costs in the accompanying consolidated balance sheet and are being amortized to interest expense over the term of the debentures.  During the year ended December 31, 2006, the Company amortized $35,983 of the debt issue costs into interest expense.

The Company is obligated to register the common stock underlying the conversion of these convertible debentures and the exercise of the warrants under a registration rights agreement.  The Company is required to file a registration statement within 30 days of the closing date and the registration statement is to be declared effective by the SEC with 90 days of the closing date (120 days if the registration statement is reviewed by the SEC).  Failure to file the registration statement or have it declared effective by the SEC will result in a penalty of 1% of the outstanding principal amount of the convertible debenture for each 30 day period the Company is not in compliance with the registration rights agreement.  The Company electronically submitted the registration statement with the SEC on January 15, 2007, which was reviewed by the SEC.  The filing of the registration statement was not within the initial 30 days following the closing; however, due to an additional funding of $1,000,000 in January 2007, the Company obtained an extension to this initial deadline to January 15, 2007.  The Company expects the registration statement to be declared effective within 120 days of the closing date; and therefore; will not incur any penalties under the registration rights agreement.  In accordance with FSP EITF 00-19-2, upon the closing of this transaction the Company did not believe it was probable that a registration penalty will be incurred; therefore, the Company did not factor in a registration penalty in the allocation of the proceeds of the convertible debenture.  As of December 31, 2006 the Company continues to expect the registration statement to be declared effective within 120 days of the closing date, and therefore will not incur any penalties under the registration rights agreement.  In accordance with FSP EITF 00-19-2, the Company has not recorded a registration rights penalty to earnings as of December 31, 2006.

The carrying amount of the convertible debentures at December 31, 2006 is as follows:

Face amount of convertible debentures	$ 5,000,000
Discount related to warrants	(1,538,772)
Discount related to conversion feature	(2,533,003)
Amortization of discounts during the year ended December 31, 2006	143,024
Carrying amount at December 31, 2006	$ 1,071,249

NOTE 7 – STOCKHOLDERS’ EQUITY

Series ‘A’ Convertible Preferred Stock

At December 31, 2006, the Company had 600 series ‘A’ convertible preferred shares outstanding.

The series ‘A’ preferred shares carry a 7% cumulative dividend, and are convertible into common shares at the Company’s discretion if its common shares trading at $120 per share ($6 per share pre-split) for five consecutive days.  The series ‘A’ preferred shares are non-voting, carry no redemption rights, and carry a $300,000 liquidation preference, in additional to the payment of cumulative dividends.  As of December 31, 2006, there was $148,750 of dividends in arrears with respect to these shares.

These shares were originally issued in or about December 1999 to Triple Tree, an affiliate of Terra Listed, Ltd.  In connection with that purchase, the Company purchased 4,100 shares of Triple Tree.  Based upon corporate minutes accompanying the transaction, the Company has the right to convert the 600 series ‘A’ preferred shares outstanding into eight common shares pursuant based an $80 per share conversion rate.  The Company also believes that Triple Tree may owe the Company up to $200,000 in connection with a put right and guarantee provided by Triple Tree to the Company in connection with Triple Tree shares purchased by the Company.  The Company reserves its rights to cancel some or all of the series ‘A’ preferred shares and the dividends accrued to date on those shares in connection with Triple Tree’s obligation.

Series ‘B’ Convertible Preferred Stock

At December 31, 2006, the Company had no series ‘B’ convertible preferred shares outstanding.

On August 17, 2005, as part of a single private placement, the Company sold (1) 4,250 unregistered shares of series ‘B’ convertible preferred stock to Monarch Pointe Fund, Ltd. (“Monarch”) for the sum of $425,000, and (2) 1,000 unregistered shares of series ‘B’ convertible preferred stock to Mercator Momentum Fund III, LP (“Mercator Fund III”) for the sum of $100,000.  The 5,250 series ‘B’ preferred shares were convertible at the option of the holders into a total of 480,505 common shares in the ordinary course of conversion, or 533,862 common shares in the event of a default with respect to the Company’s obligations under the subscription agreement governing the sale of those shares.

The series ‘B’ preferred shares carried a $525,000 liquidation preference, are entitled to participate with the Company’s common shares with respect to dividends on an “as-if” converted basis The series ‘B’ preferred shares were non-voting, did not accrue dividends (other than the aforesaid right to participate with common shares), and carry no redemption rights.

The holders of the series ‘B’ preferred shares also had certain contractual rights separate from those inherent to those shares.  Specifically, under the terms of the subscription agreement, the Company was prohibited from using the proceeds of this transaction for payment of any dividends or other sums to holders of series ‘A’ preferred shares, or from reducing or retiring any insider note or convertible debt held by an officer or director of the Company.  The Company was also prohibited from entering into any debt or equity financing without the prior written approval of Monarch and Mercator Fund III until the common shares underlying the series ‘B’ preferred shares are registered.  The Company was also obligated to afford Monarch and Mercator Fund III a right of first refusal with respect to any capital raising financing (as opposed to joint ventures, acquisitions, compensatory or other non-capital raising financings) in which the Company sells debt or equity securities for cash until the earlier of August 17, 2006 or the conversion of the series ‘B’ preferred shares.

As part of the transaction, the Company paid to Mercator Advisory Group, LLC (“MAG”), as investment advisor for the purchasers, the sum of $12,000 in cash to cover due diligence and legal fees.  The issuance of the series ‘B’ preferred stock was convertible into shares of common stock at a rate of $1.09 per share which resulted in the recognition of a beneficial conversion feature at the date of the series ‘B’ shares were issued.  The Company calculated the beneficial conversion feature to be $99,657 which has been recorded directly to accumulated deficit.

On April 18, 2006, the holders of the series ‘B’ preferred shares converted all of those shares into 480,505 common shares.

Common Stock

For The Year Ended December 31, 2006

In January 2006, the Company issued 2,272,727 shares of common stock in connection with the acquisition of UG Systems.  The value of these shares was $3,000,000.

In February 2006, the Company issued 28,894 shares of common stock for payment of legal and consulting services valued at $31,041.

In February 2006, Paulson Investment Company, Inc. exercised its share purchase warrant to purchase 1,420,000 common shares at $0.50 per share, resulting in gross proceeds to the Company of $710,000.

On April 20, 2006, the board of directors approved the grant of common share purchase options to various employees entitling them to purchase a total of 1,205,000 common shares at the price of $1.09 per share.  Certain of these options vest on December 31, 2006, and lapse to the extent not exercised on April 20, 2011, whereas others vest on December 31, 2006, and lapse to the extent not exercised on April 20, 2016.

On May 9, 2006, the Company issued 72,168 shares of common stock for payment of legal and consulting services valued at $66,681.

On May 12, 2006, the Company granted to Mr. Clifford Roth’s firm, The Wells-Roth Group, as compensation for Mr. Clifford Roth joining the Company’s board of advisors, a common share purchase option entitling it to purchase 100,000 restricted common shares at the exercise price of $0.95 per share.  One-half of these options vest on each of the first and second anniversaries of the grant date, respectively.  These options lapse to the extent unexercised on May 11, 2011.  These options were valued at $89,210 using the Black-Scholes option pricing model using the following assumptions: term of 5 years, a risk-free interest rate of 4.5%, a dividend yield of 0% and volatility of 163%.  The value of these options is being amortized to expenses over the two year vesting period of the options.

On May 24, 2006, the Company granted to Messrs. Mel R. Brashears and Michael D. Bozarth, in their capacity as directors of Universal Holdings, common share purchase options entitling each of them to purchase 300,000 restricted common shares at the exercise price of $0.84 per share.  These options vested on December 31, 2006, and lapse to the extent unexercised on May 24, 2016.

On May 24, 2006, the Company granted to Messrs. Michael J. Skellern and Mark V. Asdourian, in their capacity as executive officers of Universal Holdings, common share purchase options entitling each of them to purchase 300,000 restricted common shares at the exercise price of $0.84 per share.  These options vested on September 8, 2006, and lapse to the extent unexercised on May 24, 2016.

On June 1, 2006, the Company granted to Rear Admiral Stephen Johnson’s firm SBS Consulting, Inc., as compensation for Rear Admiral Johnson providing services as director of strategic development, a common share purchase option entitling it to purchase 100,000 restricted common shares at the exercise price of $0.83 per share.  One-half of these options vest on each of the first and second anniversaries of the grant date, respectively.  These options lapse to the extent unexercised on May 31, 2011.    These options were valued at $77,942 using the Black-Scholes option pricing model using the following assumptions: term of 5 years, a risk-free interest rate of 4.5%, a dividend yield of 0% and volatility of 163%.  The value of these options is being amortized to expenses over the two year vesting period of the warrant.

On June 10, 2006, the Company granted to an employee, a common share purchase option entitling him to purchase 100,000 restricted common shares at the exercise price of $0.90 per share.  One-third of these options vest on the first through third anniversaries of the grant date, respectively.  These options lapse to the extent unexercised on June 10, 2011.

On June 11, 2006, the Company issued a total of 175,745 shares of common stock for payment of a legal settlement valued at $159,928.

On June 20, 2006, the Company closed a private placement pursuant to which it sold (1) a total of 5,333,351 common shares, and (2) five-year stock purchase warrants entitling the holders to purchase a total of 2,666,681 common shares at $ 1.12½ per share, to forty accredited investors in consideration of gross cash proceeds of $4,000,000.  As part of that transaction, the Company paid the following compensation to Paulson Investment Company, Inc., as placement agent for the offering:  (1) cash compensation in the amount of $400,000, representing 10% of the gross proceeds of the offering; (2) a non-accountable expense allowance in the amount of $120,000, representing 3% of the gross proceeds of the offering; and (3) a five-year placement agent warrant entitling Paulson to purchase a total of 266,669 units at the price of $1.50 per unit, each unit comprised of two common shares and a five-year stock purchase warrant entitling Paulson to purchase one common share at $1.12½ per share.  The Company may accelerate the term of the aforesaid stock purchase warrants in the event that the fair market value of the common shares equals or exceeds $1.50 for five consecutive trading days.  In any such event, the holder of the warrant will have thirty days from notice to exercise the warrant.

On June 12, 2006, the Company granted to Mr. Keith Winsell, in his capacity as Vice President of Marketing pursuant to the terms of his employment agreement, a common share purchase option entitling him to purchase 100,000 restricted common shares at the exercise price of $0.90 per share. One-third of these options vest on the first through third anniversaries of the grant date, respectively.  These options lapse to the extent unexercised on June 12, 2011.

On June 9, 2006, the Company granted to Mr. Kenneth A. Merchant, as an inducement for joining its board of directors, a common share purchase option entitling him to purchase 300,000 restricted common shares at the exercise price of $0.84 per share, reflecting the fair market value of the shares as of the date of the Company’s offer for Mr. Merchant to join the board.  These options vested on December 31, 2006, and lapse to the extent unexercised on June 22, 2016.

On June 9, 2006, the Company granted to Mr. Kenneth A. Merchant, as an inducement for chairing the audit committee of its board of directors, a common share purchase option entitling him to purchase 100,000 restricted common shares at the exercise price of $0.90 per share, reflecting the fair market value of the shares as of the date of Mr. Merchant formally joining the board.  These options were fully vested upon grant, and lapse to the extent unexercised on June 22, 2016.

On August 21, 2006, the Company granted to Mr. Randall A. Jones, in his capacity as Chief Financial Officer pursuant to the terms of his employment agreement, a common share purchase option entitling him to purchase 300,000 restricted common shares at the exercise price of $0.90 per share. One-third of these options vest on the first through third anniversaries of the grant date, respectively.  These options lapse to the extent unexercised on August 21, 2011.  In December 2006, Mr. Jones was terminated as the Company’s Chief Financial Officer and these options were canceled.

On August 21, 2006, the Company granted to Mr. Michael J. Skellern, in his capacity as an executive officer of Universal Holdings, a common share purchase option entitling him to purchase 200,000 restricted common shares at the exercise price of $0.90 per share, reflecting the fair market value of the shares as of the date of grant.  These options vest on September 8, 2006, and lapse to the extent unexercised on August 28, 2016.

On September 13, 2006, the Company issued 27,777 shares of common stock for payment of consulting services valued at $25,000.

In November, 2006 the Company issued 26,666 shares of common stock as partial payment of outstanding invoices for the production of its infomercial that will begin television broadcast in early December 2006 valued at $21,333.

In December 2006, the Company issued a total of 10,000 shares of common stock for payment of services valued at $7,500.

In December 2006, the Company issued a total of 250,000 shares of common stock for payment of a legal settlement  valued at $195,000.

On December 14, 2006, the Company granted to Rocco Diina, as compensation for joining the board of advisors, a common share purchase option entitling him to purchase 100,000 restricted common shares at the exercise price of $0.79 per share.  One-half of these options vest on each of the first and second anniversaries of the grant date, respectively.  These options lapse to the extent unexercised on December 14, 2011.    These options were valued at $55,551 using the Black-Scholes option pricing model using the following assumptions: term of 5 years, a risk-free interest rate of 4.5%, a dividend yield of 0% and volatility of 96%.  The value of these options is being amortized to expenses over the two year vesting period of the warrant.

For The Year Ended December 31, 2005

On January 4, 2005, as part of a single transaction, the Company sold 100,000 restricted common shares to Mr. Michael Weiss in a private placement for cash for total gross proceeds of $100,000.  As part of that transaction, the Company issued to Mr. Weiss fully vested common share purchase warrants entitling him to purchase, through January 4, 2010, 25,000 common shares at $2 per share and an additional 25,000 shares at $2.50 per share.

In January 2005, the Company granted to a consultant as compensation for providing legal services in connection with regulatory and other approvals relating to the marketing of the Company’s products, fully vested common shares purchase options entitling him to purchase 100,000 shares of common stock at the exercise price of $1.60 per share that were valued at $159,942.  These options vest in equal amounts at the end of the first through twelfth month of the provision of services by the consultant.  These options expire January 11, 2010.  These warrants were valued using the Black-Scholes option pricing model using the following assumptions: term of 5 years, a risk-free interest rate of 3.5%, a dividend yield of 0% and volatility of 317%.  The value of these warrants was being amortized into expense over the twelve month period of the contract.

On February 7, 2005, as part of a single private placement, the Company sold (1) a total of 1,884,375 common shares together with common share purchase warrants entitling the holder to purchase 753,750 restricted common shares to Monarch Pointe Fund, Ltd. (“Monarch”) for the sum of $3,015,000, and (2) a total of 928,125 common shares together with common share purchase warrants entitling the holder to purchase 371,250 restricted common shares to Mercator Momentum Fund, LP (“Mercator Fund”) for the sum of $1,485,000. As part of that transaction, the Company paid to Mercator Advisory Group, LLC (“MAG”), as investment advisor agent, the sum of $265,000 in cash for due diligence and legal fees and common share purchase warrants entitling it to purchase 281,250 restricted common shares.  One-half of the aforesaid warrants issued to Monarch, Mercator Fund and MAG are exercisable at $2.40 per share, while the balance are exercisable at $2 per share.  These warrants lapse if unexercised on February 7, 2008.

In April 2005, the Company granted to a consultant as compensation for providing accounting and financial related services common shares purchase options entitling him to purchase 100,000 shares of common stock at the exercise price of $1.40 per share that were valued at $99,759.  These options vest quarterly in equal amounts over a two year period.  These options expire April 28, 2010.  These options were valued using the Black-Scholes option pricing model using the following assumptions: term of 2 years, a risk-free interest rate of 4.2%, a dividend yield of 0% and volatility of 147%.  The value of these options is being amortized into expense over the twenty-four month vesting period.

On April 1, 2005, the Company cancelled 51,908 unissued shares of common stock previously reserved for issuance to the prior shareholders of ISR Systems in payment of the $20,000 purchase price for their shares in ISR Systems as a result of the election by those shareholders of their right to require payment in cash in lieu of Company shares.

On August 28, 2005, the Company issued 18,519 shares of common stock with a value of $25,000 in settlement of litigation.

In August 2005, the Company granted to two consultants as compensation for providing investor relation services common shares purchase options entitling them to purchase an aggregate of 800,000 shares of common stock at exercise prices ranging from $1.35 to $1.85 per share.  These options expire in August 2007.  These options were valued at $1,007,216 using the Black-Scholes option pricing model using the following assumptions:  term of 2 years, a risk-free interest rate of 4.5%, a dividend yield of 0% and volatility of 341%.  The value of these options is being amortized into expense over the term of the consulting agreement.

On September 9, 2005, the Company issued 50,000 shares of common stock upon the exercise of common share purchase options.

On October 6, 2005, the Company sold 100,000 shares of common stock to Mr. Michael D. Bozarth, a director, for gross proceeds of $99,000, representing a 10% discount to market.

On December 14, 2005, the Company sold 1,420,000 unregistered common shares to Paulson Investment Company, Inc. in a private placement for cash for total gross proceeds of $710,000.  As part of that transaction, the Company issued to Paulson Investment Company fully vested common share purchase warrants entitling it to purchase 1,420,000 common shares at $0.50 per share.  These warrants were exercised in February 2006.

During the year ended December 30, 2005, the Company issued 199,926 common shares to consultants and professionals for services valued at $251,856.  During that year, the Company also issued 1,622,205 common shares upon the exercise of options and warrants:  50,000 shares for which the exercise price was paid for by services valued at $62,500; 1,143,905 shares upon the cashless exercise of 1,385,000 options and warrant shares; and 428,300 shares for $284,638 in cash.

Also during the year ended December 31, 2005, holders of the UGC series ‘A’ preferred shares converted 12,817 of those shares into 12,817 common shares of the Company.

Series ‘A’ Preferred Stock of Subsidiary - Universal Guardian Corporation

At December 31, 2005, Guardian Corporation had 18,714 UGC series ‘A’ preferred shares outstanding.  This has been presented on the accompanying financial statements in a manner similar to minority interest.

Description of Stock Plans

Universal Guardian Holdings, Inc. 2005 Stock Incentive Plan

On September 1, 2005, the Company’s board of directors adopted, and on October 6, 2005 the Company’s shareholders ratified, the Universal Guardian Holdings, Inc. 2005 Stock Incentive Plan (the “2005 Plan”).  The purpose of the plan is to provide the company with a shareholder-approved vehicle to attract, retain and motivate employees, directors and non-employee consultants upon whose judgment, initiative and effort the successful conduct of the Company’s business will be largely dependent, and to align their interests with those of shareholders by providing incentive compensation opportunities tied to the performance of the Company’s common shares and by promoting increased ownership in the Company’s common shares by such persons.  The 2005 Plan was adopted with the intent to replace the 2002 Plan and 2003 Plan described below.

Under the 2005 Plan, a total of 10,000,000 common shares will be available for issuance through the grant of a variety of common share-based awards under the plan.  Types of awards that may be granted under the 2005 Plan include stock awards, restricted stock awards and non-qualified and incentive stock options.  As of December 31, 2006, there were 3,580,000 common shares reserved for issuance and outstanding but unexercised common share purchase options under the 2005 Plan and 6,169,132 shares available for issuance.

Universal Guardian Holdings, Inc. 2002 Stock Compensation Program

On September 19, 2002, the Company’s board of directors and shareholders adopted the Universal Guardian Holdings, Inc. 2002 Stock Compensation Program, formerly known as the Hollywood Partners.com 2002 Stock Compensation Program (the “2002 Stock Program”), pursuant to which a total of 10,000,000 common shares were initially made available for issuance.  Effective as of October 6, 2005, as a result of the adoption of the 2005 Plan by the Company’s shareholders, no further grants will be made under the 2002 Stock Program.

Universal Guardian Holdings, Inc. 2003 Incentive Equity Stock Plan

On April 21, 2003, the Company’s board of directors adopted the Universal Guardian Holdings, Inc. 2003 Incentive Equity Stock Plan (the “2003 Stock Plan”), pursuant to which a total of 10,000,000 common shares were initially made available for issuance.  As a result of the adoption of the 2005 Plan by the Company’s shareholders on October 6, 2005, no further grants will be made under the 2003 Stock Plan.

Stand-Alone Compensatory Grants

From time to time the Company’s board of directors grants common share purchase options or warrants to selected directors, officers, employees, consultants and advisors in payment of goods or services provided by such persons on a stand-alone basis outside of any of the Company’s formal stock plans.  The terms of these grants are individually negotiated.  As of December 31, 2006, there were a total of 9,857,120 shares reserved for issuance under various outstanding but unexercised compensatory common share purchase options granted on a stand-alone basis.

Summary Of Options Granted to Directors, Officers and Employees

The following table summarizes compensatory options granted to directors, officers and other employees for the periods or as of the dates indicated, both under the aforesaid stock plans and in the form of free-standing grants:

	Options Granted	Weighted Average Exercise Price
Balance, December 31, 2004	8,900,000	$ 0.59
Exercised	(1,640,000)	$ 0.34
Cancelled	(1,700,000)	$ 0.72
Granted	2,200,000	$ 1.01
Balance, December 31, 2005	7,760,000	$ 0.73
Exercised	—	$ —
Cancelled	(555,000)	$ 0.78
Granted	3,550,000	$ 0.95
Balance, December 31, 2006	10,755,000	$ 0.80
Exercisable, December 31, 2006	10,049,999	$ 0.78

The weighted average remaining contractual life of compensatory options outstanding for directors, officers and employees is 4.91 years at December 31, 2006.  The intrinsic value of the outstanding options at December 31, 2006 was $1,398,000.  The exercise price for compensatory options outstanding for directors, officers and employees at December 31, 2006 were as follows:

Number of Options	Exercise Price
300,000	$0.01
1,000,000	$0.12
2,550,000	$0.47 - $0.54
465,000	$0.75 - $0.79
3,215,000	$0.84 – $1.02
2,950,000	$1.09 - $1.20
275,000	$1.50 – $10.00
10,755,000

For compensatory options granted to directors, officers and employees during the year ended December 31, 2006 where the exercise price equaled the stock price at the date of the grant, the weighted-average fair value of such options was $0.89 and the weighted-average exercise price of such options was $0.95.  No options were granted during the year ended December 31, 2006, where the exercise price was less than the stock price at the date of the grant or the exercise price was greater than the stock price at the date of grant.

For compensatory options granted to directors, officers and employees during the year ended December 31, 2005 where the exercise price equaled the stock price at the date of the grant, the weighted-average fair value of such options was $1.08 and the weighted-average exercise price of such options was $1.02.  No options were granted during the year ended December 31, 2005, where the exercise price was less than the stock price at the date of the grant or the exercise price was greater than the stock price at the date of grant.

Summary of Warrants Granted

The following table summarizes warrants granted for the periods or as of the dates indicated, including both compensatory options/warrants (referred to herein as warrants) granted to consultants under the aforesaid stock plans and in the form of free-standing grants as well as non-compensatory warrants sold or granted.

	Warrants	Weighted Average Exercise Price
Balance, December 31, 2004	3,187,862	$ 1.41
Exercised	(223,300)	$ 0.94
Cancelled	(325,000)	$ 2.90
Granted	4,376,250	$ 1.45

Balance, December 31, 2005	7,015,812	$ 1.27
Exercised	(1,420,000)	$ 0.50
Cancelled	(702,062)	$ 0.98
Granted	8,382,076	$ 0.92
Balance, December 31, 2006	13,275,826	$ 1.15
Exercisable, December 31, 2006	13,275,826	$ 1.15

The weighted average remaining contractual life of the common share purchase warrants outstanding is 3.88 years at December 31, 2006.   The intrinsic value of the outstanding warrants at December 31, 2006 was $328,000.  The exercise price for common share purchase warrants outstanding at December 31, 2006 were as follows:

Number of Warrants	Exercise Price
300,000	$0.19
400,000	$0.35
5,348,726	$0.75 – $0.83
3,845,850	$0.95 – $1.25
3,381,250	$1.35 – $2.50
13,275,826

During the years ended December 31, 2006 and 2005, the Company issued a total of 300,000 and 1,000,000 common share purchase warrants to a consultant for services valued at $490,513 and $1,266,917, respectively.

NOTE 8 – INCOME TAXES

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial statement purposes and the amounts used for income tax purposes. Significant components of the Company’s deferred tax liabilities and assets as of December 31, 2006 are as follows:

	United States	Foreign
Deferred tax assets:
Net operating loss carryforward	$ 6,759,462	$ —
Stock compensation	1,275,937	—
Accrued vacation	20,398	—
Less valuation allowance	(8,055,797)	—

Deferred tax liabilities -	-	-
Net deferred tax liability	$ —	$ -

The Components of deferred income tax expense (benefit) are as follows:

United States
	December 31, 2006	December 31, 2005
Accrued legal	$ -	$ -
Accrued salaries and related benefits	(3,470)	24,280
Stock compensation	(1,275,937)	—
Allowance for bad debts	—	—
Inventory reserve	—	—
Net operating loss carryforward	(2,360,732)	(2,440,116)
Increase in valuation allowance	3,640,139	2,415,836
Income tax expense	$ —	$ —

Foreign
	December 31, 2006	December 31, 2005
Accelerated capitol allowance	$ -	$ 37,633
Income tax reclaimable in UK	(67,109)	-
Net operating loss carryforward	-	41,312
	(67,109)	78,945
Current year tax payable	(98,398)	123,659
Income tax (benefit) expense	$ (165,507)	$ 202,604

Following is a reconciliation of the amount of income tax expense (benefit) that would result from applying the statutory federal income tax rates to pre-tax income and the reported amount of income tax expense (benefit):

	United States		Foreign
	December 31, 2006	December 31, 2005	December 31, 2006	December 31, 2005
Tax benefit (expense) at federal statutory rates	$ (3,131,316)	$ (2,195,160)	$ 496,438	$ 557,410
Income exempt from tax earned in certain countries	—	—	(346,495)	—
Accrued officer salary	—	7,575	—	—
Accrued vacation	17,338	6,814	—	—
Depreciation	—	—	-	107,834
Meals and entertainment	7,254	3,074	—	—
Financing costs	—	367,191	—	—
Other non deductible expenses	—	—	-	152,287
Registration penalty expense	—	15,300	—	—
Capitol allowances	—	—	(149,943)	(109,225)
Stock based compensation	1,100,102	88,298	—	—
Tax loss utilized	—	—	(98,398)	(510,452)
Foreign tax	—	—	(67,109)	—
Other	—	—	-	4,750
Increase in valuation allowance	2,006,622	1,706,908	—	—
Income tax expense	$ —	$ —	$ (165,507)	$ 202,604

At December 31, 2006, the Company has provided a valuation allowance for the United States deferred tax assets since management has not been able to determine that the realization of that asset is more likely than not.  The net change in valuation allowance for the years ended December 31, 2006 and 2005 was an increase of $3,640,139 and $1,888,750, respectively.  United States net operating loss carryforwards of approximately $16,900,000 expire starting in 2016.

NOTE 9 – COMMITMENTS AND CONTINGENCIES

Leases

The Company currently leases its corporate office space located in Newport Beach, California under a non-cancelable operating lease that expires on July 31, 2007.  The Company’s Universal Guardian Services PTE, Ltd  subsidiary currently leases its principal executive offices located in Singapore.  This lease agreement expires on May 31, 2008.

Future minimum lease payments under non-cancelable operating leases with initial or remaining terms of one year or more are as follows:

Operating Leases
Year ending December 31,
2007	$ 143,146
2008	40,356
$ 183,502

Litigation

On July 5, 2005, the Company’s Secure Risks subsidiary received a demand from solicitors for Mr. John Chase, a former Secure Risks employee, claiming that the termination of Mr. Chase’s employment breached the terms of his written employment agreement.  By reason of this alleged breach, the plaintiff claims he is entitled to statutory damages under English law as well as contract damages for the full term of the agreement.  It is the Company’s position the termination of the plaintiff’s employment conformed with the terms and conditions of his employment agreement and did not constitute a breach.  Secure Risks retained a UK solicitor who responded to the plaintiff’s demand.  The plaintiff then filed a claim with the Employment Tribunal, an administrative agency which hears labor disputes in England and Wales.  Secure Risks filed a timely response to the plaintiff’s claims.  On September 21, 2006, the Employment Tribunal convened a pre-hearing review and case management conference.  The Tribunal concluded that Mr. Chase was entitled to the governing unfair dismissal statutes and set the matter for a full hearing on March 7, 2007.

On January 11, 2005, the Company received a cease and desist letter from Pepperball Technologies, Inc. claiming that its prospective manufacture of frangible projectiles for the Python (now named Riot Defender) Projectile Launcher infringes on Pepperball’s patents, and further claiming that the prior President of the Company’s UG Products subsidiary, Mr. Dennis M. Cole, who was previously employed by Pepperball, violated his at will employment agreement by providing the Company with alleged trade secrets.  The frangible projectiles that will be manufactured by the Company are protected by a patent originally issued to the U.S. Navy on November 14, 2000 (U.S. Patent No. 6,145,441).  The U.S. Navy granted Guardian Corporation the exclusive right to sell and market projectiles using this patented technology for the life of the patent pursuant to an agreement dated November 19, 2002.  In January, 2004, Guardian Corporation renewed its exclusive license to the U.S. Navy’s patent for 14 years.  The Company has received non-infringement opinions from patent counsel confirming that the Company’s manufacture and sale of the frangible projectiles will not infringe upon Pepperball’s intellectual property rights.  To date, the Company has yet to sell any frangible projectiles which undermines any claims of damages which may be asserted by Pepperball.  On January 28, 2005 the Company responded to Pepperball’s correspondence and is prepared to vigorously defend its claims if necessary.  In reply, Pepperball is demanding that the Company provide it with exemplars of the Company’s products so that they may make an independent determination as to whether the design of the frangible projectiles infringes on their patents.  The Company is taking the matter under advisement.

The Company is involved in certain legal proceedings and claims that arise in the normal course of business.  Management does not believe that the outcome of these matters will have a material adverse effect on the Company’s financial position or results of operations.

Settlements

On June 3, 2004, the Company’s Guardian Corporation subsidiary entered into a stipulated settlement with its former landlord, AC Pacific View, whereby Guardian Corporation agreed to pay the sum of $200,000 to AC Pacific View on or before December 31, 2004 in full satisfaction of all of Guardian Corporation’s obligations arising under a terminated lease.  In the event payment was not made by that date, AC Pacific View would be entitled to enter judgment against Guardian Corporation for the sum of $200,000, less any amounts paid.   Guardian Corporation has not paid this amount to date, and is insolvent but for the potential recovery of damages in connection with the termination of Guardian Corporation’s subcontract with Northern NEF. AC Pacific View has noticed Guardian Corporation’s default under the stipulation but has yet to enter judgment, and Guardian Corporation is presently negotiating an extension of time in respect to the entry of judgment.  Management does not believe that the judgment, if filed by AC Pacific View, will be enforceable against Universal Holdings or any other subsidiary of Universal Holdings other than Guardian Corporation.

On March 30, 2006, the Company entered into a settlement agreement with MAG Capital, LLC (“MAG”) and its affiliates settling all claims relating to its purported failure to give MAG a right of first refusal in connection with the Company’s December 2005 private placement with Paulson Investment Company, Inc.  Under that agreement, the Company issued 175,745 common shares valued at $159,928 to MAG and its affiliates, and has accrued for reimbursement $5,000 for attorney’s fees.  In consideration for this issuance, MAG and its affiliates released and waived all of its rights of first refusal with respect to the Company’s offering of any securities at $0.70 or more.

On December 27, 2006, the Company entered into a Settlement Agreement and Mutual General Release with The Kaplan Group in respect to the complaint that was filed in the Los Angeles County Superior Court against Universal Holdings and Michael J. Skellern entitled “H. Seth Kaplan, Plaintiff v. Universal Guardian Holdings, Inc.; and Michael Skellern, Defendants”.  In addition to resolving that action, the Settlement Agreement included the separate claims made by Mr. Kaplan for the conveyance of 250,000 common shares purportedly earned as a finder’s fee upon the appointment of Mr. Michael Stannard to the Company’s board of directors pursuant to an alleged independent promise made by the company.  In consideration and exchange for a full and complete release of the Company, its subsidiaries as well as all of its officers and directors which release includes a waiver of the rights afforded under California’s Civil Code section 1542, Universal Holdings agreed to issue to The Kaplan Group 250,000 registered shares of the Company’s common stock valued at $195,000 which may be sold in three equal tranches every thirty days commencing January 2, 2007.  The Company issued the shares in January, 2007.

Other Commitments

Mr. Michael J. Skellern is currently employed as President and Chief Executive Officer of the Company pursuant to the terms of an executive employment agreement entered into effective October 1, 2004.  The essential terms of the employment agreement are as follows:

•

Mr. Skellern is employed under the agreement for an initial five-year initial term.  After the initial term, the agreement renews automatically for successive three-year terms, unless either Mr. Skellern or the Company provides at least one months notice prior to the expiration of the pending term of their election not to renew.

•

Mr. Skellern’ compensation under the agreement consists of an initial base salary of $296,570 per year, subject to annual increases as determined by the Company’s board of directors, but at least 15% on each anniversary date.  As of December 31, 2006, Mr. Skellern’s annual salary was $392,000.

•

Mr. Skellern is entitled to an automobile allowance of not less than $975 per month.

•

The Company is required to pay the insurance premium for a $2,000,000 life insurance policy on Mr. Skellern for the benefit of his family.

Mr. Bruce M. Braes is employed as Managing Director of Secure Risks under a service agreement with that company dated June 17, 2004.  The service agreement has an initial term of three years, although it is terminable by either party upon 90 days prior notice following the first anniversary date of the agreement.  The essential terms of the service agreement are as follows:

•

Mr. Braes is entitled to annual compensation of £100,000 per year.

•

Mr. Braes is entitled to be paid a discretionary bonus as determined by Secure Risks’ board of directors.  Currently, Mr. Braes participates with the other employees of Secure Risks in a bonus pool.

Mr. Herbert P. Goertz is employed as President of ISR System under an executive employment agreement with that company dated October 17, 2005.  The essential terms of the employment agreement are as follows:

•

Mr. Goertz is employed under the agreement for an initial 42 month initial term.  After the initial term, the agreement renews automatically for successive one-year terms, unless either Mr. Goertz or the Company provides at least one months’ notice prior to the expiration of the pending term of their election not to renew.

•

Mr. Goertz’s compensation under the agreement consists of an initial base salary of $198,000 per year, subject to annual increases as determined by the Company.

•

Mr. Goertz is entitled to an automobile allowance of not less than $650 per month.

•

Mr. Goertz will also be entitled to share, with other employees of ISR Systems and its subsidiary, in a cash and option bonus plan to be established based upon gross margin and revenue targets.

Future commitments for salary agreements as disclosed in detail above consist of the following as of December 31, 2006:

2007	$ 670,000
2008	648,800
2009	567,920

NOTE 10 – SUBSEQUENT EVENTS

On January 2, 2007, the Company granted to Mr. Kevin F. Pickard, as an inducement for acting as the Company’s Interim Chief Financial Officer, a common share purchase option entitling him to purchase 100,000 restricted Universal Holding common shares at the price of $0.75 per share, reflecting the fair market value of the shares as of the date of grant.  These options vest in four equal quarterly tranches commencing April 2, 2007, and lapse to the extent unexercised on January 2, 2012.

On January 11, 2007, the Company sold a total of $1,000,000 of convertible debentures to two accredited investors in a placement facilitated through the Maxim Group.  Interest on outstanding principal of the debentures accrues at the rate of 6% per annum (increased to 12% for so long as the Company is in default under the terms of the debenture), and payable quarterly commencing March 31, 2007.  Outstanding principal on the debentures is payable 24 months from the closing date, subject to acceleration in the event of certain defaults or breaches of continuing covenants. The holders of the debentures may convert unpaid principal on the debentures into common shares at the rate of $0.65 per share, equal to 80% of the VWAP for the Company’s common shares for the ten trading day period prior to the first closing.  Universal Holdings may also elect to pay interest in common shares in lieu of cash at a conversion rate equal to 80% of the VWAP for the Company’s common shares for the ten trading day period preceding the interest payment date.  As additional consideration for the purchase of the debenture, Universal Holdings also granted to the debenture holder stock purchase warrants entitling them to purchase a total of 769,230 common shares at the price of $0.81 per share, or 125% of the conversion price for the debenture.  These warrants contain cashless exercise provisions in the event the underlying shares are not registered with the SEC, and lapse if unexercised five years from the closing date.  In the case of certain non-exempt issuances of securities below the conversion and exercise prices for the debenture and warrants, the holders of those securities will also entitled to full-ratchet anti-dilution protection for a period of one year, and standard weighted-average anti-dilution protection thereafter. As compensation for acting as placement agent for the offering, the Company agreed to pay Maxim Group a cash placement fee equal to 8% of the gross proceeds from the offering.  The Company further agreed to grant Maxim Group a five-year stock purchase warrant, exercisable at $0.65 per share, entitling it to purchase 153,846 common shares at $0.65 per share.  Maxim Group subsequently assigned this warrant to its principal member, Maxim Partners LLC.  The Company also agreed to pay Maxim Group a non-accountable expense allowance equal to 3% of the gross proceeds from the offering, and to reimburse Maxim Group for its expenses and legal fees incurred in connection with this offering, but not to exceed $15,000.

On February 8, 2007, Universal Holdings received correspondence from U.S. counsel representing Mr. John Chase, a former Secure Risks shareholder and employee, demanding, among other things, that Universal Holdings release from escrow 615,224 Universal Holdings common shares initially issued to Mr. Chase in exchange for his Secure Risks shares in connection with Universal Holdings’ acquisition of Secure Risks in June 2004, and further demanding that Universal Holdings issue an opinion letter approving the sale of a portion of these shares under SEC Rule 144, and threatening litigation should Universal Holdings fail to promptly comply with the aforesaid demands.  Shortly before receiving this demand letter, Universal Holdings received a copy of an application to the High Court of Chancery in the United Kingdom from an English law firm seeking the functional equivalent of the issuance of a subpoena duces tecum to Secure Risks on behalf of The Ackerman Group  The application was being made in connection with a lawsuit filed by The Ackerman Group against Mr. Chase, a number of other individuals as well as TAG24, Ltd., a company acquired by Secure Risks from Mr. Chase immediately before Universal Holdings acquisition of Secure Risks in contemplation and as part of that transaction.  In the lawsuit, The Ackerman Group alleges that Mr. Chase was formerly employed by The Ackerman Group, and that he formed TAG24 while so employed and used assets misappropriated from The Ackerman Group to start his new operation.  The Ackerman Group is suing Mr. Chase and TAG24 for misappropriation of company assets, including clients and customers.  These appear to be the part of the assets that Mr. Chase sold to Secure Risks as part of the series of transactions whereby Universal Holdings acquired Secure Risks.

Universal Holdings and Secure Risks are not named as defendants in The Ackerman Group’s lawsuit, and have not to date been threatened with litigation by The Ackerman Group.  Nevertheless, it is possible that should The Ackerman Group prevail, the consideration received by Mr. Chase in exchange for the assets he allegedly misappropriated from The Ackerman Group may be subject to levy in an enforcement action under a variety of legal and equitable theories, including constructive trust.  In order to avoid any liability for Universal Holdings or Secure Risks as being complicit in any transfer of such assets during the pendency of such litigation, Universal Holdings has notified Mr. Chase that the company will not release any of such shares from escrow or otherwise permit any of such shares to be sold under Rule 144 or otherwise transferred during the pendency of such litigation.  It is also possible that The Ackerman Group could assert claims against Secure Risks as TAG 24’s successor, which would result in equitable rights of offset against Mr. Chase.  The events also appear to violate representations and covenants personally given by Mr. Chase in connection with the transaction whereby Universal Holdings acquired Secure Risks.  Mr. Chase has not, to date, responded to Universal Holdings notification of its decision not to release the shares from escrow or to allow a transfer of the shares.  We are currently in the process of determining whether to proceed with an action to rescind the issuance of shares to Mr. Chase on the grounds of fraud.

On March 7, 2007, the Company’s Secure Risks subsidiary entered into a compromise agreement settling the employment agreement termination claim originally made by Mr. Chase on July 5, 2005 for the amount of £16,750.  All claims relating to Secure Risks as described above were excluded from such settlement.